Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PRECISION HEALING INC.,

United Wound and Skin Solutions, LLC,

Sanara Medtech Inc.,

PH MERGER SUB I, INC.,

PH MERGER SUB II, LLC,

AND

FURNEAUX CAPITAL HOLDCO, LLC (DBA BLUEIO)

AS THE SECURITYHOLDERS’ REPRESENTATIVE

DATED AS OF APRIL 1, 2022

INDEX OF EXHIBITS

Exhibit A	Form of Written Consent

Exhibit B	Form of Securityholder Joinder Agreement

Exhibit C	Form of First Merger Certificate of Merger

Exhibit D	Information Statement

Exhibit E	Calculation of Contingent Payment

INDEX OF SCHEDULES

Schedule 3	Company Disclosure Schedule

Schedule 5.1	Maintenance of Business

Schedule 5.6	Termination of Certain Agreements

Schedule 7.1(f)	Required Contract Consents

Schedule 7.1(o)	Delivery of Securityholder Joinder Agreements

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (as amended, modified or supplemented from time to time pursuant to the terms hereof, this “Agreement”) is made as of April 1, 2022, by and among Precision Healing Inc., a Delaware corporation (the “Company”), United Wound and Skin Solutions, LLC, a Delaware limited liability company (“Buyer”), Sanara MedTech Inc., a Texas corporation (“Parent”), PH Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), PH Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs,” and together with Parent and Buyer, each a “Buyer Party,” and collectively, the “Buyer Parties”) and Furneaux Capital Holdco, LLC (d/b/a BlueIO), solely in its capacity as the representative of the Company Securityholders (the “Securityholders’ Representative”).

RECITALS

A. WHEREAS, each of the Buyer Parties and the Company intend to effect a business combination through a merger of Merger Sub I with and into the Company, with the Company being the surviving entity and becoming a wholly-owned subsidiary of Buyer (the “First Merger”) and as part of the same overall transaction the surviving entity of the First Merger will merge with and into Merger Sub II, an entity disregarded as separate from Buyer for U.S. federal and applicable state and local income Tax purposes, with Merger Sub II being the surviving entity (the “Second Merger,” and together with the First Merger, the “Mergers”), in each case, on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

B. WHEREAS, the Board of Directors of the Company has (i) unanimously adopted a resolution approving this Agreement and the transactions contemplated hereby, including the Mergers, and declaring their advisability and fairness to the Company Stockholders and that such transactions are in the best interests of the Company Stockholders, and (ii) resolved to recommend that the Company Stockholders approve and adopt this Agreement, the Mergers and the other transactions contemplated hereby (the “Contemplated Transactions”);

C. WHEREAS, the Parties intend, by executing this Agreement, that the Mergers be treated as integrated steps in a single transaction contemplated by this Agreement and will together qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code and that this Agreement will be, and is, adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g);

D. WHEREAS, as a condition and a material inducement to the Buyer Parties to enter into this Agreement, immediately following the execution of this Agreement (but in no event later than 24 hours thereafter), the Company shall deliver to the Buyer Parties a complete and correct copy of (i) a written consent in the form attached hereto as Exhibit A (the “Written Consent”) that has been duly executed and delivered by the Company Stockholders constituting the Stockholder Approval (as defined herein), and (ii) Securityholder Joinder Agreements that have been executed and delivered by each such consenting holder, including the Company Stockholders constituting the Stockholder Approval;

E. WHEREAS, prior to the Effective Time, among other things, the Company shall seek to obtain a Securityholder Joinder Agreement from all Company Securityholders and, as applicable, a Written Consent from all Company Stockholders that have not executed and delivered the same within 24 hours after the execution of this Agreement;

F. WHEREAS, the respective Board of Directors (or its equivalent) of each Buyer Party has approved and adopted this Agreement and the Contemplated Transactions; and

G. WHEREAS, the Company and each Buyer Party desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing premises and respective representations, warranties, covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement, intending to be legally bound, hereby agree as follows:

Section 1. DEFINITIONS.

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“2020 Stock Plan” means the Company’s 2020 Stock Option and Grant Plan, as amended, supplemented, or modified from time to time.

“Accounting Principles” means the accounting policies, principles, practices and methodologies of the Company used in the preparation of the Financial Statements, consistently applied in accordance with the Company’s past practices, which practices are not inconsistent with GAAP.

“Additional Consideration Fully Diluted Share Amount” means, as of immediately prior to the First Merger Effective Time, the sum of the following (without double-counting): (a) the aggregate number of shares of (i) Company Common Stock and (ii) Company Preferred Stock on an as-converted basis, in each case, that are issued and outstanding as of immediately prior to the First Merger Effective Time (excluding, for the avoidance of doubt, the shares of Company Capital Stock held by Buyer), (b) the number of shares of Company Capital Stock issuable upon exercise, conversion or exchange of all securities issued and outstanding as of immediately prior to the First Merger Effective Time that are exercisable, convertible and/or exchangeable for shares of Company Capital Stock, including all Company Options and Company Warrants (excluding, for the avoidance of doubt, the shares of Company Capital Stock held by Buyer and the Company Options reserved or available for future grant and not subject to any outstanding options under the 2020 Stock Plan), and (c) all rights to purchase Company Common Stock to be issued under the 2020 Stock Option Plan for a fixed price per share of Company Common Stock that were promised to be granted to (i) Robert Brik pursuant to that certain offer letter dated May 21, 2021, (ii) Mel McCurrie pursuant to that certain offer letter dated September 17, 2021, and (iii) Michael DeLuca pursuant to that certain offer letter dated January 31, 2022 (such promised options, collectively, the “Promised Options”); provided, however, that, notwithstanding anything herein to the contrary, to the extent a holder of Company Options and/or Promised Options is no longer employed by the Company at the time the Additional Per Share Consideration is due and payable pursuant to Section 2.6, Section 2.9(a) and Exhibit E, the Company Options and/or Promised Options held by such individual shall be excluded in their entirety from “Additional Consideration Fully Diluted Share Amount” and such individual shall not be entitled to any payment of the applicable Additional Per Share Consideration.

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“Additional Per Share Consideration” means, (a) with respect to each share of Company Capital Stock, Option Exercise Shares, and Warrant Exercise Shares held by a Non-Participating Holder (for clarity, excluding Buyer) immediately prior to the First Merger Effective Time, the amount of cash equal to such Non-Participating Holder’s portion of the Contingent Payment or Accelerated Amount, as applicable, (in each case, net of the Offset Reserve, net of the Contingent Payment Threshold Amount, and net of any Development Expenses Excess applicable to the relevant Measured Product as provided in Exhibit E), if any, on an Additional Consideration Fully Diluted Share Amount basis, calculated pursuant to Section 2.6, Section 2.9(a) and Exhibit E, (b) with respect to each share of Company Capital Stock, Option Exercise Shares, and Warrant Exercise Shares held by a Participating Holder (for clarity, excluding Buyer) immediately prior to the First Merger Effective Time, at the option of Parent, such amount of cash or the number of shares of Parent Common Stock (rounded down to the nearest whole share), or a combination of the foregoing, equal to such Participating Holder’s portion of the Contingent Payment or Accelerated Amount, as applicable (in each case, net of the Offset Reserve, net of the Contingent Payment Threshold Amount, and net of any Development Expenses Excess applicable to the relevant Measured Product as provided in Exhibit E), on an Additional Consideration Fully Diluted Share Amount basis, calculated pursuant to Section 2.6, Section 2.9(a) and Exhibit E (provided, that Parent may only make payments in Parent Common Stock if Parent deems it reasonably advisable in order to preserve the tax-free nature of the Mergers under Section 368(a)(1)(A), or to the extent that, at the time the payment is made, (i) the Parent Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, and (ii) Parent has made all filings it is required to make under the Exchange Act during the prior twelve months; provided, further that, in no event, unless a different percentage is agreed upon by Parent and the Securityholders’ Representative to ensure that the Continuity Of Interest requirement set forth under Treasury Regulations Section 1.368-1(e) is satisfied, will less than 39% of the Additional Per Share Consideration payable to Participating Holders in respect of Company Capital Stock be in the form of Parent Common Stock (determined using the Parent Share Price)); (c) with respect to each share of Company Capital Stock, Option Exercise Shares, and Warrant Exercise Shares held by a Non-Participating Holder (for clarity, excluding Buyer) immediately prior to the First Merger Effective Time, the cash to be released from the Offset Reserve, if any, pursuant to Section 2.9(b) to such Non-Participating Holder on an Additional Consideration Fully Diluted Share Amount basis, and (d) with respect to each share of Company Capital Stock, Option Exercise Shares, and Warrant Exercise Shares held by a Participating Holder (for clarity, excluding Buyer) immediately prior to the First Merger Effective Time, any non-transferable contingent right to the number of shares of Parent Common Stock (rounded down to the nearest whole share) to be released from the Offset Reserve to such Participating Holder on an Additional Consideration Fully Diluted Share Amount basis, pursuant to Section 2.9(b) (provided, that Parent may only make payments in Parent Common Stock if Parent deems it reasonably advisable in order to preserve the tax-free nature of the Mergers under Section 368(a)(1)(A), or to the extent that, at the time the payment is made, (i) the Parent Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, and (ii) Parent has made all filings it is required to make under the Exchange Act during the prior twelve months; provided, further, that, in no event, unless a different percentage is agreed upon by Parent and the Securityholders’ Representative to ensure that the Continuity Of Interest requirement set forth under Treasury Regulations Section 1.368-1(e) is satisfied, will less than 39% of the Additional Per Share Consideration payable to Participating Holders in respect of Company Capital Stock be in the form of Parent Common Stock (determined using the Parent Share Price), in each case of clauses (a) through (d), in accordance with the Spreadsheet. For purposes of the Additional Per Share Consideration only, the value of the Parent Common Stock shall mean the greater of (i) the Parent Share Price, and (ii) the fair market value of the Parent Common Stock based on the average historical closing per share price of Parent Common Stock for the 20-day period prior to the date such Additional Per Share Consideration is due and payable pursuant to Section 2.6, Section 2.9(a) and Exhibit E (the “Additional Consideration Parent Share Price”).

“Adjustment Amount” means (i) Closing Indebtedness plus (ii) the Closing Transaction Expenses in excess of $100,000.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise; provided, that none of the Buyer Parties shall be deemed to be an Affiliate of the Company except as expressly provided herein.

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“Aggregate Consideration” means an amount equal to (i) $10,879,312, minus (ii) the Expense Fund Amount, minus (iii) the Adjustment Amount.

“Aggregate Exercise Price” means the sum of (i) the aggregate exercise price of all shares of Capital Stock subject to Company Warrants and (ii) the aggregate exercise price of all shares of Capital Stock subject to Company Options, in each case, as of immediately prior to the First Merger Effective Time.

“Aggregate Per Share Closing Consideration” means an amount equal to the quotient of (i) the sum of (a) the Aggregate Consideration plus (b) the Aggregate Exercise Price, divided by (ii) the Fully Diluted Share Amount.

“Alternative Transaction” means any transaction or series of transactions (other than the Mergers and the Contemplated Transactions) involving: (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (A) the Company is a constituent corporation or is otherwise involved, (B) a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 5% of the outstanding securities of any class of voting securities of the Company, or (C) the Company issues securities representing more than 5% of the outstanding securities of any class of voting securities of the Company; (ii) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 10% or more of the net revenues, net income or assets of the Company; or (iii) any liquidation or dissolution of the Company.

“Ancillary Agreements” means each of the Letters of Transmittal, the Exchange Agent Agreement, and the Securityholder Joinder Agreements.

“Base Indemnity Period” means eighteen (18) months following the Closing Date.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of Delaware are closed.

“Buyer Fundamental Representations” means the representations and warranties of the Buyer Parties set forth in Section 4.1 (Organization and Corporate Power), Section 4.2 (Authorization of Transactions), Section 4.3 (Non-Contravention), Section 4.4 (Share Capital), Section 4.5 (Brokerage), and Section 4.7 (Parent SEC Documents) (other than Section 4.7(b) and Section 4.7(d)) (in each case, as qualified by the Disclosure Schedule).

“Buyer Parties’ Fraud” means any fraud, willful breach or intentional misrepresentation by any Buyer Party.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act of 2020, as in effect from time to time, together with all amendments thereto and all regulations and guidance issued by any Governmental Authority with respect thereto, any executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020 and Notice 2020-65) and subsequent Law intended to address the consequences of COVID-19, including Health and Economic Recovery Omnibus Emergency Solution Act, and any analogous or similar provisions under applicable Law.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time prior to the Closing Date, and any rules or regulations promulgated thereunder.

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“Charter Documents” means, with respect to an entity, the (a) articles of association, certificate of association, certificate of incorporation, certificate of formation, articles of organization, or certificate of limited partnership, (b) bylaws, limited liability company agreement, or limited partnership agreement, and (c) other equivalent or similar organizational documents.

“Closing Indebtedness” means the aggregate amount of all Indebtedness of the Company as of the First Merger Effective Time.

“Closing Transaction Expenses” means the aggregate amount of all Company Transaction Expenses as of the First Merger Effective Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock, taken together.

“Company Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company Employee Program” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, equity-based plans, phantom equity, retention plans, profit sharing plans bonus or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control or similar plans, programs or arrangements, supplemental income arrangements, vacation plans, health or medical benefits, death benefits, disability benefits, supplemental unemployment benefits, post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) and all other employee benefit plans, agreements, contracts or arrangements, not otherwise described in (A) above; and (C) plans, agreements, contracts or arrangements providing compensation to employees, independent contractors and non-employee directors, in each case which the Company sponsors, contributes to, or provides benefits under or through, or has any obligation to contribute to or provide benefits under or through, or if such plan provides benefits to or otherwise covers any current or former employee, officer, independent contractor or director of the Company (or their spouses, dependents, or beneficiaries) or with respect to which the Company has or may have any Liability (contingent or otherwise, including by reason of being an ERISA Affiliate).

“Company Fraud” means any fraud, willful breach, intentional misrepresentation, or criminal acts by the Company.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.1 (Organization and Corporate Power), Section 3.2 (Authorization of Transactions), subclause (ii) of Section 3.4 (Non-Contravention), Section 3.5 (Capitalization), and Section 3.27 (Brokerage) of this Agreement (in each case, as qualified by the Disclosure Schedule).

“Company Intellectual Property Assets” means all Intellectual Property Assets owned or purported to be owned by the Company or used or held for use by the Company or that was developed by or for the Company. “Company Intellectual Property Assets” includes, without limitation, the Company IP Products, Company Patents, Company Marks, and Company Copyrights.

“Company IT Systems” means all computer and information technology systems, platforms and networks owned, licensed, leased or used by the Company, including software, hardware, data, databases, data processing or management, record keeping, communication, telecommunication, computerized, automated or other similar systems, platforms and networks, and documentation relating to any of the foregoing.

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“Company Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”) that, individually or in the aggregate, has had, has or would reasonably be expected to have, or give rise to, a material adverse effect on: (i) the business, assets, condition (financial or otherwise), capitalization, liabilities, or results of operations of the Company, taken as a whole, or (ii) the ability of the Company to consummate the Mergers or any of the other Contemplated Transactions or to perform any of its material obligations under this Agreement or the Ancillary Agreements; provided, however, that the term “Company Material Adverse Effect” will not include any Effect that is or results from any of the following: (A) changes in general business or economic conditions (including interest rates and the availability of debt financing), and events or conditions generally affecting the industries in which the Company operates (provided, however, that such Effects do not affect the Company disproportionately as compared to the Company’s competitors), (B) changes in applicable Laws or interpretations thereof by any Governmental Authority, (C) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index) (provided, however, that such Effects do not affect the Company disproportionately as compared to the Company’s competitors), (D) changes in GAAP, (E) national or international political or social conditions (including the engagement by the United States or any other country in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war) (provided, however, that such Effects do not affect the Company disproportionately as compared to the Company’s competitors), (F) any act of terrorism or other attack on the United States or any of their citizens, personnel, territories, possessions, diplomatic or consular offices, military installations or equipment (provided, however, that such Effects do not affect the Company disproportionately as compared to the Company’s competitors), (G) any national emergency (whether or not declared), act of God, natural disaster, pandemic (including, without limitation, the COVID-19 Pandemic), epidemic, public health emergency, quarantine, curfew, rationing, hurricane, tornado, flood, fire, severe weather conditions, uprising, protest, boycott or civil disobedience (provided, however, that such Effects do not affect the Company disproportionately as compared to the Company’s competitors), (H) the failure by the Company or its Subsidiaries to meet financial or other projections (it being understood that this clause (H) shall not prevent a determination that any Effect underlying any such change or failure, as applicable, has resulted in a Company Material Adverse Effect, to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect), (I) any acts or omissions expressly required or permitted by the terms or conditions of this Agreement or taken (or failed to be taken, as applicable) at the express written request or with the written consent of Parent or Buyer or the failure to take any action expressly prohibited by this Agreement or applicable Law, or (J) the negotiation, execution, announcement, pendency, or performance of this Agreement, any Ancillary Agreement, or the Contemplated Transactions.

“Company Options” means all options (whether or not vested or exercisable) to purchase Company Capital Stock, whether granted under the 2020 Stock Plan or otherwise reserved, available for future grant and not subject to any outstanding options under the 2020 Stock Plan.

“Company Preferred Stock” means the Series Seed Preferred Stock, the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series A-2 Preferred Stock of the Company.

“Company Representative” means a Representative of the Company.

“Company Securityholder” means any Company Stockholder, any holder of Company Warrants or any holder of Company Options, in each case, as of immediately prior to the First Merger Effective Time or, with respect to any time before the First Merger Effective Time, any Person that would be a Company Securityholder if the First Merger Effective Time were to occur at such time (provided, however, that, for purposes of this Agreement, “Company Securityholder” shall include the Buyer with respect to (i) Section 3.5(c), and (ii) Section 3.10(e)).

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“Company Securityholder Claim” means an indemnification claim against a Company Securityholder for any Loss arising under Section 8.2(c).

“Company Stockholder” means any holder of Company Common Stock or Company Preferred Stock as of the First Merger Effective Time or, with respect to any time before the First Merger Effective Time, any Person that would hold Company Common Stock or Company Preferred Stock if the First Merger Effective Time were to occur at such time (provided, however, that, for purposes of this Agreement, “Company Stockholder” shall not include the Buyer, except as provided in (i) recitals B and E of this Agreement, (ii) Section 2.6(b), (iii) Section 3.3, (iv) Section 3.32, (v) Section 5.2, (vi) Section 5.7, and (vii) Section 5.12).

“Company Transaction Expenses” means the sum of (i) the collective amount payable by the Company and/or any of its Subsidiaries for any and all out-of-pocket costs, payments, fees and expenses (in each case, whether or not accrued, accelerated, deferred, contingent or otherwise) incurred in connection with the Contemplated Transactions (or in connection with due diligence conducted in anticipation of a sale or in connection with any sale process or similar strategic transaction involving the Company (whether or not consummated)), including all fees and expenses for professional services rendered by Goodwin Procter LLP or any and all other attorneys’, accountants’, financial advisors’, finders’ or other professionals’ fees and expenses, (ii) any retention, severance, “stay,” sale, commission, change of control, transaction bonuses, deferred compensation or similar amounts payable to the Company’s current or former employees, Representatives, independent contractors or service providers that become payable by the Company (at any time) solely as a result of the consummation of the Contemplated Transactions, (iii) the Company’s portion of employment, payroll, and similar Taxes associated with compensatory payments that, in each case, become payable solely as a result of the consummation of the Contemplated Transactions, and (iv) the cost of the D&O Tail Insurance payable by the Company pursuant to Section 5.11.

“Company Warrants” means all warrants to purchase or otherwise acquire Company Capital Stock.

“Confidential Information” means the books, records, data and other documents and confidential information concerning the Company or its business and/or the products, services, customer development information (including customer and prospect lists), sales activities and procedures, promotional and marketing techniques, pricing, plans and strategies, financing, development and expansion plans and credit and financial data concerning customers and suppliers and other information of, or to the extent relating to, the Company or its business. All knowledge and information described in the immediately preceding sentence that is not in the public domain (unless such knowledge and information is in the public domain as a result of a breach of this or any other confidentiality agreement or similar obligation) shall be considered Confidential Information, provided, however, that “Confidential Information” shall not include such information that (A) is available to the public (other than as a result of a disclosure by in violation of the terms of this Agreement or the Confidentiality Agreement), (B) was disclosed to party by a third party not known to such party to be under any obligation to keep such information confidential, or (C) was independently developed by a party without reference to any Confidential Information.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, made as of May 1, 2020, between the Lumicell, Inc., in its capacity as predecessor-in-interest of the Company, and The Catalyst Group, Inc., an Affiliate of Parent.

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“Contract” means any contract, subcontract, agreement, understanding, arrangement, deed, mortgage, lease, license, sublicense, indenture, note, bond, loan, warranty, insurance policy, sales order, purchase order or other document or instrument (including any document or instrument evidencing any Indebtedness) to which or by which the Company is, or its respective assets or properties are, bound, or other legally binding undertakings of any nature, whether written or oral and whether express or implied, but excluding any Company Employee Program.

“COVID-19 Funds” means all grants, payments, distributions, funds, credits or refunds or other relief provided under the CARES Act, the Paycheck Protection Program Act, or any other program authorized by any Governmental Authority or Government Healthcare Program in response to COVID-19, or any other Law or program enacted, adopted or authorized in response to COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, “personal protective equipment,” shut down, closure, sequester, “return to work,” “reopening,” safety or similar law, regulation, policy, rule or order promulgated by any Governmental Authority, including but not limited to the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the COVID-19 Pandemic, solely to the extent that such COVID-19 Measures are binding upon the Company or the Company is otherwise legally required to comply therewith.

“COVID-19 Pandemic” means the SARS-Cov2 or COVID-19 pandemic, including any future resurgence or evolutions or mutations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics resulting therefrom.

“Disclosure Schedule,” “Disclosure Schedules” or “Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Company to the Buyer Parties in connection with this Agreement.

“Environmental Requirements” means any Laws related to protection of the environment, human health (with respect to exposure to materials in the environment), threatened or endangered species or environmentally sensitive areas. Environmental Law includes CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Exchange Agent” means Securities Transfer Corporation.

“Exchange Agent Agreement” means that certain Exchange Agent Agreement, dated as of the date hereof, by and among the Company, Parent and the Exchange Agent.

“Exchange Ratio” means an amount equal to (i) the Aggregate Per Share Closing Consideration, divided by (ii) the Parent Share Price.

“Expense Fund Amount” means One Hundred Thousand Dollars ($100,000).

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“Expense Fund Payment Amount” means, with respect to each Company Securityholder, an amount equal to the quotient of (i) the Expense Fund Proceeds divided by (ii) such Company Securityholder’s applicable Pro Rata Share.

“Fully Diluted Share Amount” means, as of immediately prior to the First Merger Effective Time, the sum of the following (without double-counting): (a) the aggregate number of shares of (i) Company Common Stock and (ii) Company Preferred Stock on an as-converted basis, in each case, that are issued and outstanding as of immediately prior to the First Merger Effective Time and (b) the number of shares of Company Capital Stock issuable upon exercise, conversion or exchange of all securities issued and outstanding as of immediately prior to the First Merger Effective Time that are exercisable, convertible and/or exchangeable for shares of Company Capital Stock, including all Company Options and Company Warrants.

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the periods involved.

“Government Healthcare Program” means any federal healthcare program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, state Medicaid programs, TRICARE and any similar or successor programs or plans, or any other federal, state or local Governmental Authority program that provides health benefits through insurance, or otherwise, which is funded in whole or in part, directly or indirectly, by any Governmental Authority.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) transnational, domestic or foreign federal, state, provincial or local government; (iii) governmental, self-regulatory or quasi-governmental authority of any nature and political subdivision thereof (including any governmental division, department, court or other tribunal, agency, commission, governor-in-council, cabinet, minister, instrumentality, organization, unit, body, entity, or official) or Taxing Authority under or for the account of any of the foregoing; or (iv) with respect to any specified Person, any arbitrator who has the authority to render a binding decision on such Person that may be enforced in a court of competent jurisdiction.

“Governmental Order” means any ruling, award, decision, ruling, injunction, judgment, stipulation, assessment, determination, order, writ, decree, subpoena, or similar action entered, issued or made by any Governmental Authority (whether temporary, preliminary or permanent).

“Hazardous Substances” means any pollutant, contaminant or any toxic, radioactive or otherwise hazardous substance or material, as such terms are defined in, identified pursuant to or regulated by any Environmental Law as well as any material regulated under Environmental Law because of its effect or potential effect on human health or the environment, including without limitation petroleum or any fraction thereof, asbestos or that class of substances referred to as per- and polyfluoroalkylated substances.

“Healthcare Laws” means all Laws regarding relating to the provision of healthcare items and services, patient care and human health and safety, including Laws relating to any Health Care Permit, the provision of healthcare services to enrollees of Third Party Payors, reporting and disclosure requirements to a Governmental Authority, fraud and abuse, patient inducements, patient referrals, anti-kickback, self-referral, fee-splitting, false claims, corporate practice of medicine, food and drugs, clinical research and studies, the submission of bills, claims or similar requests for payment, coding, coverage, reimbursement, and billing and collections, including without limitation, the federal civil False Claims Act (31 U.S.C. §§ 3729 et seq.); the federal Stark Law (42 U.S.C. § 13955nn); the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); the Federal Healthcare Fraud Law (18 U.S.C. § 1347); Medicare (Title XVIII of the Social Security Act); Medicaid (Title XIX of the Social Security Act); HIPAA; the Clinical Laboratory Improvement Act (42 U.S.C. § 263a, et seq.); the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301-399d); the 21st Century Cures Act; the CARES Act; the Families First Coronavirus Response Act; the CARES Act Provider Relief Fund; in each case, as amended; and any regulations promulgated pursuant to any of the foregoing statutes and comparable state Laws that address the subject matter of any of the foregoing.

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“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economics and Clinical Health Act, and implementing regulations relating thereto, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), and the Security Standards (45 C.F.R. Parts 160, 162 and 164) promulgated under the Administrative Simplification Standards (45 C.F.R. Parts 160, 162 and 164), as amended by the HIPAA Omnibus Rule.

“Indebtedness” means, with respect to any Person, any and all obligations and Liabilities of such Person (i) for borrowed money, loans or advances (including obligations issued or incurred in exchange or substitution for borrowed money), (ii) evidenced by notes, bonds, letter of credit, debentures, mortgage or similar instruments, or secured by a Lien on any asset or capital stock (or other equity interests) of such Person, (iii) for lease obligations or similar arrangements, which by their terms must be treated as capital leases (as determined in accordance with the Accounting Principles), (iv) in respect of amounts drawn under letters of credit and bankers’ acceptances or other obligations to repay deposits or other amounts advanced by and owing to third parties, (v) for the deferred purchase price or purchase price adjustment of property or services to such Person (including any deferred purchase price, however structured, for the acquisition by such Person of any assets, property, services, business or other Person), (vi) under interest rate, protection agreements and all with respect to derivatives, hedging, swaps, or similar transactions (valued at the termination value thereof), (vii) to repurchase securities issued or instruments made by the Person, (viii) any COVID-19 Funds, (ix) the Pre-Closing Tax Amount, (x) under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction and all obligations arising with respect to any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet (including any conditional sale or other title retention agreement with respect to property acquired by the Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to the repossession or sale of such party)), (xi) in the nature of guarantees of, or assurances to a creditor against, any indebtedness, obligation, claim, Liability, or loss of any other Person with respect to the obligations described in clauses (i) through (x) above of any other Person, and (xii) for clauses (i) through (xi) above, all accrued interest thereon, if any, and any termination fees, prepayment, discharge, or termination penalties, “breakage” costs or similar fees, penalties or payments associated with the repayments of any of the foregoing.

“Indemnified Taxes” means (a) any and all Taxes of the Company for any Pre-Closing Tax Period, including any and all Taxes imposed on the Company with respect to the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 5.9(c)(ii)), (b) any and all Taxes of any member of affiliated, consolidated, combined, or unity group of which the Company is or was a member on or prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, province, local or non-U.S. Law, (c) any liability for Taxes of another Person imposed on the Company as a transferee or successor, by contract or otherwise, or pursuant to any Law, rule or regulation, which Taxes relate to an event, agreement or transaction occurring on or before the Closing, (d) any Taxes of a Company Securityholder for which Buyer or the Company is liable by reason of any requirement to withhold, (e) any Liability for Transfer Taxes borne by the Company Securityholder pursuant to Section 5.9(a), and (e) any Taxes with respect to Pre-Closing Tax Periods that the Company has elected to defer pursuant to Section 2302 of the CARES Act or IRS Notice 2020-65 (or any similar provision of federal, state, local or non-U.S. Law); provided, that Indemnified Taxes (A) shall not include (x) any Taxes taken into account as Indebtedness or Company Transaction Expenses, if any, (y) any Taxes that are attributable to any breach by a Buyer Party or any of their respective Affiliates of any covenants under this Agreement or (z) any Taxes that are attributable to any action, event, or transaction taken by or at the direction of a Buyer Party or any of their respective Affiliates (including, after the Closing, the Company and its Subsidiaries) outside the Ordinary Course of Business after the Closing on the Closing Date and (B) for the avoidance of doubt, shall be calculated by taking into account all deductions, losses and credits (including net operating loss carryforwards) generated in Pre-Closing Tax Periods to the extent available to reduce the amount of the applicable Taxes.

10

“Indemnifying Party” means the party against whom indemnity is sought under Section 8.

“Initial Contingent Payment” means the amount (if any) due and payable to the Company Securityholders pursuant to Section 2.9(a) for the Measurement Period ended on December 31, 2022.

“Intellectual Property Assets” means any and all of the following, as they exist in any jurisdiction throughout the world: (A) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, packaging designs, slogans and Internet domain names, rights to social media accounts, and other indicia of source, origin or quality, together with all goodwill associated with any of the foregoing, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (C) copyrights in both published and unpublished works (including without limitation all compilations, databases and computer programs, manuals and other documentation and all derivatives, translations, adaptations and combinations of the above) and registrations and applications for registration of any of the foregoing (collectively, “Copyrights”); (D) know-how, trade secrets, confidential or proprietary information (including customer and supplier lists, customer and supplier records, pricing and cost information, reports, software development methodologies, technical information, proprietary business information, process technology, plans, drawings, blue prints, know-how, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), ideas, research in progress, algorithms, data, databases, data collections, designs, processes, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, testing procedures and testing results and business, financial, sales and marketing plans) and rights under applicable trade secret Law in the foregoing (collectively, “Trade Secrets”); (E) rights of publicity and privacy and data protection rights; and (F) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing.

“Key Employees” means W. David Lee, David Strasfeld, Ira Herman, Ryan Williams, Molly Carroll, Robert Brik, Mel McCurrie, and Michael DeLuca.

“knowledge,” “to the Company’s knowledge” and words and phrases of similar import mean the actual knowledge of W. David Lee and Alan Barber, in each case, after reasonable inquiry of the Company’s directors, managers and executive officers and all other directors, managers and executive officers having responsibility relating to the applicable matter.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Leased Real Property” means the real property leased, subleased or licensed by the Company as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by the Company, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property and other assets of every kind, nature and description of the Company located at or attached or appurtenant thereto and all easements, licenses, rights, options, privileges and appurtenances relating to any of the foregoing.

11

“Legal Proceeding” means any ongoing or threatened action, suit, litigation, arbitration, mediation, investigation, inquiry, hearing, audit, charge, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), examination, investigation, settlement, demand, or claim (including any counterclaim) conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Liability” means any debt, loss, damage, adverse claim, fine, penalty, duty, obligation, or liability of any nature (whether direct, indirect, known, unknown, contingent, absolute, conditional, disclosed, undisclosed, accrued, unaccrued, secured, unsecured, derivative, joint, several, secondary, determined, determinable, liquidated, unliquidated, due or to become due, and whether in contract, tort, strict liability, or otherwise).

“Licensed Provider” means any individual who is employed or engaged by the Company required by any Law to hold a Permit in order to perform the type of services that individual renders to or on behalf of the Company.

“Lien” means any mortgage, lien, pledge, charge, security interest, defect, exception, covenant, hypothecation, encumbrance, claim, infringement, interference, option, license, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any lease in the nature thereof, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction). Notwithstanding the foregoing, the term “Lien” will not be deemed to include any license of Intellectual Property.

“Losses” (collectively) or “Loss” (individually) means any loss, Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing).

“Made Available” means that an accurate and complete copy of the information or documents (for the avoidance of doubt, including all amendments, waivers, exhibits and schedules thereto) is available for the Buyer Parties to download in reviewable format on the Data Room at least three (3) days prior to the date of the execution of this Agreement.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Non-Offset Claim” means an indemnification claim for any Loss arising under (a) Section 8.2(a)(i), but only to the extent that such claim relates to any inaccuracy or breach of the Company Fundamental Representations, the Tax Representations, or the Healthcare Representations, or (b) clauses (ii) through (viii) of Section 8.2(a).

“Non-Participating Holder Per Share Closing Consideration” means, in respect of each share of Company Capital Stock that is held by a Non-Participating Holder, an amount in cash equal to the Aggregate Per Share Closing Consideration.

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“Non-Participating Holders” means all holders of Company Capital Stock or Company Warrants that are not Accredited Investors; provided, however, that for purposes of “Additional Per Share Consideration” only, “Non-Participating Holders” shall also include holders of Company Options that are not Accredited Investors and remain employed with the Company as of the date of payment of such “Additional Per Share Consideration.”

“Non-Participating Warrant Closing Consideration” means, in respect of each share of Company Capital Stock subject to a Company Warrant that is held by a Non-Participating Holder, an amount of cash equal to (a) the Non-Participating Holder Per Share Closing Consideration minus (b) the exercise price per share of such Company Warrant, as set forth in the Spreadsheet.

“Offset Amount” means an amount of $1,000,000.

“Offset Claim” means an indemnification claim for any Loss arising under Section 8.2(a)(i), other than any such claim for any Loss as a result of, arising out of or in connection with any inaccuracy or breach of the Company Fundamental Representations, the Tax Representations, or the Healthcare Representations.

“Open Source Software” means any software (in source or object code form) that is subject to (A) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (B) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Option Diluted Amount” means, as of immediately prior to the First Merger Effective Time, the number of shares of Company Capital Stock issuable upon exercise, conversion or exchange of all Company Options issued and outstanding as of immediately prior to the First Merger Effective Time; provided, however, that, notwithstanding anything herein to the contrary, for purposes of the Contingent Payment Threshold Amount only, to the extent a holder of Company Options is no longer employed by the Company at the time the Contingent Payment Threshold Amount is due and payable pursuant to Section 2.6 and Exhibit E, the Company Options held by such individual shall be excluded in their entirety from “Option Diluted Amount” and such individual shall not be entitled to any payment of the Contingent Payment Threshold Amount.

“Option Exercise Shares” means shares of Company Capital Stock issuable upon the exercise of a Company Option as of immediately prior to the First Merger Effective Time; provided that, solely for purposes of the definition of “Additional Per Share Consideration,” Section 2.6(c)(iv) and Section 8.1 of Exhibit E, “Option Exercise Shares” shall include shares of Company Capital Stock that would be issuable upon the exercise of Promised Options if such Promised Options had been granted as of immediately prior to the First Merger Effective Time.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Parent Common Stock” means the shares of Common Stock, par value $0.001, of Parent.

13

“Parent SEC Documents” means each annual and quarterly report and registration statement filed by Parent with the SEC since December 31, 2020, and prior to the date hereof.

“Parent Share Price” means the per share price of Parent Common Stock, based on the average closing price for the 20 trading days prior to the First Merger Effective Time.

“Participating Holder Per Share Closing Consideration” means, in respect of each share of Company Capital Stock that is held by a Participating Holder, a number of shares of Parent Common Stock equal to the Participating Holder Per Share Closing Stock Consideration (rounded down to the nearest whole number), as set forth in the Spreadsheet.

“Participating Holder Per Share Closing Stock Consideration” means, in respect of each share of Company Capital Stock that is held by a Participating Holder, an amount of Parent Common Stock equal to: (i) the Aggregate Per Share Closing Consideration, divided by (ii) the Parent Share Price, as set forth in the Spreadsheet.

“Participating Holders” means all holders of Company Capital Stock or Company Warrants that are Accredited Investors; provided, however, that for purposes of “Additional Per Share Consideration” only, “Participating Holders” shall also include holders of Company Options that are Accredited Investors and remain employed with the Company as of the date of payment of such “Additional Per Share Consideration.”

“Participating Warrant Closing Consideration” means, in respect of each Company Warrant that is held by a Participating Holder, such Company Warrant shall cease to represent a right to acquire shares of Company Common Stock, and shall thereafter constitute a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant immediately prior to the First Merger Effective Time, including any provisions for acceleration, the number (rounded down to the nearest whole number) of shares of Parent Common Stock, determined by multiplying (A) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the First Merger Effective Time by (B) the Exchange Ratio (collectively, the “Replacement Warrants”). The exercise price per share of Parent Common Stock subject to any such Company Warrant at and after the First Merger Effective Time shall be an amount (rounded up to the nearest cent) equal to (1) the exercise price per share of Company Common Stock subject to such Company Warrant immediately prior to the First Merger Effective Time divided by (2) the Exchange Ratio, in each case, as set forth in the Spreadsheet.

“Parties” (collectively) or “Party” (individually) shall refer to the Company, the Buyer Parties and the Securityholders’ Representative.

“Permitted Liens” means (i) any Lien for Taxes or other governmental charges, assessments or levies that are not yet due and payable or for which adequate reserves have been established in accordance with GAAP, (ii) any statutory or common law landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Lien arising or incurred in the Ordinary Course of Business, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Lien, (iii) any condition, easement or reservation of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any Leased Real Property and being transferred to the Buyer Parties at the Closing that are of record as of the date of this Agreement and the existence of which does not, and could not reasonably be expected to, materially impair the marketability, value or use and enjoyment of such real property, (iv) such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby, and (v) with respect to Leased Real Property only, any Lien (including Indebtedness) encumbering the fee interest title in any Leased Real Property and not attributable to the Company.

14

“Person” means any individual, partnership, limited liability company, corporation, cooperative, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Authority, body or entity or any department, agency or political subdivision thereof.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning on the Closing Date.

“Pre-Closing Tax Amount” means an amount (which shall not be less than zero ($0) dollars in any jurisdiction) equal to the aggregate amount of (a) any Taxes with respect to Pre-Closing Tax Periods that the Company and its Subsidiaries have elected to defer pursuant to Section 2302 of the CARES Act or IRS Notice 2020-65 (or any similar provision of federal, state, local or non-U.S. Law) and (b) all accrued and unpaid Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period, determined (i) by taking into account the Transaction Tax Deductions and treating such Transaction Tax Deductions as accrued and deductible in the Pre-Closing Tax Period that ends on the Closing Date to the greatest extent permitted under applicable Laws, (ii) by taking into account the amount of any net operating loss carryforwards generated in Pre-Closing Tax Periods to the extent available to reduce liability for Taxes, (iii) by excluding any liabilities for accruals or reserves established or required to be established under GAAP methodologies for contingent Taxes or with respect to uncertain Tax positions, (iv) by excluding any Taxes attributable to any action (or failure to take any action) transaction or event taken by a Buyer Party or any of their respective Affiliates (including the Company and its Subsidiaries) on the Closing Date after the Closing outside the Ordinary Course of Business, (v) in accordance with the past practices (including reporting positions, elections and accounting methods) of the Company or its Subsidiaries, as applicable, in preparing their Tax Returns (unless otherwise required by applicable Law), (vi) to the extent available to offset Taxes otherwise payable, reflecting estimated (or other prepaid) Tax payments and any overpayments of Taxes with respect to any Pre-Closing Tax Period (or portion thereof) and (vii) by excluding any deferred Tax assets and any deferred Tax liabilities. In the case of any Straddle Period, the Tax Liability Amount shall include an amount equal to the portion of the Taxes for such period allocated to the portion of such period ending on the Closing Date, determined pursuant to this definition and using the conventions set forth in Section 5.9(c)(ii).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Privacy Law” means HIPAA and any rules or regulations promulgated thereunder, and all other Laws relating to the privacy or security of personal information, including but not limited to foreign, federal, state or local data breach notification Laws and health or medical information privacy or data security laws, General Data Protection Regulation (EU) 2016/679, and the California Consumer Privacy Act of 2018; in each case, as amended; and any regulations promulgated pursuant to any of the foregoing statutes.

“Pro Rata Share” means, for each Company Securityholder, the percentage equal to (i) the Aggregate Consideration payable to such Company Securityholder, divided by (ii) the Aggregate Consideration payable pursuant to this Agreement to the Company Securityholders; provided, however, that for purposes of Additional Per Share Consideration only, “Pro Rata Share” shall be the percentage equal to (i) the Additional Per Share Consideration payable to such Company Securityholder, divided by (ii) the Additional Per Share Consideration Fully Diluted Amount. Notwithstanding anything herein to the contrary, the aggregate Pro Rata Shares of all Company Securityholders shall equal 100%.

15

“Product Support Items” means electronic versions (paper version if electronic version not available) of the following items of the Company, whether or not applicable to the Products: (i) system firmware; (ii) system software; (iii) build software (package and build tree); (iv) hardware design files, including logic and schematic capture, (v) release scripts, procedures and documentation; (vi) test suites, scripts, procedures and process documentation; (vii) performance documentation, programs and results sets; (viii) product specifications; (ix) functional specifications; (x) design specifications; and (xi) customer service and support documentation and call history (database, if applicable).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration.

“Representative” means, with respect to any Person, any Affiliate, agent, director, officer, employee, manager, consultant, or professional advisor of such Person, including legal counsel, accountants, and financial advisors.

“Second Merger Certificate of Merger” means a certificate of merger, in form and substance reasonably satisfactory to the Buyer Parties, to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Securityholder Joinder Agreement” means that certain Joinder and Support Agreement in the form attached hereto as Exhibit B.

“Securityholder Fraud” means any fraud, willful breach, intentional misrepresentation, or criminal acts by a Company Securityholder.

“Securityholders’ Representative Fraud” means any fraud, willful breach, intentional misrepresentation, or criminal acts by the Securityholders’ Representative.

“Series A Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of the Company, designated as Series A Preferred Stock.

“Series A-1 Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of the Company, designated as Series A-1 Preferred Stock.

“Series A-2 Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of the Company, designated as Series A-2 Preferred Stock.

“Series Seed Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of the Company, designated as Series Seed Preferred Stock.

“State Takeover Laws” means any “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or regulation of any Governmental Authority that would impose any procedural, voting, approval, fairness or other restriction on the timely consummation of the Contemplated Transactions or restrict, impair or delay the ability of Buyer to engage in any transaction with the Company or to vote or otherwise exercise all rights as a shareholder of the Company.

“Stockholder Approval” means the affirmative vote or consent of (i) the holders of ninety-five percent (95%) of the issued and outstanding shares of Company Capital Stock (voting together as a single class on an as-converted basis) and (ii) the holders of a majority of the issued and outstanding shares of the Company Preferred Stock (voting together as a single class on an as-converted basis).

16

“Subsidiary” means, with respect to any party, any corporation or other organization or Person, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital gains, profits, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, customs, duties, real property, ad valorem, special assessment, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, or any other tax or other like assessment or charge in the nature of a tax, whether disputed or not, imposed by any Governmental Authority, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means returns, declarations, reports, elections, claims for refund, information returns or other similar documents (including any amendments, related or supporting schedules, statements or other information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax.

“Third Party Payor” means, individually and collectively, all third-party claims reimbursement programs or other reimbursement sources, including: (i) Government Healthcare Programs, and (ii) all commercial or private, non-governmental insurance or self-funded reimbursement programs, and including private plans or insurers that have contracts with Government Healthcare Programs (e.g., Medicare Advantage, Medicaid managed care organizations).

“Transaction Tax Deductions” means the sum of all items of loss, deduction or credit, to the greatest extent deductible for Tax purposes and without duplication, resulting from or attributable to any payment to be made by the Company or and of its Subsidiaries in connection with the transactions contemplated by this Agreement, including (i) the Company Transaction Expenses (or amounts that would be Company Transaction Expenses but for being paid prior to Closing) regardless of whether such items remain unpaid as of Closing, (ii) the capitalized financing costs and expenses and any prepayment premium resulting from the satisfaction of Indebtedness on the Closing Date or in connection with the Closing (including any amounts treated as interest for U.S. federal Income Tax purposes), (iii) all sale, “stay-around”, retention, change of control or similar bonuses or payments, or vesting of compensation or property, in each case, payable to current or former employees, directors or consultants of the Company or any of its Subsidiaries contingent upon the Closing or, in the case of routine bonus or similar payments not contingent upon the Closing, included as an accrual in Indebtedness or Company Transaction Expenses, as finally determined, and (iv) any payroll or similar Taxes imposed with respect to any of the foregoing. For the avoidance of doubt, pursuant to Revenue Procedure 2011-29, 2011 18 IRB, the deduction of 70% of any success-based fees paid by or on behalf of the Company or its Subsidiaries in connection with the transactions contemplated under this Agreement shall be treated as deductible.

17

“Transfer” means, with respect to any security, to gift, sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer (including by gift or operation of law), dispose of, hypothecate or encumber, directly or indirectly, such security, or to enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such security.

“Unpaid Base Indemnity Period Claim” means any Offset Claim or Non-Offset Claim where (i) the matter giving rise to such Offset Claim or Non-Offset Claim (as applicable) has been fully and finally resolved on or before the end of the Base Indemnity Period, but (ii) the amount due and payable by the Company Securityholders pursuant to Section 8.2(a) in respect of such Offset Claim or Non-Offset Claim (as applicable) has not been paid in full prior to the payment of the Initial Contingent Payment.

“Unpaid Non-Offset Claim” means any Non-Offset Claim where (i) the matter giving rise to such Non-Offset Claim has been fully and finally resolved, but (ii) the amount due and payable by the Company Securityholders pursuant to Section 8.2(a) in respect of such Non-Offset Claim has not been paid in full pursuant to Section 2.9(c).

“Unpaid Securityholder Claim” means any Company Securityholder Claim where (i) the matter giving rise to such Company Securityholder Claim has been fully and finally resolved, but (ii) the amount due and payable by the relevant Company Securityholder pursuant to Section 8.2(c) in respect of such Company Securityholder Claim has not been paid in full pursuant to Section 2.9(d).

“Unresolved Base Indemnity Period Claim” means any Offset Claim or Non-Offset Claim which has not been resolved on or before the end of the Base Indemnity Period.

“Unresolved Non-Offset Claim” means any Non-Offset Claim which has not been fully resolved as of a specified time.

“Unresolved Securityholder Claim” means any Company Securityholder Claim which has not been fully resolved as of a specified time.

“Voting Agreement” means the Voting Agreement, dated as of November 9, 2020, by and among the Company and certain holders of Company Capital Stock.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any other applicable same or similar Law.

“Warrant Exercise Shares” means shares of Company Capital Stock issuable upon the exercise of a Company Warrant as of immediately prior to the First Merger Effective Time.

Other Definitions. Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Term	Section

280G Approval	5.12
Act	6.4
Accredited Investor	2.6(a)(i)
Agreement	Preamble
Anti-Money Laundering Laws	3.19(c)
Applicable Limitation Date	8.1

18

Term	Section

Applicable Matter	10.17(a)
Buyer	Preamble
Buyer Indemnified Party	8.2(a)
Buyer Party	Preamble
Certification Form	2.6(a)(i)
Chosen Courts	10.13(b)
Closing	2.2
Closing Date	2.2
Company	Preamble
Company Contracts	3.15(b)
Company Copyrights	3.16(a)
Company Indemnified Party	8.2(b)
Company IP Products	3.16(a)
Company Licenses	3.16(a)
Company Marks	3.16(a)
Company Patents	3.16(a)
Company Securityholder Retention Amount	2.9(d)
Contemplated Transactions	Recitals
Contingent Payment	Exhibit E
Contingent Workers	3.21(a)
Continuing Employee	5.14(a)
Continuing Employee Agreement	5.14(a)
Current Representation	10.17(a)
Customer Data	3.16(b)(xviii)
D&O Indemnified Persons	5.11
D&O Tail Insurance	5.11
Deductible	8.2(d)(v)
Designated Person	10.17(a)
DGCL	Recitals
Dissenting Shares	2.8(a)
Effective Time	2.2
Expense Fund	10.2(g)
Expense Fund Proceeds	10.2(g)
FDA	3.19(e)
Fee Statement Letters	2.11
Financial Statements	3.6(a)
First Merger	Recitals
First Merger Certificate of Merger	2.2
First Merger Effective Time	2.1(a)
First Merger Surviving Entity	2.1(a)
Health Care Permit	3.31(f)
Healthcare Representations	8.1
HSR Act	3.30
Indemnified Parties	8.2(b)
Indemnifying Securityholders	8.2(a)
Information Statement	5.7(b)
Insiders	3.26
Intended Tax Treatment	2.3
Letters of Transmittal	2.12(c)

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Term	Section

Licenses In	3.16(a)
Licenses Out	3.16(a)
Lock-Up Period	10.20(b)
Lock-Up Restrictions	10.20(a)
Materiality Qualifiers	8.2(d)(ii)
Medical Product Laws	3.19(e)
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Subs	Preamble
Mergers	Recitals
New Hire Documents	7.1(g)
Non-Offset Claim Retention Amount	2.9(c)
Offset Reserve	2.9(b)
OIG	3.31(b)
Parent	Preamble
Parent Material Adverse Effect	4.7(d)
Payoff Letters	2.10
Permits	3.18
Personal Data	3.16(b)(xii)
Plan	10.20(e)
PNO	3.30
Privacy Policy	3.16(b)(xii)
Privacy Requirements	3.16(b)(xii)
Privileged Deal Communications	10.17(b)
Products	3.19(e)
Proposal	5.2
Real Property Leases	3.13(b)
Reference Balance Sheet	3.6(a)
Released Buyer Parties	10.19(a)
Released Holder Claims	10.19(a)
Representative Expenses	10.2(d)
Required Contract Consents	7.1(f)
Reserve Deficiency	2.9(b)
Restricted Party	3.19(d)
Second Merger	Recitals
Second Merger Effective Time	2.1(b)
Second Merger Surviving Entity	2.1(b)
Securities	10.20(a)
Securityholders’ Representative	Preamble
Spreadsheet	2.14
Stockholder Letter of Transmittal	2.12(c)
Straddle Period	5.9(c)(ii)
Suppliers	3.9(b)
Tax Claim	5.9(d)
Tax Representations	8.1
Third Party Claim	8.2(j)
Third Party IP Assets	3.16(b)(v)
Transfer Taxes	5.9(a)
Union	3.21(c)
Waived 280G Benefits	5.12
Warrantholder Letter of Transmittal	2.12(b)
Written Consent	Recitals

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Section 2. THE MERGERs; EFFECT OF THE MERGERs ON THE COMPANY CAPITAL STOCK

2.1 Mergers.

(a) First Merger. Upon the terms of and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub I shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub I shall cease, and the Company shall continue as the surviving corporation and a wholly owned subsidiary of Buyer. The Company, as the surviving corporation after the First Merger, is sometimes referred to as the “First Merger Surviving Entity.” The First Merger shall become effective as the latest time of the filing and acceptance by the Secretary of State of the State of Delaware of the First Merger Certificate of Merger or such other later time as may be agreed by the Buyer Parties and the Company and specified in the First Merger Certificate of Merger (such time, the “First Merger Effective Time”).

(b) Second Merger. Upon the terms of and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, within three (3) Business Days following the Closing Date, the First Merger Surviving Entity shall be merged with and into Merger Sub II, whereupon the separate corporate existence of the First Merger Surviving Entity shall cease, and Merger Sub II shall continue as the surviving entity and a wholly owned subsidiary of Buyer. Merger Sub II, as the surviving entity after the Second Merger, is sometimes referred to herein as the “Second Merger Surviving Entity.” The Second Merger shall become effective at the latest time of the filing and acceptance by the Secretary of State of the State of Delaware of the Second Merger Certificate of Merger or such other later time as may be specified in the Second Merger Certificate of Merger (such time the “Second Merger Effective Time”).

2.2 Effective Time; Closing. The closing of the transactions contemplated by this Agreement and the First Merger (the “Closing”) will take place by electronic communications and transmission of PDF documents on a date to be mutually agreed by Parent and the Company which shall not be more than two (2) Business Days after the date on which the last to be satisfied of all of the conditions set forth in Section 7 has been satisfied or, to the extent permissible, waived in writing by the parties or party entitled to the benefit thereof (except for conditions which in accordance with their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, written waiver by the parties or parties entitled to the benefit of such conditions) or at such other date, time or location as the Company and Parent may mutually agree, in each case, with original documents being exchanged contemporaneously with or promptly after the Closing, where applicable and necessary. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the First Merger to be consummated by (i) filing a certificate of merger substantially in the form attached hereto as Exhibit C (the “First Merger Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL and (ii) making all other filings and recordings required under the DGCL. The term “Effective Time” shall mean the time of the filing of the First Merger Certificate of Merger, or, if different, the time of effectiveness thereof that is specified therein. For all purposes, all of the document deliveries and other actions to occur at the Closing will be conclusively presumed to have occurred at the same time, immediately before the First Merger Effective Time.

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2.3 Effect of the Mergers.

(a) First Merger. At and after the First Merger Effective Time, the First Merger shall have the effects as set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub I shall vest in the First Merger Surviving Entity, and all debts, liabilities and duties of each of the Company and Merger Sub I shall attach to, and become the debts, liabilities and duties of, the First Merger Surviving Entity.

(b) Second Merger. At and after the Second Merger Effective Time, the Second Merger shall have the effects as set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, all the property, rights, privileges, powers and franchises of each of the First Merger Surviving Entity and Merger Sub II shall vest in the Second Merger Surviving Entity, and all debts, liabilities and duties of each of the First Merger Surviving Entity and Merger Sub II shall attach to, and become the debts, liabilities and duties of, the Second Merger Surviving Entity.

For the sake of clarity, it is intended that the First Merger and the Second Merger are integrated and to be considered as being performed and occurring as an integrated transaction and a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal and applicable state and local income Tax purposes (the “Intended Tax Treatment”). This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. Each Party shall cause all Tax Returns filed by such Party to be filed in a manner consistent with the Intended Tax Treatment unless otherwise required pursuant to a final determination within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of state or local law); provided, that such Party shall have first defended the foregoing intended reporting position in good faith in applicable Tax proceedings. The Parties shall (and shall cause their respective Subsidiaries to) (i) use their respective reasonable best efforts to cause the Mergers, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) not take any action nor fail to take any action if such action or such failure is intended or is reasonably likely to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

2.4 Organizational Documents of the Surviving Entities.

(a) First Merger Surviving Entity.

(i) Unless otherwise determined by Parent prior to the First Merger Effective Time, the certificate of incorporation of the First Merger Surviving Entity shall be amended and restated as of the First Merger Effective Time to be identical to the certificate of incorporation of Merger Sub I as in effect immediately prior to the First Merger Effective Time, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation; provided, however, that at the First Merger Effective Time, the certificate of incorporation of the First Merger Surviving Entity shall be amended to change the name of the First Merger Surviving Entity to “Precision Healing Inc.”

(ii) Unless otherwise determined by Parent prior to the First Merger Effective Time, the bylaws of Merger Sub I as in effect immediately prior to the First Merger Effective Time shall be the bylaws of the First Merger Surviving Entity as of the First Merger Effective Time until thereafter amended in accordance with the DGCL and as provided in the certificate of incorporation of the First Merger Surviving Entity and such bylaws.

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(b) Second Merger Surviving Entity.

(i) The certificate of formation of Merger Sub II, as in effect immediately prior to the Second Merger Effective Time, shall be the certificate of formation of the Second Merger Surviving Entity at the Second Merger Effective Time, until thereafter amended in accordance with the Limited Liability Company Act of the State of Delaware and as provided in such certificate of formation; provided, however, that at the Second Merger Effective Time, the certificate of formation of the Second Merger Surviving Entity shall be amended to change the name of the Second Merger Surviving Entity to “Precision Healing LLC”.

(ii) The limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Merger Effective Time, shall be the limited liability company agreement of the Second Merger Surviving Entity at the Second Merger Effective Time, until thereafter amended in accordance with the Limited Liability Company Act of the State of Delaware and as provided in such limited liability company agreement.

2.5 Officers of the Surviving Entities.

(a) First Merger Surviving Entity.

(i) Unless otherwise determined by Parent prior to the First Merger Effective Time, the directors of Merger Sub I immediately prior to the First Merger Effective Time shall be the directors of the First Merger Surviving Entity immediately after the First Merger Effective Time, each to hold the office of a director of the First Merger Surviving Entity in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the First Merger Surviving Entity until his or her successor is duly elected and qualified.

(ii) Unless otherwise determined by Parent prior to the First Merger Effective Time, the officers of Merger Sub I immediately prior to the First Merger Effective Time shall be the officers of the First Merger Surviving Entity immediately after the First Merger Effective Time, each to hold office in accordance with the provisions of the bylaws of the First Merger Surviving Entity.

(b) Second Merger Surviving Entity.

(i) Unless otherwise determined by Parent prior to the Second Merger Effective Time, Buyer shall be the sole member (as defined in the limited liability company agreement of the Second Merger Surviving Entity) of the Second Merger Surviving Entity.

(ii) Unless otherwise determined by Parent prior to the Second Merger Effective Time, the officers of Merger Sub II immediately prior to the Second Merger Effective Time shall be the officers of the Second Merger Surviving Entity immediately after the Second Merger Effective Time, each to hold office in accordance with the provisions of the limited liability company agreement of the Second Merger Surviving Entity.

2.6 Effect of First Merger on Securities of Company.

(a) Certification Procedures.

(i) Not less than five (5) Business Days prior to the Closing Date, the Company shall have delivered to the Parent, on behalf of each holder of Company Capital Stock, each holder of Company Options and each holder of Company Warrants that is an “accredited Investor” within the meaning of Rule 501 (each, an “Accredited Investor”) of the Securities Act, a certification form as specified by Parent and reasonably acceptable to the Company (the “Certification Form”) establishing whether each such holder of Company Capital Stock is an Accredited Investor. Such Certification Form shall require each holder to specify and prove to the Parent, in its reasonable belief, that such holder is an Accredited Investor.

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(ii) Any holder of Company Capital Stock that Parent reasonably determines is not an Accredited Investor based on the Certification Form (with the understanding that Parent, in its sole discretion, may decide to deem any holder who has not submitted a completed Certification Form at least two (2) Business Days prior to the Closing Date to be a non-Accredited Investor) will receive cash for such holder’s portion of the Aggregate Consideration in respect of such Company Capital Stock instead of any Parent Common Stock.

(b) Effect on Company Capital Stock.

(i) At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Buyer Party, the Company or the Company Stockholders, each share of Company Capital Stock that is issued and outstanding immediately prior to the First Merger Effective Time (excluding any shares of Company Capital Stock to be canceled pursuant to Section 2.6(b)(ii) and (iii) and any Dissenting Shares) shall be canceled and extinguished and shall be converted into the right to receive, upon surrender of the certificates representing such shares of Company Capital Stock in the manner provided in Section 2.12 (it being understood that Company Stockholders that have executed and delivered Securityholder Joinder Agreements shall be deemed to have agreed to the applicable obligations set forth herein pursuant to such Securityholder Joinder Agreements):

(A) in the case of an Accredited Investor, the Participating Holder Per Share Closing Consideration plus any Additional Per Share Consideration, subject to the obligation of the Company Stockholder that owns such share of Company Capital Stock immediately prior to the First Merger Effective Time to return to the Buyer Parties or the applicable Buyer Indemnified Parties the amount so received as a result of such conversion to the extent such Company Stockholder has, at any time and from time to time, any unsatisfied payment obligations to such Buyer Indemnified Parties pursuant to, and subject to the terms and conditions of, Section 8; and

(B) in the case of a Company Stockholder that is not an Accredited Investor, cash in the amount of the Non-Participating Holder Per Share Closing Consideration plus any Additional Per Share Consideration, subject to the obligation of the Company Stockholder that owns such share of Company Common Stock or Company Preferred Stock immediately prior to the First Merger Effective Time to return to the Buyer Parties or the applicable Buyer Indemnified Parties the amount so received as a result of such conversion to the extent such Company Stockholder has, at any time and from time to time, any unsatisfied payment obligations to such Indemnified Parties pursuant to, and subject to the terms and conditions of, Section 8.

(ii) Each share of Company Capital Stock held in the treasury of the Company immediately prior to the First Merger Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

(iii) Each share of Company Capital Stock owned by Buyer immediately prior to the First Merger Effective Time will be cancelled and retired and will cease to exist without payment of any consideration with respect thereto.

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(c) Treatment of Company Options.

(i) Subject to the terms and conditions of this Agreement, at the First Merger Effective Time, each Company Option granted under any Company Employee Program, including, without limitation, the 2020 Stock Plan, and outstanding immediately prior to the First Merger Effective Time shall cease to represent a right to acquire shares of Company Common Stock, and shall thereafter constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option immediately prior to the First Merger Effective Time, including any provisions for acceleration, the number (rounded down to the nearest whole number) of shares of Parent Common Stock, determined by multiplying (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the First Merger Effective Time by (B) the Exchange Ratio, in accordance with Sections 409A and 424 of the Code and the corresponding Treasury Regulations (collectively, the “Replacement Options”). The exercise price per share of Parent Common Stock subject to any such Company Option at and after the First Merger Effective Time shall be an amount (rounded up to the nearest cent) equal to (1) the exercise price per share of Company Common Stock subject to such Company Option immediately prior to the First Merger Effective Time divided by (2) the Exchange Ratio, in accordance with Sections 409A and 424 of the Code and the corresponding Treasury Regulations;

(ii) Parent shall assume sponsorship of the 2020 Stock Plan, to be effective as of the First Merger Effective Time;

(iii) Parent shall file with the Securities and Exchange Commission as soon as reasonably practicable following the First Merger Effective Time, a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to Company Options assumed by Parent pursuant to this Section 2.6(c) and Buyer shall undertake all actions reasonably necessary to maintain the effectiveness of such registration statement thereafter for so long as any Company Options assumed by Parent pursuant to this Section 2.6(c) remain outstanding; and

(iv) Subject to the terms and conditions of this Agreement, in the case of a holder of Company Options or Option Exercise Shares that remains employed by the Company as of the date payment of any Additional Per Share Consideration or Contingent Payment Threshold Amount, as applicable, is due and payable pursuant to Section 2.9(a) and Exhibit E, such holder shall have the right to receive the applicable portion of the Additional Per Share Consideration and/or any Contingent Payment Threshold Amount, in each case, calculated as contemplated by Section 2.9(a) and Exhibit E, subject to the obligation of the holder of such Company Options and/or Option Exercise Shares to return to the Buyer Parties or the applicable Buyer Indemnified Parties the amount so received to the extent such holder has, at any time and from time to time, any unsatisfied payment obligations to such Buyer Indemnified Parties pursuant to, and subject to the terms and conditions of, Section 8; provided that, for the avoidance of doubt, in no event will any portion of the Contingent Payment Threshold Amount be payable in respect of the Promised Options.

(d) Treatment of Company Warrants. Subject to the terms and conditions of this Agreement, at the First Merger Effective Time, by virtue of the First Merger and without any action on the part of the holder thereof, the Company Warrants shall be cancelled and extinguished and automatically converted into the right to receive, for each share of Company Capital Stock for which such Company Warrant was exercisable (it being understood that Company Securityholders that have executed and delivered Securityholder Joinder Agreements shall be deemed to have agreed to the applicable obligations set forth herein pursuant to such Securityholder Joinder Agreements):

(i) in the case of a holder of Company Warrants that is an Accredited Investor, the Participating Warrant Closing Consideration for each share of Company Capital Stock subject to such Company Warrant plus any Additional Per Share Consideration, in each case, subject to the obligation of the holder of such Company Warrant to return to the Buyer Parties or the applicable Buyer Indemnified Parties the amount so received as a result of such cancellation to the extent such holder has, at any time and from time to time, any unsatisfied payment obligations to such Buyer Indemnified Parties pursuant to, and subject to the terms and conditions of, Section 8; and

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(ii) in the case of a holder of Company Warrants that is not an Accredited Investor, cash in the amount of the Non-Participating Warrant Closing Consideration for each share of Company Capital Stock subject to such Warrant plus any Additional Per Share Consideration, in each case, subject to the obligation of the holder of such Warrant to return to the Buyer Parties or the applicable Buyer Indemnified Parties the amount so received as a result of such cancellation to the extent such holder has, at any time and from time to time, any unsatisfied payment obligations to such Buyer Indemnified Parties pursuant to, and subject to the terms and conditions of, Section 8.

(e) Effect on Capital Stock of Merger Sub I. Each share of common stock of Merger Sub I issued and outstanding immediately prior to the First Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the First Merger Surviving Entity with the same rights, powers and privileges as the shares so converted. Each stock certificate of Merger Sub I evidencing ownership of any shares of common stock shall continue to evidence ownership of such share of common stock of the First Merger Surviving Entity.

2.7 Effect of Second Merger on Securities of Constituent Companies.

(a) First Merger Surviving Entity. Effective as of the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any Buyer Party, the First Merger Surviving Entity or the respective stockholders thereof, each share of capital stock of the First Merger Surviving Entity that is issued and outstanding immediately prior to the Second Merger Effective Time shall be cancelled without any consideration paid therefor.

(b) Merger Sub II Membership Interests. Effective as of the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any Buyer Party, the First Merger Surviving Entity or the respective stockholders or members thereof, each membership interest of Merger Sub II that is issued and outstanding immediately prior to the Second Merger Effective Time shall remain issued and outstanding.

2.8 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the First Merger Effective Time and which are held by Company Stockholders who did not vote in favor of the First Merger or consent thereto in writing and who are entitled to demand and have properly exercised and perfected appraisal rights for such shares of Company Capital Stock pursuant to, and in accordance with, the provisions of Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Participating Holder Per Share Closing Consideration or Non-Participating Holder Per Share Closing Consideration, as the case may be, or the Additional Per Share Consideration, if any. Such Company Stockholders shall be entitled only to such rights as are granted by Section 262 of the DGCL to a holder of Dissenting Shares, unless and until such Company Stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. At the First Merger Effective Time, the Dissenting Shares, if any, will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of Dissenting Shares will cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, all Dissenting Shares held by Company Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the First Merger Effective Time, the right to receive the Participating Holder Per Share Closing Consideration or Non-Participating Holder Per Share Closing Consideration, as the case may be, plus any Additional Per Share Consideration, if any, without any interest thereon and less any applicable Tax withholding and any amounts deducted and/or paid in accordance with Section 2.9 through Section 2.13, upon the surrender of the certificate representing such shares of Company Capital Stock.

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(b) The Company shall give Parent (i) prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.9 Additional Per Share Consideration.

(a) Subject to Section 2.9(b), Section 2.9(c), and Section 2.9(d), the Additional Per Share Consideration (or any portion thereof) shall, if applicable, and subject to there being no disagreement as regards the calculation of any part of the Contingent Payments or Accelerated Amount, as applicable, in accordance with Exhibit E, be paid by Parent to the Company Securityholders no later than forty-five (45) days after the Contingent Payment or Accelerated Amount is finally determined in accordance with Section 2.6 and Exhibit E, as applicable. Notwithstanding anything in this Agreement to the contrary, Parent shall use commercially reasonable efforts to pay the Additional Per Share Consideration in cash to the extent permitted for a transaction qualifying under Section 368(a)(1)(A) of the Code; provided, that in no event, unless a different percentage is agreed upon by Parent and the Securityholders’ Representative to ensure that the Continuity Of Interest requirement set forth under Treasury Regulations Section 1.368-1(e) is satisfied, will less than 39% of the Additional Per Share Consideration payable to Participating Holders in respect of Company Capital Stock be in the form of Parent Common Stock (determined using the Parent Share Price).

(b) Subject to Section 8.2(d), Parent shall be entitled to retain from the Initial Contingent Payment or Accelerated Amount (in each case, net of any Development Expenses Excess and/or the Contingent Payment Threshold Amount as provided in Exhibit E) a number of shares of Parent Common Stock and/or an amount in cash having an aggregate value (in respect of shares of Parent Common Stock, based on the Additional Consideration Parent Share Price) equal to the lesser of (i) the Initial Contingent Payment or Accelerated Amount, as applicable (in each case, net of any Development Expenses Excess and/or the Contingent Payment Threshold Amount as provided in Exhibit E), and (ii) the Offset Amount (provided, however, that, to the extent such amount retained from the Initial Contingent Payment is less than the Offset Amount (a “Reserve Deficiency”), Parent shall be entitled to retain from the subsequent Contingent Payment (after deduction of any Development Expenses Excess and/or the Contingent Payment Threshold Amount) an amount equal to such Reserve Deficiency, such that Parent shall be permitted to retain, in the aggregate, a number of shares of Parent Common Stock and/or an amount in cash having an aggregate value of up to the Offset Amount pursuant to this Section 2.9(b)) (such amount so retained pursuant to this Section 2.9(b), if any, the “Offset Reserve”). Subject to the limitations set forth in Section 8, in the event of any Unpaid Base Indemnity Period Claim, Parent shall: (i) retain from the Offset Reserve a number of shares of Parent Common Stock and/or cash having an aggregate value (in respect of shares of Parent Common Stock, based on the Additional Consideration Parent Share Price) equal to the total amount due and payable by the Company Securityholders to the Buyer Indemnified Parties pursuant to Section 8.2(a) in respect of such Unpaid Base Indemnity Period Claim, as finally determined; and (ii) upon expiration of the Base Indemnity Period, cause the remainder of the Offset Reserve, if any, less any amount that is subject to an Unpaid Base Indemnity Period Claim, to be paid to the Company Securityholders in the manner contemplated by Section 2.9(a). For the avoidance of doubt, notwithstanding any provision hereof to the contrary, the Company Securityholders shall have no obligation or liability to any Buyer Indemnified Party with respect to any amounts owing in respect of any Unpaid Base Indemnity Period Claim (and no amounts will be retained from the Offset Reserve) prior to the end of the Base Indemnity Period, unless such Unpaid Base Indemnity Claim relates to a matter in respect of which recovery directly against any Company Securityholder is permitted pursuant to the terms of Section 8. Subject to the limitations set forth in Section 8, in the event of any Unresolved Base Indemnity Period Claim, Parent shall: (i) set aside from the Offset Reserve a number of shares of Parent Common Stock and/or cash having an aggregate value (in respect of shares of Parent Common Stock, based on the Additional Consideration Parent Share Price) equal to (A) any Unpaid Base Indemnity Period Claim, plus (B) the lesser of (1) the amount of such Unresolved Base Indemnity Period Claim and (2) the amount of the Offset Reserve to be released when such Unresolved Base Indemnity Period Claim is finally settled (whether by agreement or the order of a court of competent jurisdiction); and (ii) upon the resolution of such Unresolved Base Indemnity Period Claim, cause the remainder of the Offset Reserve (if any), less any amounts payable to the Buyer Indemnified Parties in respect of such Unresolved Base Indemnity Period Claim, to be paid to the Company Securityholders in the manner contemplated by Section 2.9(a). The Buyer Indemnified Parties hereby acknowledge and agree that the retention of the Offset Reserve by Parent (if any) in accordance with the foregoing shall be deemed to be in full satisfaction of any and all amounts due and payable by the Company Securityholders to the Buyer Indemnified Parties pursuant to any Offset Claim, other than in the case of Company Fraud, Securityholder Fraud or Securityholders’ Representative Fraud (in which case, the limitations set forth in Section 8.2(d)(ix) would apply). For the avoidance of the doubt, the Buyer Indemnified Parties hereby acknowledge and agree that, (i) in the event that any Offset Claim arises after the expiration of the Base Indemnity Period, the Company Securityholders shall have no liability to the Buyer Indemnified Parties in respect of such Offset Claim (it being understood that the foregoing shall not apply to Losses arising after the Base Indemnity Period to the extent such losses are attributable to Offset Claims arising prior to the expiration of the Base Indemnity Period, in each case, subject to the limitations set forth in Section 8), and (ii) to the extent that the total value of any Offset Claims exceeds the value of the Offset Reserve, the Company Securityholders shall have no liability or obligation to the Buyer Indemnified Parties in respect of such excess, in either case of clauses (i) and (ii) of the foregoing, other than in the case of Company Fraud, Securityholder Fraud or Securityholders’ Representative Fraud (in which case, the limitations set forth in Section 8.2(d)(ix) would apply).

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(c) Subject to Section 8.2(d), Parent shall be entitled to retain from any Contingent Payment or Accelerated Amount (in each case, net of any Development Expenses Excess and/or the Contingent Payment Threshold Amount) a number of shares of Parent Common Stock and/or an amount in cash with an aggregate value (in respect of shares of Parent Common Stock, based on the Additional Consideration Parent Share Price) equal to the total amount of any Unpaid Non-Offset Claim or any Unresolved Non-Offset Claim existing as of the time that such Contingent Payment or Accelerated Amount becomes payable pursuant to Exhibit E, but only to the extent that such Unpaid Non-Offset Claim or Unresolved Non-Offset Claim (as applicable) has not been fully satisfied pursuant to Section 2.9(b) (it being acknowledged and agreed that, with respect to any Unpaid Non-Offset Claim or Unresolved Non-Offset Claim, it shall be in the sole discretion of Parent to determine whether any shares of Parent Common Stock and/or any amount in cash retained by Parent in respect of such Unpaid Non-Offset Claim or Unresolved Non-Offset Claim pursuant to Section 2.9 shall be deemed to have been retained from the Offset Reserve). Subject to the limitations set forth in Section 8 (and after giving effect to Section 2.9(b)), in the event of any Unpaid Non-Offset Claim, Parent shall: (i) retain from any Contingent Payment or Accelerated Amount (in each case, net of any Development Expenses Excess and/or the Contingent Payment Threshold Amount) due and payable pursuant to Exhibit E (if any) an amount equal to the total amount due and payable by the Company Securityholders to the Buyer Indemnified Parties pursuant to Section 8.2(a) in respect of such Unpaid Non-Offset Claim, as finally determined; and (ii) cause the remainder of such Contingent Payment or Accelerated Amount, as applicable, less any amount that is subject to an Unpaid Non-Offset Claim, to be paid to the Company Securityholders in the manner contemplated by Section 2.9(a). Subject to the limitations set forth in Section 8, in the event of any Unresolved Non-Offset Claim, Parent shall: (i) set aside from any Contingent Payment or Accelerated Amount due and payable pursuant to Exhibit E an amount equal to (A) any Unpaid Non-Offset Claim, plus (B) the lesser of (1) the amount of such Unresolved Non-Offset Claim and (2) the amount of such Contingent Payment or Accelerated Amount to be released when such Unresolved Non-Offset Claim is finally settled (whether by agreement or the order of a court of competent jurisdiction) (in either case, after accounting for any shares of Parent Common Stock and/or cash already set aside by Parent with respect to such Unresolved Non-Offset Claim pursuant to Section 2.9(b) or this Section 2.9(c)); and (ii) upon the resolution of such Unresolved Non-Offset Claim, cause the remainder of such Contingent Payment or Accelerated Amount, as applicable, less any amounts payable to the Buyer Indemnified Parties in respect of such Unresolved Non-Offset Claim, to be paid to the Company Securityholders in the manner contemplated by Section 2.9(a). The Buyer Indemnified Parties hereby acknowledge and agree that, other than in the case of Company Fraud, Securityholder Fraud or Securityholders’ Representative Fraud (in which case, the limitations set forth in Section 8.2(d)(ix) would apply), the total amount of shares of Parent Common Stock and/or cash withheld by Parent pursuant to Section 2.9(b) and this Section 2.9(c) (if any) in respect of any Unpaid Non-Offset Claims and any Unresolved Non-Offset Claims (collectively, the “Non-Offset Claim Retention Amount”) shall be deemed to be in full satisfaction of any and all amounts due and payable by the Company Securityholders to the Buyer Indemnified Parties pursuant to any Non-Offset Claims, and that the Company Securityholders shall not be obligated to pay any amounts owing in respect of any Unpaid Non-Offset Claims except as provided in Section 2.9(b) and this Section 2.9(c). For the avoidance of the doubt, the Buyer Indemnified Parties hereby acknowledge and agree that, to the extent that the total value of any Non-Offset Claims exceeds the value of the Contingent Payments or Accelerated Amount, as applicable, due and payable pursuant to Section 2.9(a) and Exhibit E, the Company Securityholders shall have no have no liability or obligation to the Buyer Indemnified Parties in respect of such excess, other than in the case of Company Fraud, Securityholder Fraud or Securityholders’ Representative Fraud (in which case, the limitations set forth in Section 8.2(d)(ix) would apply).

(d) Subject to Section 8.2(d), prior to making a Contingent Payment or paying an Accelerated Amount, as applicable, to any Company Securityholder pursuant to Section 2.9(a), Parent shall be entitled to retain from such Contingent Payment or Accelerated Amount (in each case, net of such Company Securityholder’s Pro Rata Share of any Development Expenses Excess and/or the Contingent Payment Threshold Amount) a number of shares of Parent Common Stock and/or cash with an aggregate value (in respect of shares of Parent Common Stock, based on the Additional Consideration Parent Share Price) equal to the total amount of any Unpaid Securityholder Claim or Unresolved Securityholder Claim against such Company Securityholder existing as of the time that such Contingent Payment becomes payable to such Company Securityholder pursuant to Exhibit E. Subject to the limitations set forth in Section 8, in the event of any Company Securityholder Claim, prior to making a Contingent Payment or payment of an Accelerated Amount (in each case, net of such Company Securityholder’s Pro Rata Share of any Development Expenses Excess and/or the Contingent Payment Threshold Amount) to the Company Securityholder pursuant to Section 2.9(a) against whom such Unpaid Securityholder Claim has been made, Parent shall: (i) retain from the portion of the Contingent Payment (if any) or Accelerated Amount, as applicable, due and payable pursuant to Section 2.9(a) and Exhibit E an amount equal to the total amount due and payable by such Company Securityholders to the Buyer Parties pursuant to Section 8.2(c) in respect of such Unpaid Securityholder Claim, as finally determined; and (ii) cause the remainder of such Contingent Payment or Accelerated Amount, in each case, less any amount that is subject to an Unpaid Securityholder Claim against such Company Securityholder, to be paid to such Company Securityholder in the manner contemplated by Section 2.9(a). Subject to the limitations set forth in Section 8, in the event of any Unresolved Securityholder Claim, Parent shall: (i) set aside from the portion of the Contingent Payment or Accelerated Amount (in each case, net of such Company Securityholder’s Pro Rata Share of any Development Expenses Excess and/or the Contingent Payment Threshold Amount), if any, due and payable to such Company Securityholder pursuant to Section 2.9(a) and Exhibit E an amount equal to (A) any Unpaid Securityholder Claim against such Company Securityholder, plus (B) the lesser of (1) the amount of such Unresolved Securityholder Claim and (2) the amount of the portion of the Contingent Payment (if any) or Accelerated Amount, as applicable, to be released to such Company Securityholder when such Unresolved Securityholder Claim is finally settled (whether by agreement or the order of a court of competent jurisdiction); and (ii) upon the resolution of such Unresolved Securityholder Claim, cause the remainder of the portion of the Contingent Payment (if any) or Accelerated Amount, as applicable, payable pursuant to Section 2.9 and Exhibit E, less any amounts payable to the Buyer Parties in respect of such Unresolved Securityholder Claim, to be paid to such Company Securityholder in the manner contemplated by Section 2.9(a). The Buyer Indemnified Parties hereby acknowledge and agree that, with respect to any specified Company Securityholder, other than in the case of Securityholder Fraud by such Company Securityholder (in which case, the limitations set forth in Section 8.2(d)(ix) would apply), the total amount of shares of Parent Common Stock and/or cash withheld by Parent pursuant to this Section 2.9(d) (with respect to such Company Securityholder, the “Company Securityholder Retention Amount”) shall be deemed to be in full satisfaction of any and all amounts due and payable by such Company Securityholder to the Buyer Parties pursuant to any Company Securityholder Claims against Company Securityholder.

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2.10 Payments at Closing for Indebtedness of the Company. On the third Business Day immediately preceding the Closing, the Company shall deliver to Parent payoff letters (the “Payoff Letters”) from each Person to whom the Company owes any portion of the Closing Indebtedness, addressed to Parent (or on which the Buyer Parties are otherwise expressly granted the right to rely), signed by the Persons to which such Indebtedness is payable, setting forth, among other things (i) the amount required to pay off in full at the First Merger Effective Time all Indebtedness (including, but not limited to, the outstanding principal, accrued and unpaid interest and prepayment and other penalties), (ii) wire transfer instructions for the payment of such amounts, and (iii) the commitment upon receipt of the payoff amount to release all Liens, if any, which such Person may hold on any of the Company Capital Stock or any of the assets of the Company and, to the extent applicable, release all guarantors who have entered into guarantees in connection therewith, upon receipt of the payoff amount set forth therein. At Closing, Parent will (or will cause Buyer to) deliver (or cause the First Merger Surviving Entity to deliver) to the recipients thereof specified in the Payoff Letters to whom the Company owes any portion of the Closing Indebtedness the amounts set forth in the applicable Payoff Letter.

2.11 Payments at Closing for Company Transaction Expenses. At the Closing, Parent will (or will cause Buyer or the First Merger Surviving Entity to) deliver to the recipients who have provided a Fee Statement Letter, for and on behalf of the Company, such recipient’s portion of the Closing Transaction Expense. On the third (3rd) Business Day immediately preceding the Closing, the Company shall deliver to the Buyer Parties a fee statement letter from each such recipient (the “Fee Statement Letters”) in a form reasonably satisfactory to Parent. The Fee Statement Letters shall: (i) collectively account for the payment in full of all of the Closing Transaction Expenses; (ii) contain wire transfer instructions for the payment of such amounts and (iii) contain an acknowledgement from each such recipient that such recipient is not owed any further amounts from the Company other than as set forth on the Fee Statement Letter.

2.12 Payment for Securities; Exchange Mechanics.

(a) On or prior to the First Merger Effective Time, Parent and the Securityholders’ Representative shall appoint and retain the Exchange Agent to act as paying agent in the First Merger for the purposes outlined in this Section 2.12, in each case, pursuant to the Exchange Agent Agreement. As promptly as reasonably practicable after the First Merger Effective Time, Parent shall make, or cause to be made, for the benefit of Persons entitled to receive the Aggregate Consideration pursuant to this Agreement, deposits of the Aggregate Consideration to the Exchange Agent.

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(b) As promptly as reasonably practicable after the First Merger Effective Time, Parent shall cause the Exchange Agent to mail or otherwise deliver to each holder of Company Warrants a letter of transmittal in a form reasonably acceptable to Parent and the Company (the “Warrantholder Letter of Transmittal”) to the address set forth opposite such holder’s name on the Spreadsheet. After receipt of such Warrantholder Letter of Transmittal, such holder of Company Warrants shall surrender the Company Warrant to the Exchange Agent for cancellation together with a duly completed and validly executed Warrantholder Letter of Transmittal. Subject to Section 2.8, upon surrender of the Company Warrant (or an affidavit of loss as provided in Section 2.12(g) below) and the Warrantholder Letter of Transmittal, the Exchange Agent shall deliver to the holder of such Company Warrants, (i) if such holder is an Accredited Investor, in exchange therefor the Participating Warrant Closing Consideration in respect of such Company Warrant so surrendered for cancellation for such holder, or (ii) if such holder is not an Accredited Investor, an amount in cash equal to the Non-Participating Warrant Closing Consideration in respect of such Company Warrant so surrendered for cancellation for such holder. The Company Warrant so surrendered shall be canceled. Until so surrendered, after the First Merger Effective Time, each Company Warrant will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the consideration provided for in this Section 2.12. No portion of the Participating Warrant Closing Consideration or Non-Participating Warrant Closing Consideration, as the case may be, shall be paid to any holder of Company Warrants that has not surrendered his, her or its Company Warrant (or an affidavit of loss as provided in Section 2.12(g) below) to the Exchange Agent and shall have delivered to the Exchange Agent the Warrantholder Letter of Transmittal pursuant hereto. Until so surrendered, the Company Warrants will, from and after the First Merger Effective Time, represent for all purposes only the right to receive payment, if any, as provided in this Agreement.

(c) As promptly as reasonably practicable after the First Merger Effective Time, Parent shall cause the Exchange Agent to mail or otherwise deliver to each Company Stockholder a stockholder letter of transmittal in a form reasonably acceptable to Parent and the Company (the “Stockholder Letter of Transmittal” and together with the Warrantholder Letter of Transmittal, the “Letters of Transmittal”) to the address set forth opposite such holder’s name on the Spreadsheet. After receipt of such Stockholder Letter of Transmittal, such Company Stockholder shall submit to the Exchange Agent a duly completed and validly executed Stockholder Letter of Transmittal. Subject to Section 2.8, upon submission of the Stockholder Letter of Transmittal, the Exchange Agent shall deliver to the holder of the shares of Company Capital Stock referenced in such Stockholder Letter of Transmittal, (i) if such holder is an Accredited Investor, in exchange therefor the Participating Holder Per Share Closing Consideration in respect of such share of Company Capital Stock or (ii) if such holder is not an Accredited Investor, an amount in cash equal to the Non-Participating Holder Per Share Closing Consideration in respect of each share of Company Capital Stock so surrendered for cancellation by such holder. No portion of the Participating Holder Per Share Closing Consideration, any Non-Participating Holder Per Share Closing Consideration or any Additional Per Share Consideration, as the case may be, shall be paid to any Company Stockholder that has not submitted his, her or its Stockholder Letter of Transmittal pursuant hereto.

(d) If any portion of the Aggregate Consideration to which a Person is entitled to pursuant to Section 2.6 of this Agreement is to be paid to a Person other than the Person in whose name the shares of Company Capital Stock or Company Warrant, as applicable, is registered on the books and records of the Company, it will be a condition to such payment that: (i) the Company Warrant so surrendered will be properly endorsed or otherwise be in proper form for transfer, (ii) the Stockholder Letter of Transmittal so surrendered will be otherwise in proper form as required by the terms therein in respect of any shares of Company Capital Stock, and (iii) that the Person requesting such payment will pay to the First Merger Surviving Entity any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares of Company Capital Stock or Company Warrant, as applicable, or establish to the satisfaction of the First Merger Surviving Entity that such tax has been paid or is not payable.

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(e) Return of the Aggregate Consideration. Any portion of the Aggregate Consideration that becomes due and payable to the Company Securityholders and remains unclaimed by the former holders of the Company Capital Stock or holders of Company Warrants for one (1) year after the First Merger Effective Time shall be delivered to Parent. Any former holder of Company Capital Stock or holder of Company Warrants that has not complied with this Section 2.12 prior to the end of such one-year period shall thereafter look only to Parent (subject to abandoned property, escheat or other similar laws) but only as a general creditor thereof for payment of its claim for its portion of the Aggregate Consideration. Any portion of the Aggregate Consideration that remains unclaimed immediately prior to the date on which it would otherwise become subject to any abandoned property, escheat or similar law, shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. No interest shall be payable for any shares of Parent Common Stock delivered to Parent pursuant to this Section 2.12(e) or cash which is subsequently delivered to any former holder of Company Capital Stock or holder of Company Warrants.

(f) No Further Rights in the Company Capital Stock or Company Warrants.

(i) The Non-Participating Holder Per Share Closing Consideration or Participating Holder Per Share Closing Consideration, as applicable, and Additional Per Share Consideration, if any, paid or payable in respect of the surrender for exchange of shares of the Company Capital Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares and there shall be no further registration of transfer on the records of the First Merger Surviving Entity of such shares that were outstanding immediately prior to the First Merger Effective Time.

(ii) The Non-Participating Warrant Closing Consideration or Participating Warrant Closing Consideration, as applicable, and Additional Per Share Consideration, if any, paid or payable in respect of the surrender for exchange of the Company Warrant in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Warrant and there shall be no further registration of transfer on the records of the First Merger Surviving Entity of such Company Warrants that were outstanding immediately prior to the First Merger Effective Time. If, after the First Merger Effective Time, the Company Warrants are presented to the First Merger Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Section 2.12.

(iii) After the First Merger Effective Time, there will be no further registration of transfers of Company Capital Stock. All Company Warrants presented to the Exchange Agent or the First Merger Surviving Entity, as contemplated by this Section 2.12(f), will be canceled upon such presentment.

(g) Lost Documentation. If any Company Warrant shall have been lost, stolen or destroyed, Parent may, as a condition precedent to the payment of any portion of the Participating Holder Per Share Closing Consideration, Non-Participating Holder Per Share Closing Consideration, Participating Warrant Closing Consideration or Non-Participating Warrant Closing Consideration (as the case may be) to the holder of such Company Warrant, require the owner thereof to provide an affidavit and indemnification agreement, in form and substance reasonably satisfactory to Parent, certifying as to the loss, theft, or destruction of such Company Warrant.

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(h) No Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock shall be issued and allotted in exchange for any Company Capital Stock or Company Warrant, and no holder of any of the foregoing shall be entitled to receive a fractional share of Parent Common Stock. In the event that any holder of Company Capital Stock or Company Warrant would otherwise be entitled to receive a fractional share of Parent Common Stock (after aggregating all shares and fractional shares of Parent Common Stock issuable to such holder), then such holder shall be paid an amount in Dollars (without interest) determined by multiplying (i) the Parent Share Price by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled, in which case Parent shall make available to the Exchange Agent the amount of cash necessary to make such payments. The Parties acknowledge that payment of cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained for consideration but represents merely a mechanical rounding off for purposes of simplifying the problems that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.

(i) Adjustments. If during the period between the date of this Agreement and the First Merger Effective Time any change in the outstanding shares of Company Capital Stock occurs by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Company Capital Stock or stock dividend thereon with a record date during such period, or any similar transaction relating to the Company Capital Stock, any applicable portion of the Aggregate Consideration payable pursuant to this Agreement will be appropriately adjusted; provided, that no such change or event contemplated by this Section 2.12(i) will give rise to a change to the aggregate amount to be paid by or on behalf of Parent under this Agreement. If, at any time after the First Merger Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or any Ancillary Agreement in order to vest the First Merger Surviving Entity with full right, title and possession of and to all rights and property of Merger Sub I and the Company, or to vest the Second Merger Surviving Entity with full right, title and possession and to all rights and property of the First Merger Surviving Entity, Merger Sub I, Merger Sub II and the Company, the officers and directors of each of the First Merger Surviving Entity, the Second Merger Surviving Entity and Parent shall be fully authorized (in the name of Merger Sub I, Merger Sub II, the First Merger Surviving Entity, Buyer or in the name of the Company) to take such action.

2.13 Withholding Taxes. Notwithstanding any other provision of this Agreement, the Company, Parent, Buyer, the First Merger Surviving Entity, the Second Merger Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as are required to be deducted or withheld therefrom under any provision of the U.S. federal, state, local or non-U.S. Tax law or under any applicable legal requirement and to request any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information; provided, that, Parent will use commercially reasonable efforts to, at least three (3) Business Days prior to any deduction or withholding, cause the applicable withholding agent to notify the Securityholders’ Representative and the applicable Company Securityholder of any required withholding (other than withholding on amounts properly treated as compensation for Tax purposes or as a result of a failure of the applicable Company Securityholder to provide necessary Tax forms as required by this Agreement or as timely requested by the relevant withholding agent pursuant to this Section 2.13) and will reasonably cooperate with the Securityholders’ Representative to reduce or eliminate any such withholding, to the extent permitted by applicable Law. To the extent such amounts are so deducted or withheld and, to the extent required under applicable Law properly remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Except as expressly provided in this Agreement, the parties make no representations or warranties to any holders of any Company Capital Stock, holders of Company Options or holders of Company Warrants regarding the tax treatment of the Mergers, or any of the tax consequences to the Company or any such holder of this Agreement, the Mergers or any of the other Contemplated Transactions.

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2.14 Closing Spreadsheet. The Company shall deliver to Parent, not less than five (5) Business Days prior to the Closing Date, a spreadsheet in a form acceptable to Parent, which shall include the information set forth below and shall be certified as complete, true and correct as of the Closing Date by the Chief Executive Officer of the Company (the “Spreadsheet”):

(a) With respect to each holder of Company Capital Stock, (i) such Person’s name, domicile address, and email address, (ii) the number, class and series of Company Capital Stock held by such Person, (iii) the respective certificate number(s) representing such shares, (iv) respective date(s) of acquisition of such shares, (v) the aggregate amount of the Non-Participating Holder Per Share Closing Consideration, the Participating Holder Per Share Closing Consideration, and/or the Participating Holder Per Share Closing Stock Consideration to be paid to such Person at the Closing in respect of such shares, (vi) such Person’s Pro Rata Share of the Additional Per Share Consideration, if any, and the portion of such Additional Per Share Consideration represented by such Pro Rata Share, and (vii) such other relevant information that Parent or the Exchange Agent may reasonably require.

(b) With respect to each holder of unexercised Company Warrants, (i) such Person’s name, domicile address, and email address, (ii) the type and number of shares of Company Capital Stock issuable upon the exercise of each unexercised Company Warrant held by such Person, (iii) the respective exercise price per share of Company Capital Stock purchasable under such unexercised Company Warrants, (iv) the respective date(s) of issuance of such Company Warrants and the term of such Company Warrants, (v) the aggregate amount of the Non-Participating Warrant Closing Consideration and/or Participating Warrant Closing Consideration to be paid to the holder at Closing, and (vi) such other relevant information that Parent or the Exchange Agent may reasonably require.

(c) With respect to each holder of an unexercised Company Option (i) such Person’s name, domicile address, and email address, (ii) the type and number of shares of Company Capital Stock issuable upon the exercise of each unexercised Company Option held by such Person, (iii) the respective exercise price per share of Company Capital Stock purchasable under such unexercised Company Options, (iv) the respective grant date(s) of such unexercised Company Options and the term of such Company Options (including the vesting schedule and any acceleration provisions), (v) whether such unexercised Company Options are incentive stock options or non-qualified stock options, and (vi) such other relevant information that Parent or the Exchange Agent may reasonably require.

2.15 Drag-Along Sale. The Company shall take all commercially reasonable actions necessary under the Voting Agreement and as reasonably requested by Parent to enforce the “Drag-Along Right” as described in Section 3 of the Voting Agreement in order to cause each applicable Company Securityholder to (a) execute and deliver a Letter of Transmittal and any additional documents that, in the reasonable discretion of Parent, may be required in connection with the transactions contemplated herein, and (b) take the other actions described in Section 3.2 of the Voting Agreement, as reasonably requested by Parent.

Section 3. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY.

Subject to such exceptions as are set forth in the Disclosure Schedule and delivered herewith by the Company to the Buyer Parties with schedules and references corresponding to the applicable section, subsection or clause of this Section 3, the Company hereby represents and warrants to each of the Buyer Parties, as of the date hereof and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case as though made as of such date), as hereafter set forth in this Section 3.

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Each item disclosed in the Disclosure Schedule shall constitute an exception to the representations and warranties to which it makes reference and shall be deemed to be disclosed and incorporated by reference with respect to each Disclosure Schedule to this Agreement and/or representation and warranty herein given to which it relates so long as the relevance of such item or information is reasonably apparent on its face. The inclusion of information in the Disclosure Schedule shall not be construed as an admission to any third party that such information is or is not material or is required to be disclosed by this Agreement. Capitalized terms used and not otherwise defined in the Disclosure Schedule shall have the meanings specified in this Agreement.

3.1 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company does not have, and has never had, any Subsidiaries. The Company is qualified to do business in every jurisdiction in which such qualification is necessary, except where the failure to so qualify has not had or would not reasonably be expected to have a Company Material Adverse Effect. All jurisdictions in which the Company is qualified to do business are set forth on Schedule 3.1. The Company has full organizational power and authority to own and operate its properties and to carry on its business as now conducted and currently proposed to be conducted. The Company has delivered to the Buyer Parties correct and complete copies of its certificate of incorporation and bylaws (each as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors) and the stockholder record books for the Company are correct and contain copies of all organizational documents and actions taken by the Company’s board of directors and stockholders. The Company is not in default under or in violation of any provision of its certificate of incorporation or bylaws.

3.2 Authorization of Transactions. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and, subject to the Stockholder Approval, to consummate the transactions contemplated hereunder and thereunder and to perform its obligations hereunder and thereunder. The board of directors of the Company and, as of the Closing, the stockholders of the Company, have duly approved this Agreement and all Ancillary Agreements to which the Company is a party and have duly authorized the execution and delivery of this Agreement and all Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby. Other than the Stockholder Approval, no other proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement or the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution the Ancillary Agreements to which the Company is a party shall have been, duly executed and delivered by the Company, and, assuming the due execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, relief of debtors, or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of specific performance, injunctive relief and other equitable remedies). Assuming the accuracy of the representations and warranties of the Buyer Parties set forth herein, no State Takeover Law, takeover provisions in the certificate of incorporation or bylaws of the Company or any takeover provision in any Contracts under which the Company is bound applies to the Mergers, this Agreement, the Ancillary Agreements, or any of the transactions contemplated hereby or thereby or would otherwise restrict, impair or delay the ability of any of the Buyer Parties to engage in any transaction with the Company.

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3.3 Required Vote of Company Stockholders and Board of Directors. In accordance with the Charter Documents of the Company, the Company’s Board of Directors has unanimously (i) adopted and approved a resolution approving and authorizing this Agreement and the Ancillary Agreements to which it is (or will be) a party in accordance with the provisions of the DGCL and declaring that the Mergers and the other transactions contemplated hereby and thereby are advisable, fair and in the best interests of the Company and its shareholders, (ii) resolved to recommend that the Company Stockholders approve and adopt this Agreement, the Mergers and other Contemplated Transactions, and (iii) directed that this Agreement and the Contemplated Transactions be submitted for a vote of the shareholders of the Company in order to obtain the Stockholder Approval, and no such determination, recommendation or direction of the Board of Directors of the Company has been withdrawn, amended, modified or terminated. The Written Consent, when executed, dated and delivered, shall constitute a valid, enforceable and effective adoption of this Agreement by the Stockholder Approval in compliance with applicable Law and the Charter Documents of the Company. The Stockholder Approval is the only approval of any Company Stockholders that are necessary in connection with the consummation by the Company of the Contemplated Transactions (including the Mergers), whether pursuant to applicable Laws, the Charter Documents of the Company, Contracts or otherwise. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Mergers and the other Contemplated Transactions (other than the filing and recordation of the First Merger Certificate of Merger and such other documents as required by the DGCL).

3.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements and all agreements, documents and instruments executed and delivered by the Company pursuant hereto and the performance of the transactions contemplated by this Agreement, the Ancillary Agreements and such other agreements, documents and instruments contemplated herein and thereby do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any Contract, Permit, license or authorization to which the Company is a party or by which the Company or its assets are bound, except for such violations, conflicts, defaults, accelerations, or terminations that, individually or in the aggregate, would not reasonably be expected to prevent or materially impair or delay the ability of the Company to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements or perform its obligations hereunder and thereunder; (ii) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of the Company’s Charter Documents; (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, regulation or rule, or any Governmental Order of, or any restriction imposed by, any Governmental Authority applicable to the Company; or (iv) require from the Company any notice to, declaration or filing with, or consent or approval of, any Governmental Authority, except for (a) such filings as may be required under applicable requirements of the Exchange Act, and under state securities or “blue sky” laws, (b) such filings, notices, approvals or consents required under the rules and regulations of the Securities and Exchange Commission or any other applicable regulatory or self-regulatory organization, (c) the filing of the First Merger Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, and (d) such notices, consents, declarations, and filings that, if not obtained or made would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of the Company to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements or perform its obligations hereunder and thereunder.

3.5 Capitalization.

(a) The authorized capital stock of the Company consist of (i) 4,000,000 shares of Company Common Stock, none of which are issued and outstanding, (ii) 895,000 shares of Series Seed Preferred Stock, all of which are issued and outstanding, (iii) 600,000 shares of Series A Preferred Stock, of which 166,250 shares are issued and outstanding, (iv) 127,500 shares of Series A-1 Preferred Stock, all of which are issued and outstanding, and (v) 650,000 shares of Series A-2 Preferred Stock, of which 550,000 shares are issued and outstanding. With respect to such authorized Company Common Stock, 879,105 shares are duly reserved for future issuance pursuant to Company Options outstanding as of this date of this Agreement and no shares of Company Common Stock or Company Preferred Stock are owned beneficially or of record by the Company. Schedule 3.5(a) sets forth the name of each record holder of Company Capital Stock and the number of shares held of record by each such stockholder. All outstanding shares of Company Capital Stock are validly issued, fully paid and nonassessable. The shares of Company Capital Stock are uncertificated and held in book entry form.

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(b) None of the outstanding shares of Company Capital Stock are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. Except for shares disclosed on Schedule 3.5(b), no shares of voting or non-voting capital stock, other equity interests or other voting securities of the Company are issued, reserved for issuance or outstanding. All Company Options have been granted under the 2020 Stock Plan. Schedule 3.5(b) sets forth a true and complete list of all outstanding Company Options and all other options and rights to purchase Company Capital Stock, together with the number of shares of Company Capital Stock subject to such security, the date of grant or issuance, the exercise price, the expiration date of such security, the number of vested and unvested shares subject to such security as of the date hereof and the vesting schedule thereof (including any accelerated vesting provisions). Except as set forth in Section 2.6, no Company Option shall entitle the holder thereof to receive anything after the Merger in respect of such Company Option.

(c) Except as described in Sections 3.5(a) and (b) or as set forth on Schedule 3.5(c), there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities or Contracts or obligations of any kind (contingent or otherwise) to which the Company is a party or by which it is bound obligating the Company, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, Contract or obligation. Except as set forth in the Company’s certificate of incorporation, there are no outstanding obligations of the Company (contingent or otherwise) to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock (or options or warrants to acquire any such shares) of the Company. There are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other Contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or its business or assets or calculated in accordance therewith (other than payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby, in each case in the Ordinary Course of Business) to cause the Company to register its securities or which otherwise relate to the registration of any securities of the Company. There are no voting trusts, proxies or other Contracts of any character to which the Company or any of the Stockholders is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or similar interests of the Company. There are no bonds, debentures, notes, other Indebtedness or any other securities of the Company with voting rights on any matters on which stockholders may vote. All outstanding Company Securities have been issued and granted in compliance with: (i) all applicable Laws; and (ii) all rights of other holders of Company Securityholders (including the right to approve such issuance and any preemptive or other rights to participate in such issuance).

(d) The Company does not own or control, directly or indirectly, any interest in any other corporation, or any limited liability company, partnership, trust, joint venture, association or any other business entity, and the Company does not own any shares of capital stock or any other securities of, and has not at any time made any other material investment in, any other Person. The Company is not a participant in any joint venture, partnership or similar arrangement.

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(e) Each Company Option (i) was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the stock option plan of the Company pursuant to which it was issued, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code, and (iii) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns.

(f) The only issued and outstanding Company Warrants are set forth on Schedule 3.5(f). Each holder of Company Warrants has waived any prior notice requirements (if any) under the Company Warrants with respect to the Mergers and agreed that such Company Warrants will be subject to the provisions of and treated as described in Section 2.14 in connection with the Mergers and shall cease to be outstanding following the First Merger Effective Time.

(g) The Spreadsheet, as delivered pursuant to Section 2.14, will be true, accurate and complete as of the Closing Date.

3.6 Financial Statements.

(a) The Company has delivered to the Buyer Parties the Company’s unaudited consolidated balance sheets as of (i) December 31, 2020, and (ii) December 31, 2021 (the “Reference Balance Sheet”), and the related consolidated statement of operations, stockholders’ equity and cash flows for each the foregoing fiscal years then ended, together with the notes thereto. Each of deliverables in clauses (i) and (ii) (including in all cases the notes thereto, if any) (the “Financial Statements”) is consistent with the books and records of the Company (which such books and records are correct and complete in all material respects), presents fairly in all material respects the financial condition and results of operations and cash flows of the Company as of and for the periods referred to therein, and have been prepared in accordance with the Accounting Principles, subject in the case of the unaudited interim Financial Statements to changes resulting from normal year-end adjustments (none of which are material, individually or in the aggregate) and the absence of footnote disclosure.

(b) The Company maintains accurate books and records reflecting its assets and liabilities and maintains a system of internal controls over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for internal purposes in accordance with the Accounting Principles, and includes those policies and procedures that provide reasonable assurance: (i) that records are maintained in reasonable detail such that they accurately and fairly reflect the transactions and dispositions of the assets of the Company in all material respects; (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Principles and applicable Law, and that expenditures are made only in accordance with management’s general or specific authorization; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the Company’s financial statements.

(c) The Company has never made any assignment in favor of its creditors or a proposal in bankruptcy to its creditors or any class thereof, had any petition for a receiving order presented in respect of it, or has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Company or any of its property or assets and no execution or distress has been levied upon any of the property or assets of the Company. Except as contemplated by this Agreement, no act or proceeding has been taken or authorized by or against the Company with respect to any merger, consolidation, arrangement or reorganization of, or relating to, the Company nor have any such proceedings been authorized by any other Person.

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3.7 Absence of Undisclosed Liabilities. The Company does not have any Liabilities of any type other than (i) obligations to perform under the Company Contracts or under Contracts that are not required to be disclosed on the Disclosure Schedules (but not Liabilities for breaches thereof), (ii) Liabilities reflected on the Reference Balance Sheet, (iii) Liabilities that have been incurred since the date of the Reference Balance Sheet in the Ordinary Course of Business and that would not reasonably be expected to, individually or in the aggregate, adversely impact the business of the Company as presently conducted in any material respect, and (iv) Liabilities disclosed on Schedule 3.7.

3.8 Accounts Receivable; Accounts Payable.

(a) All of the accounts receivable of the Company are valid and enforceable claims, are not subject to any set-off or counterclaim and are fully collectible in the Ordinary Course of Business. The Financial Statements do not reserve for doubtful accounts. Since the date of the Reference Balance Sheet, the Company has collected its accounts receivable in the Ordinary Course of Business and has not accelerated any such collections.

(b) All accounts payable and notes payable of the Company arose in bona fide arm’s length transactions in the Ordinary Course of Business and no such account payable or note payable is delinquent in its payment. Since the date of the Reference Balance Sheet, the Company has paid its accounts payable in the Ordinary Course of Business and in a manner which is consistent with its past practices and has not delayed or postponed the payment of its accounts payable.

3.9 Customers and Suppliers.

(a) The Company does not have and has not had since the date of its incorporation, any customers and/or distributors and/or any material strategic partnership or similar relationship with any Person other than Parent or Buyer.

(b) Schedule 3.9(b) lists the name and address of each vendor, supplier, service provider and other similar business relation of the Company (collectively, “Suppliers”) from whom the Company purchased greater than $250,000 in goods and/or services (i) over the course of the Company’s fiscal year ended December 31, 2020, and (ii) over the course of the period commencing on January 1, 2021 and ending on the date hereof including, in each case, the total amount owed to each such person during the specified period and whether such amounts are past due. The Company has not received any indication from any such Person to the effect that, and, to the knowledge of the Company, there is no reason to believe that, any Supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements or otherwise).

3.10 Absence of Changes. Since the date of the Reference Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business, the Company has not suffered a Material Adverse Effect or any material loss, damage, destruction or other casualty affecting any of its material properties or assets (whether or not covered by insurance) and, except as set forth on Schedule 3.10 or as contemplated by the terms of this Agreement, the Company has not:

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(a) redeemed or repurchased, directly or indirectly, or declared, set aside or paid any dividends on (other than dividends paid to the Company) or made any other distributions (whether in cash or in kind) with respect to, any of its equity securities;

(b) issued, sold or transferred any notes, bonds or other debt securities, any equity securities, or any securities convertible, exchangeable or exercisable into, directly or indirectly, any of its equity securities;

(c) borrowed any amount or incurred or become subject to any Indebtedness (including contingently as a guarantor or otherwise) or other Liabilities, except current liabilities incurred in the Ordinary Course of Business (and not constituting Indebtedness);

(d) discharged or satisfied any Lien or paid any Liability related to the Company (other than Liabilities paid in the Ordinary Course of Business), or prepaid any amount of Indebtedness or subjected any portion of its properties or assets to any Lien or other encumbrance (other than Permitted Liens and Liens that will be released at or prior to the Closing);

(e) sold, leased, subleased, licensed, assigned, transferred or otherwise disposed of (including transfers to Company Securityholders or any Insider) any of its material tangible or intangible assets (including Company Intellectual Property Assets), except for non-exclusive licenses granted in the Ordinary Course of Business to customers on an arms’ length basis;

(f) waived, canceled, compromised or released any rights or claims of material value, whether or not in the Ordinary Course of Business;

(g) except in the Ordinary Course of Business, entered into any material Contract or amended or terminated the Company’s rights thereunder, or entered into any other material transaction;

(h) made, granted or promised any wage, salary, commissions or compensation increase in excess of $50,000 per year to, or made any other change in employment terms for, any director, officer, employee, sales representative or consultant paid, or made any new commitment to pay, any bonus or made any profit-sharing payment, cash incentive payment or similar payment granted or promised any increase in any employee benefit plan or arrangement, amended, established or terminated any Company Employee Program (other than an amendment required by Law), or adopted any new Employee Program;

(i) made any material change in its business practices, including, without limitation, any change in accounting methods or practices or collection, credit, pricing or payment policies of the Company;

(j) except in the Ordinary Course of Business, made any capital expenditures in excess of $10,000 in the aggregate or any investments;

(k) made any loans or advances to, or guarantees for the benefit of, any Persons (other than advances to employees for travel and business expenses incurred in the Ordinary Course of Business that do not exceed $10,000 in the aggregate);

(l) changed, amended or modified or authorized any change, amendment or modification in its certificate of incorporation, bylaws or other governing or organizational documents;

(m) instituted or settled any claim or lawsuit for an amount involving in excess of $5,000 in the aggregate or involving equitable or injunctive relief;

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(n) acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock or acquired any other material assets;

(o) materially amended any Permit other than routine renewals or failed to maintain any Permit or timely obtain any Permit that is material to the ongoing operations of the Company;

(p) outside the Ordinary Course of Business, made or changed any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, entered into any closing agreement with respect to Taxes, settled or compromised any Tax claim or assessment, surrendered any right to claim a material Tax refund, received or requested any Tax ruling, or consented to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(q) entered into any Contract or other transaction with an Insider not at arms’ length; or

(r) committed or agreed, in writing or otherwise, to any of the foregoing, except as expressly contemplated by this Agreement and the Ancillary Agreements.

3.11 Indebtedness. All of the Company’s Indebtedness is listed on Schedule 3.11. For each item of Indebtedness, Schedule 3.11 correctly sets forth the debtor, the Contract governing the Indebtedness, and the principal amount of the Indebtedness. The Company has no Liability in respect of a guarantee of any Indebtedness or other liability or obligation of any other Person. All relevant documentation associated with the Indebtedness of the Company has been Made Available.

3.12 Assets. The Company owns and has good, valid and marketable title to, or, in the case of leased or licensed property and assets, has the right to use pursuant to a valid and enforceable lease, license or similar Contract, all of its material tangible properties, rights and assets, whether real or personal, including all assets reflected in the Reference Balance Sheet or acquired after the date of the Reference Balance Sheet (in each case, free and clear of any Liens (other than Permitted Liens and Liens that will be released at or prior to the Closing)), except (a) to the extent the enforceability of any such leases or other Contracts may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles, and (b) for assets that have been sold or otherwise disposed of since September 30, 2021 in the Ordinary Course of Business. The foregoing tangible properties, rights and assets constitute all the assets, properties, rights and goodwill necessary to carry on the business of the Company as currently conducted and as presently proposed to be conducted.

3.13 Real Property.

(a) The Company does not own any real property, nor has the Company ever owned, any real property.

(b) The Leased Real Properties held by the Company are listed on Schedule 3.13(b). The Company has Made Available to the Buyer Parties true and complete copies of the leases relating to such Leased Real Property and all extensions, amendments and other modifications (the “Real Property Leases”), if any, thereof and subordination and non-disturbance agreements, if any, relating thereto. Except as set forth on Schedule 3.13(b)(i), none of the Leased Real Property is occupied by the Company pursuant to a sublease. With respect to each lease listed on Schedule 3.13(b)(i), except as set forth on Schedule 3.13(b)(ii), the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the lease. There are no parties in possession at the Leased Real Property other than the Company. The Leased Real Property constitutes all interests in real property currently used, occupied or held for use in connection with the business of the Company and which is necessary for the continued operation of the businesses of the Company as such business is currently conducted. The Company does not own or hold, nor is it obligated under or a party to, any option, right of first refusal, right of first offer or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein. There are no unpaid charges, costs, or expenses for the Leased Real Property made on behalf of any Company which would reasonably be likely to give rise to any mechanic’s or materialmen’s or other statutory liens. There are no unpaid commissions due to or payable by the Company to any other Person becoming due after the Closing Date under any the Real Property Lease.

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3.14 Personal Property. The Company owns good and marketable title to, or a valid leasehold interest in, free and clear of all Liens (other than Permitted Liens and Liens that will be released at or prior to the Closing), all of the personal property and assets of the Company. The machinery, equipment, personal properties and other tangible assets of the Company are in good condition and repair (normal wear and tear excepted), and are usable in the Ordinary Course of Business. The Company does not own or lease any improvements or vehicles.

3.15 Contracts and Commitments.

(a) Except as set forth on Schedule 3.15, the Company is not a party to, or bound by, whether written or oral, any active, ongoing or otherwise in effect:

(i) Contract involving a potential commitment or payment by the Company in excess of $250,000 (excluding purchase orders entered into in the Ordinary Course of Business);

(ii) Collective bargaining agreements;

(iii) Agency (foreign or domestic), broker, dealer, distributor, sales representative, marketing or other similar Contracts with any party other than Parent;

(iv) Contract for the employment of any officer, individual employee or other Person on a full-time, consulting or independent contractor basis involving payment by the Company in excess of $50,000 in the aggregate during any twelve (12) month period (other than any employment offer letter or consulting Contract in such form as has been Made Available and is terminable “at will” without any contractual obligation on the part of the Company to provide for severance, retention, change-of-control or similar compensation or benefits);

(v) Contract relating to Indebtedness (including guaranty arrangements) or to mortgaging, pledging or otherwise placing a Lien (other than Permitted Liens) on any of its assets, or any guaranty of an obligation of a third party;

(vi) Contract relating to Company Transaction Expenses;

(vii) royalty, dividend or similar arrangement based on the revenues or profits of the Company or any contract or agreement involving fixed price or fixed volume arrangements;

(viii) Contract which contains any provisions requiring the Company to indemnify any other party, except for indemnification obligations undertaken by the Company in the Ordinary Course of Business to its customers and suppliers on an arms’ length basis;

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(ix) Contract under which the Company is lessee of, or holds or operates, any property, real or personal, owned by any other party calling for payments in excess of $10,000 annually or under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

(x) Contract or group of related Contracts (excluding purchase orders entered into in the Ordinary Course of Business with customers and/or suppliers on an arms’ length basis) that are not cancelable by the Company without penalty on not less than ninety (90) days’ notice;

(xi) Contract relating to the ownership of or investment in any business or enterprise (including investments in joint ventures and minority equity investments);

(xii) Contract limiting the ability of the Company, or that would limit the ability of Buyer or any of its Affiliates after the Closing Date, to freely engage in any line of business or with any Person anywhere in the world or during any period of time, including any Contract containing an exclusivity obligation, most-favored-nation provision or “best price” obligation enforceable against the Company;

(xiii) Settlement document or Contracts with respect to any Legal Proceeding that contain any outstanding obligations of the Company;

(xiv) Contract pursuant to which it subcontracts work to third parties;

(xv) Contract with any Governmental Authority;

(xvi) power of attorney;

(xvii) acquisition agreement, whether by merger, stock or asset sale or otherwise;

(xviii) Contract contemplating the collection, transfer and/or processing by the Company of identified or identifiable data of any natural person;

(xix) Real Property Leases;

(xx) Contracts with Licensed Providers, hospitals, health systems and other health care provider organizations, including but not limited to advisory board agreements and medical director agreements;

(xxi) Contracts that support or are otherwise related to clinical research or trials;

(xxii) Contracts that are or contain business associate agreements; or

(xxiii) Contracts with any Third Party Payor, charitable fund, or similar organization.

(b) The Contracts required to be disclosed on Schedule 3.15 or Schedule 3.26, are referred to herein as the “Company Contracts”. The Company has Made Available true and correct copies of each Company Contract, together with all amendments, waivers and other changes thereto (all of which are disclosed on Schedule 3.15 or Schedule 3.26). Schedule 3.15 contains an accurate and complete description of all material terms of all oral Contracts referred to therein. Except as disclosed on Schedule 3.15, (i) no Company Contract has been, to the Company’s knowledge, breached by the other party, and the Company has no knowledge of any planned breach by any other party to any Company Contract, (ii) the Company has performed all of the obligations required to be performed by it on or before the date hereof in connection with the Company Contracts and is not in material default under or in breach of any Company Contract, (iii) to the Company’s knowledge, no event or condition has occurred or arisen which, with the passage of time or the giving of notice or both, would reasonably be expected to result in a material default or breach thereunder, and (iv) each Company Contract is in full force and effect and is a legal, valid, binding, and enforceable obligation of the Company and, to the knowledge of the Company, the other party, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles.

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3.16 Intellectual Property.

(a) Schedule 3.16(a) contains a complete and accurate list of all (i) Patents owned or purported to be owned by or filed in or issued under the name of the Company or used or held for use by the Company (“Company Patents”), registered and unregistered Marks owned or purported to be owned by or filed in or issued under the name of the Company or used or held for use by the Company (“Company Marks”), and registered and material unregistered Copyrights owned or purported to be owned by or filed in or issued under the name of the Company or used or held for use by the Company (“Company Copyrights”), in each case including, to the extent applicable, the date of filing, issuance or registration, the filing, issuance or registration number and the name of the body where the filing, issuance or registration was made, and (ii) products (including computer programs and applications) and/or services currently or previously developed, researched, designed, manufactured, performed, licensed, sold, distributed and/or otherwise made commercially available by the Company (the “Company IP Products”), (iii) active or ongoing licenses, sublicenses or other agreements under which the Company is granted rights by others in Company Intellectual Property Assets, other than “off the shelf” software that is generally commercially available for a total of cost of less than $20,000 (“Licenses In”), and (iv) licenses, sublicenses or other agreements under which the Company has granted rights to others in Company Intellectual Property Assets (“Licenses Out” and, collectively with the Licenses In, the “Company Licenses”) (other than customer agreements entered into in the Ordinary Course of Business, substantially in the form of the Company’s form of customer agreement, copies of which have been Made Available). All Company Licenses are non-exclusive.

(b) Except as set forth on Schedule 3.16(b):

(i) the Company exclusively owns all Company Intellectual Property Assets owned or purported to be owned by the Company, free and clear of all Liens other than Permitted Liens;

(ii) all Company Intellectual Property Assets owned or purported to be owned by the Company that have been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are registered in the name of the Company; all Company Intellectual Property Assets owned by or exclusively licensed to the Company are subsisting and, to the knowledge of the Company, valid and enforceable, and all Company Patents, Company Marks and Company Copyrights that have been issued by, or registered, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in material compliance with formal legal requirements (including, as applicable, the payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications);

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(iii) none of the Company Intellectual Property Assets owned by or exclusively licensed to the Company that has been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world is subject to any maintenance fee or Tax or action falling due within ninety (90) days following the Closing Date;

(iv) to the knowledge of the Company, no Company Patent has been or is now involved in any interference, derivation, reissue, re-examination, inter parties review, post-grant review, covered business method review or opposition proceeding, and, to the knowledge of the Company, all products made, used or sold under the Company Patents have been marked with the proper patent notice;

(v) there are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its employees alleging that any of the operation of the Company’s business, either as currently conducted or as presently planned to be conducted, or any activity by the Company infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property Assets (“Third Party IP Assets”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any Intellectual Property Assets of any person or entity or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(vi) neither the operation of the Company’s business, as currently conducted, nor any activity by the Company, as currently conducted, infringes or violates (or in the past infringed or violated) any Third Party IP Asset or constitutes a misappropriation of (or in the past constituted a misappropriation of) any Third Party IP Asset, provided that the representation and warranty in this subsection (vi) is made to the knowledge of the Company with respect to the rights of others in or to any Patents;

(vii) the Company does not have any obligation to compensate any Person for the use of any Intellectual Property Assets; the Company has not entered into any agreement to indemnify any other Person against any claim of infringement or misappropriation of any Intellectual Property Assets; there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (A) restrict the Company’s rights to use any Intellectual Property Assets, (B) restrict the Company’s Business, in order to accommodate a third party’s Intellectual Property Assets, or (C) permit third parties to use any Company Intellectual Property Assets;

(viii) the Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software enabled electronic devices that it owns or leases or that it has otherwise provided to its employees and contractors for their use;

(ix) all former and current employees, consultants and contractors of the Company have executed written instruments with the Company that assign to the Company all rights, title and interest in and to any and all (A) inventions, improvements, ideas, discoveries, developments, writings and other works of authorship, know-how, processes, methods, technology, data and information relating to the business of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or that may be used with any such products or services and (B) Intellectual Property Assets relating thereto; and in each case a valid and enforceable assignment to the Company for each Company Patent has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued;

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(x) to the Knowledge of the Company, (A) there is no, nor has there been any, infringement or violation by any person or entity of any of the Company Intellectual Property Assets or the Company’s rights therein or thereto, and (B) there is no, nor has there been any, misappropriation by any person or entity of any of the Company Intellectual Property Assets;

(xi) the Company has taken all reasonable security measures to protect the confidentiality of all Trade Secrets owned or purported to be owned by the Company, or used or held for use by the Company in the business of the Company;

(xii) (A) the Company has not collected or used any data and information related to an identified or identifiable natural person, including, without limitation, any information specifically defined or identified in any Privacy Policy, or that can be used to contact an individual or serve advertisements to an individual, or any information under applicable Law as “personal information,” “personally identifiable information,” “protected health information,” “PHI,” “individually identifiable information,” “PII,” “personal data” or a similar term (“Personal Data”) from any third parties; (B) in connection with the collection, use or other processing of Personal Data, the Company has complied in all material respects with (1) all applicable Laws, statutes, directives, rules, regulations, industry self-regulatory codes, guidance and best practices, (2) contractual obligations (including, but not limited to, those with customers), (3) internal and public-facing privacy, data handling or processing and/or security policies of the Company (each, a “Privacy Policy”), (4) public statements that the Company has made regarding its privacy, data handling and/or data security policies or practices, and (5) the Payment Card Industry Data Security Standard, and all other rules and requirements of payment card brands (the “Privacy Requirements”) relating to (a) the privacy of users of any web properties, products and/or services of the Company; (b) the collection, use, storage, retention, disclosure, transfer, disposal, or any other processing of any Personal Data collected or used by the Company; and (c) the transmission of marketing and/or commercial messages through any means, including, without limitation, via email, text message and/or any other means; (C) the execution, delivery and performance of this Agreement, including the transfer of Personal Data in connection with the transactions contemplated by this Agreement, complies with all Privacy Requirements; (D) the Company has all reasonable and appropriate security measures in place to protect all Personal Data under its control and/or in its possession and to protect such Personal Data from unauthorized access by any parties; (E) the Company’s hardware, software, encryption, systems, policies and procedures are sufficient to protect the privacy, security and confidentiality of all Personal Data in accordance with the Privacy Requirements; (F) the Company has not suffered any breach in security or security incident that has permitted any unauthorized access to any data possessed or under the control of the Company, including any Personal Data or Customer Data; (G) the Company has not received any written correspondence or notice relating to, and there is no formal action or, to the Company’s knowledge, allegation, claim, or investigation currently pending against, the Company by any private party, the Federal Trade Commission, any state attorney general or similar state official, or any other Governmental Authority, foreign or domestic, or any other third party, with respect to the Personal Data of any Person, and, to the Company’s knowledge there are no facts or circumstances which could reasonably form the basis for any such action, allegation, investigation or claim; and (H) the Company has required and does require all third parties to which it provides Personal Data and/or access thereto to maintain the privacy and security of such Personal Data, including by contractually obligating such third parties to implement all reasonable and appropriate security measures to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties;

(xiii) the Company is not subject to the European General Data Protection Regulation or any other privacy laws of any jurisdictions outside of the United States;

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(xiv) the Company has not granted, directly or indirectly, any current or contingent right, license or interest in or to any source code of any of the Company IP Products (including through an escrow arrangement), and has not provided or disclosed any source code of any of the Company IP Products to any person or entity;

(xv) in all material respects, (A) the Company IP Products perform in accordance with their documented specifications and as the Company has warranted to its customers, and (B) the Product Support Items contain all the information necessary to sell, maintain and support the Company IP Products;

(xvi) to the knowledge of the Company, the Company IP Products do not contain any “viruses”, “worms”, “time bombs”, “key-locks”, or any other devices created that could disrupt or interfere with the operation of the Company IP Products or equipment upon which the Company IP Products operate, or the integrity of the data, information or signals the Company IP Products produce in a manner adverse to the Company or any customer, licensee or recipient. The Company uses commercially reasonable methods to (A) detect and prevent viruses and any third-party software routines designed to permit unauthorized access, disable or erase software, hardware or data, or perform any other similar actions that may be present in the Company IP Products, and (B) promptly correct or remove such viruses and subroutines. The Company IP Products do not include or install any spyware, adware, or other similar software that monitors the use of the Company IP Products or contacts any remote computer without the knowledge and express consent of the user(s) of the applicable Product or remote computer, as applicable;

(xvii) (A) none of the Company IP Products were developed with or contain, incorporate, link or call to, are distributed with, or otherwise use any Open Source Software, and (B) the development of any Product with any such Open Source Software, and the incorporation, linking, calling, distribution or other use in, by or with any such Product of any such Open Source Software, does not obligate the Company to disclose, make available, offer or deliver any portion of the source code of such Product or component thereof to any third party other than the applicable Open Source Software, and the Company is in compliance with all licenses for such Open Source Software;

(xviii) (A) the Company has security measures in place to protect information relating to its customers (“Customer Data”) under its and its service providers’ possession or control from unauthorized access; and (B) the Company’s, and to the knowledge of the Company, its service providers’, hardware, software, encryption, systems, policies and procedures are sufficient to protect the security and confidentiality of all Customer Data;

(xix) The Company IT Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use and are sufficient to operate the Company’s business and the Company owns or has valid and enforceable rights to use the Company IT Systems. The Company has appropriate data backup and disaster recovery plans and procedures for the Company’s business and has taken commercially reasonable efforts to safeguard the Company IT Systems, including the use of commercially available antivirus software with the intention of protecting the Company IT Systems from becoming infected by viruses and other harmful code. There have not been any breaches of the security of the Company IT Systems, and there have been no unauthorized intrusions of the Company IT Systems or infections by viruses or other harmful code. The Company IT Systems are fully functional and operate in a reasonable manner and there has not been any material malfunction with the Company IT Systems that has not been remedied or replaced in all material respects, or any material unplanned downtime or material service interruption. The Company IT Systems are sufficient to conduct the Company’s business as currently conducted and as currently proposed to be conducted;

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(xx) the Company has delivered to Buyer true and correct copies of each Company License, together with all amendments, waivers and other changes thereto (all of which are disclosed on Schedule 3.16(a)). Schedule 3.16(a) contains an accurate and complete description of all material terms of all oral Company License referred to therein. Except as disclosed on Schedule 3.16(a), (i) no Company License has been, to the Company’s knowledge, breached by any other party thereto, and the Company has no knowledge of any planned breach by any other party to any Company License, (ii) the Company has performed all of the obligations required to be performed by it in connection with the Company Licenses and is not in default under or in breach of any Company License, (iii) to the Company’s knowledge, no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would reasonably be expected to result in a default or breach by the thereunder, and (iv) each Company License is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company and, to the knowledge of the Company, any other party thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles; and

(xxi) immediately following the Closing, Buyer will have the same rights and privileges in the Company Intellectual Property Assets, Customer Data and Company IT Systems as the Company had in the Company Intellectual Property Assets, Customer Data and Company IT Systems immediately prior to the Closing.

3.17 Litigation; Proceedings. Except as set forth on Schedule 3.17, there are no Legal Proceedings or Governmental Orders pending or, to the Company’s knowledge, threatened against or affecting the Company or any of the Company’s directors, officers or employees, in their capacity as such, at law or in equity, or before or by any Governmental Authority and, to the knowledge of the Company, there is no reasonable basis for any of the foregoing. The Company is not subject to any Legal Proceeding under any Contracts or, to the Company’s knowledge, any investigation or inquiry by a Governmental Authority; and, to the Company’s knowledge, there is no reasonable basis for any of the foregoing. The Company is not subject to any outstanding Governmental Order issued by any Governmental Authority. Schedule 3.17 includes a description of all Legal Proceedings or, to the Company’s knowledge, investigations involving the Company or any of its directors, officers or employees, in their capacity as such, occurring, arising or existing during the past two (2) years.

3.18 Governmental Licenses and Permits. Schedule 3.18 contains a complete listing of all permits, licenses, franchises, certificates, approvals, clearances, consents, certificates of authorization, registrations, filings and other authorizations of any Governmental Authority (including all applications therefor), or other similar rights, together with any renewals, extensions, or modifications thereof and additions thereto (collectively, the “Permits”) owned or possessed by the Company or used by the Company in the conduct of its business, including the promotion and distribution of the Company’s products and services. Except as set forth on Schedule 3.18, the Company owns or possesses, and has owned or possessed, all right, title and interest in and to all Permits that are necessary to conduct its business as currently conducted. Each Permit is valid and in full force and effect, and is not subject to any restrictions or conditions except as set forth on Schedule 3.18. In all materials respects, the Company is in compliance with the terms and conditions of such Permits. No loss, expiration, revocation, suspension, lapse or limitation of any Permit is pending or, to the Company’s knowledge, threatened (including as a result of the transactions contemplated hereby), with or without notice or lapse of time or both, other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby. To the Company’s knowledge, no event has occurred that (including the consummation of the transactions contemplated by the Ancillary Agreements), with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit. Except as indicated on Schedule 3.18, all of the Permits are transferable to Parent, Buyer and/or their respective Affiliates and will be transferred by the Company to Parent, Buyer and/or their respective Affiliates on the Closing Date.

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3.19 Compliance with Laws.

(a) Except as disclosed on Schedule 3.19(a), the Company and each of the Company’s officers, directors, employees and control persons is in compliance with, and has complied with and is in compliance with, in all material respects, all laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof that are applicable to the business, business practices (including the Company’s production, marketing, sales and distribution of its products and services) and any owned or leased properties of the Company to which the Company may be subject, and no claims have been filed against the Company alleging a violation of any such laws, regulations or ordinances, and the Company has not received notice of any such violation. No event or condition has occurred that that can be reasonably expected to constitute a material violation of applicable Law by the Company or, to the Company’s knowledge, any of its officers, directors, employees, or control persons.

(b) The Company and each of its officers, directors, employees, and control persons is, and has been in material compliance with all applicable Laws relating to the issuance, maintenance, and servicing of any payments-related products or services, as well as any products or services related to money transmission, remittances, the issuance, storage, exchange, and the rights of customers who use such products and services.

(c) The Company and each of its officers, directors, employees, and control persons is, and has been, in material compliance with all applicable federal, state and foreign anti-money laundering rules and regulations, including, but not limited to, the United States Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the United States Money Laundering Control Act of 1986 (18 U.S.C. §§1956 and 1957), as amended, as well as the implementing rules and regulations promulgated thereunder, and the applicable money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency or self-regulatory body (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(d) Neither the Company nor any of its officers, directors, employees, or control persons has conducted any transactions directly or indirectly with (A) any countries subject to United States Government export embargoes at the time of such embargo, including Cuba, Iran, North Korea, Sudan, Crimea (Ukraine) or Syria, (B) individuals or entities identified on the SDN List or Consolidated Sanctions List administered by the U.S. Treasury Department’s Office of Foreign Assets Control, and the Denied Parties List, Unverified List and Entity List administered by the U.S. Commerce Department’s Bureau of Industry and Security (each, a “Restricted Party”) or (C) entities owned in the aggregate fifty percent (50%) or more by entities on the SDN List. The Company has not sold, licensed, supplied, exported, re-exported, transferred or furnished any of the Company products, or any software code, technology or services, directly or indirectly to (x) any Person located in any country that is subject to a United States government export embargo or (y) any Restricted Party.

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(e) All product candidates currently being, or that have been, manufactured, tested, developed, processed, labeled, stored, or distributed by or on behalf of the Company, including, but not limited to all therapeutic or diagnostic product candidates and software (collectively, the “Products”), are being, and have, at all times, been, manufactured, tested, developed, processed, labeled, stored, and distributed in compliance with all applicable Laws governing medical products and related activities, including, but not limited to, the Federal Food, Drug & Cosmetic Act (“FDCA”) and related regulations administered or issued by the United States Food and Drug Administration (“FDA”) (collectively, “Medical Product Laws”). All clinical trials that were, or are being, conducted by or on behalf of the Company or regarding any Product were, or are being, conducted in compliance with all applicable Medical Product Laws, including without limitation, the FDA’s good clinical practice and good laboratory practice regulations and federal and state Laws governing the use and disclosure of individually identifiable health information. No Product has been seized, withdrawn, recalled, detained, or subject to a clinical hold or suspension of manufacturing or distribution, and, to the knowledge of the Company, there are no facts or circumstances reasonably likely to result in the seizure; withdrawal; recall; detention; field notification; field correction; safety alert; clinical hold; suspension of manufacturing or distribution; or a change in the labeling of any Product. No Products are being, or have been, marketed, advertised, promoted, or sold in the U.S. or to U.S. consumers, nor has the Company made any explicit or implicit representations that any of its Products is safe and effective for the targeted use(s) or indication(s) or that the FDA has authorized such Product for commercial use.

(f) Schedule 3.19(f) contains a list of all serious adverse events that have been reported in connection with the use or administration of any Product (including during clinical trials). The Company has reported all such adverse events to the FDA, to the extent required by, and in accordance with, applicable Medical Product Laws. The Company: (A) has not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter, or other correspondence or notice from the FDA or any Governmental Authority alleging or asserting noncompliance with any applicable Medical Product Law or any Permits held by the Company in relation to any Product, including, but not limited to, marketing approvals or clearances issued by the FDA and any amendments or supplements thereto; (B) is not subject to any obligation arising under an administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, or other notice, response, or commitment made to or with the FDA or any comparable Governmental Authority with respect to the Products; and (C) has made all required notifications, submissions, and reports to the FDA or any comparable Governmental Authority, and all such notifications, submissions, and reports were true, complete, and correct as of the date of submission to the FDA or comparable Governmental Authority. Neither the Company nor any of its employees, agents, or other persons engaged by the Company has provided false or misleading information or made any significant omission in any communication or submission to any Governmental Entity. Neither the Company nor any of its directors, officers, employees, or agents, has been debarred or excluded under 21 U.S.C. § 355a or any similar Law or engaged in conduct that could result in debarment or exclusion under 21 U.S.C. § 355a or any similar Law, and there are no pending or, to the knowledge of the Company, threatened claims, actions, proceedings, or investigations that would reasonably be expected to result in such a debarment or exclusion.

3.20 Taxes. Except as provided as set forth on Schedule 3.20:

(a) The Company has timely filed (taking into account valid extensions of time with respect to filing made in the Ordinary Course of Business) all income and other material Tax Returns that are required to be filed by or with respect to it, and all such Tax Returns were filed in compliance with applicable Law and are true, correct and complete in all material respects.

(b) All Taxes due and payable by the Company, whether or not shown or required to be shown on any Tax Return, have been paid and no income or other Taxes are delinquent.

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(c) There are no Liens for Taxes upon any of the assets or the equity of the Company, other than Taxes not yet due and payable and for which adequate reserves have been established.

(d) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, securityholder or other third party, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and all material withholding Tax Returns required with respect thereto have been properly completed and timely filed, and all amounts withheld have been paid over to the proper Governmental Authorities (or are properly being held for such timely payment) to the extent required by applicable Law. Without limitation of the foregoing, the Company has collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, as required under applicable Law, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use tax statutes and regulations.

(e) No deficiency for any amount of Tax has been threatened, proposed, asserted, written or orally, to the Company or assessed by a Governmental Authority against the Company.

(f) There is no action, suit, proceeding or audit or any notice of inquiry of any of the foregoing pending against or with respect to the Company regarding any Taxes or any Tax Return and no action, suit, proceeding or audit has been threatened in writing against or with respect to the Company regarding Taxes or any Tax Return.

(g) To the knowledge of the Company, no claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction or may be required to file a Tax Return in that jurisdiction. The Company does not have a permanent establishment or conduct business through any branch other than in its country of formation.

(h) The Company has delivered to Buyer correct and complete copies of all income and other material Tax Returns, examination reports, and statements of deficiencies assessed against, agreed to, or filed by the Company for all taxable years beginning with the taxable year ended December 31, 2020.

(i) The Company has not submitted a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for change of any method of accounting, or any other material request with any Governmental Authority that relates to Taxes or Tax Returns of the Company, other than such rulings, reliefs, advices or other requests that are no longer in effect.

(j) Since the date of the Reference Balance Sheet, the Company has not incurred any material Liability for Taxes outside of the Ordinary Course of Business other than as a result of the transactions contemplated by this Agreement.

(k) No extension or waiver of any statute of limitations on the assessment, reassessment or collection of, or any claim for, any Taxes granted by the Company is currently in effect, and no agreement to any extension of time for filing any income or other material Tax Return that has not been filed is currently in effect. No request for any such extension or waiver is currently pending, other than extensions filed in the Ordinary Course of Business for which no approval is required.

(l) The Company has not participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

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(m) Neither the Company nor any predecessor of the Company has been a member of a consolidated combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate tax reporting corporation. The Company does not have any Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract (other than a Contract entered into in the Ordinary Course of Business, the principal purpose of which is not Taxes) or otherwise outside of the Ordinary Course of Business.

(n) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying, or purported to or intended to qualify, for tax free treatment under Sections 355 or 361 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.

(o) The Company is now, and has been, treated as a corporation for all applicable federal, state, local and non-U.S. Tax purposes since August 2020, before which it was treated as an entity disregarded as separate from its regarded owner.

(p) The Company does not have any Subsidiaries.

(q) The Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, other than customary contracts entered into in the Ordinary Course of Business, a principal purpose of which does not relate to Tax, nor does the Company have any Liability or potential Liability to another party under any such agreement.

(r) The Company will not be required to include any item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Tax Law) executed on or prior to the Closing Date; (iv) intercompany transactions or any excess loss account described in Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date outside of the Ordinary Course of Business; (vii) election made under Section 108(i) of the Code prior to the Closing; or (viii) the application of Code Section 965.

(s) [Reserved].

(t) The taxable year of the Company is (and always has been) the calendar year ending December 31. The Company uses the accrual method of accounting for U.S. federal income Tax purposes.

(u) Neither the Company nor any of its Affiliates have deferred any Taxes under Section 2302 of the CARES Act or IRS Notice 2020-65 (or any corresponding or similar provision of state, local or non-U.S. Law). The Company has properly complied with all applicable Laws and duly accounted for any available Tax credits under Section 7001 through 7005 of the Families First Coronavirus Response Act for 2020 (or any corresponding or similar election under state, local or non-U.S. Law) and Section 2301 of the CARES Act (or any corresponding or similar election under state, local or non-U.S. Law).

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Notwithstanding anything to the contrary in this Section 3.20, nothing in this Agreement (including this Section 3.20) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including methods of accounting or net operating losses) of the Company for any Post-Closing Tax Period.

3.21 Employees.

(a) Schedule 3.21(a) contains a complete and accurate list of all of the officers and other employees of the Company as of the date of this Agreement, describing for each such employee: name, position or title, whether classified as exempt or non-exempt for wage and hour purposes, whether paid on a salary, hourly or commission basis and the actual annual base salary, hourly rate, or other rates of compensation, bonus potential, date of hire, business location, status (i.e., active or inactive and if inactive, the type of leave and estimated duration), any visa or work permit status and the date of expiration, if applicable, and the total amount of bonus, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby. Schedule 3.21(a) also contains a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the business of the Company and classified by the Company as other than employees or compensated other than through wages paid by the Company through the Company’s payroll department and reported on a Form W-4 (“Contingent Workers”), showing for each Contingent Worker such individual’s name, role in the business, fee or compensation arrangements and other contractual terms or terms of engagement with the Company. Except as contemplated by this Agreement or as set forth on Schedule 3.21(a), (i) no officer or Key Employee, or group of employees or Contingent Workers, has notified the Company of any plans to terminate his, her or their employment or service arrangement with the Company and (ii) in the past twelve (12) months no officer’s or Key Employee’s employment with the Company has been terminated for any reason.

(b) Currently and during the past six years: (i) the Company is and has been in compliance with all applicable Laws and regulations respecting labor and/or employment matters, including laws and regulations respecting fair employment practices, work place safety and health, terms and conditions of employment, wages and hours, including, without limitation, with respect to the classification of employees for purposes of federal, state and local law and the payment of employee overtime and minimum wage, pay equity, restrictive covenants, immigration and work authorization, discrimination, harassment, retaliation, background and credit checks, defamation and other torts and breach of employee agreements; (ii) the Company is not, nor has been, delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers; (iii) there are no, and there have been no, formal or informal litigation, arbitration, demands, disputes, mediation, governmental investigations, governmental audits, grievances, complaints or charges with respect to employment or labor matters (including allegations of employment discrimination, violation of wage and hour laws, harassment, breach of restrictive covenants, pay equity violations, misclassification of independent contractors, retaliation or unfair labor practices) pending or, to the knowledge of the Company, threatened against the Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (iv) none of the employment policies or practices of the Company is currently being or has been audited or investigated or, to the knowledge of the Company, is subject to imminent audit or investigation by any Governmental Authority; (v) none of the Company or any of its officers or senior managers, is or has been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters concerning or with respect to the Company; (vi) the Company is and has been in compliance with the requirements of the Immigration Reform Control Act of 1986; and (vii) all employees are and have been employed at-will and no employee is subject to any employment contract with the Company that provides for a fixed term of employment, whether oral or written, express or implied.

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(c) (i) There is no, and during the past four (4) years there has not been, any labor strike, picketing of any nature, organizational campaigns, labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the business of the Company; (ii) the Company does not have any duty to bargain with any union or labor organization or other person purporting to act as exclusive bargaining representative (“Union”) of any employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any employee or Contingent Worker; (iii) there is no collective bargaining agreement or other contract with any Union, or work rules or practices agreed to with any Union, binding on the Company, or being negotiated, with respect to the Company’s operations or any employee or Contingent Worker; and (iv) the Company has not engaged in any unfair labor practice.

(d) The Company has not experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the WARN Act or any similar state, local or foreign law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company. During the ninety (90) day period preceding the date hereof, no employees of the Company have suffered an “employment loss” as defined in the WARN Act with respect to the Company.

(e) Schedule 3.21(e) identifies each employee of the Company who is subject to a non-competition, non-solicitation, nondisclosure or invention assignment agreement with the Company and a form of each such agreement has been Made Available.

(f) Except as set forth on Schedule 3.21(f), at no time in the past two (2) years have any allegations been made within or outside the Company alleging conduct that, if confirmed, would constitute violations, in any material respect, of any applicable Law, with respect to, concerning, or otherwise related to the Company. There (i) are no allegations of sexual harassment or other sexual misconduct that have been made to the Company involving any director, officer, or managerial or supervisory employee of the Company in connection with such individual’s provision of services to the Company and (ii) to the knowledge of the Company, there are no facts that could reasonably be expected to give rise to a claim of sexual harassment or other discriminatory harassment against or involving the Company or any employee, director or Contingent Worker. To the knowledge of the Company, no senior level employees, director or Contingent Worker has engaged in any sexual interactions, or is or has been involved in any romantic or other intimate interpersonal relationship with any employee, director or Contingent Worker.

(g) The Company currently classifies and has properly classified each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour laws, and is and has been otherwise in compliance with such laws. The Company currently classifies and has properly classified all independent contractors, consultants, and temporary employees correctly pursuant to applicable Law. To the extent that any Contingent Workers are employed, the Company has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites.

(h) Except as set forth on Schedule 3.21(h), the consummation of the transactions contemplated in this Agreement will not (i) entitle any employee of the Company to severance, change of control compensation or benefits, bonus payment or any other payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such employee, or (iii) entitle any such employee to terminate, shorten or otherwise change the terms of his or her employment.

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3.22 Employee Benefit Plans.

(a) Schedule 3.22(a) sets forth a true, complete and correct list of every Company Employee Program.

(b) True, complete and correct copies of the following documents, with respect to each Company Employee Program, where applicable, have previously been Made Available to Parent: (i) all documents embodying or governing such Company Employee Program and any amendments thereto (or for unwritten Company Employee Programs, a written description of the material terms of such Company Employee Program) and any trust documents, insurance policies or other funding medium for the Company Employee Program; (ii) the current summary plan description (or other descriptions provided to employees) and all summaries of material modification related thereto; (iii) the most recent determination letter from the IRS or, in the case of a prototype or volume submitter plan, the favorable opinion letter(s) issued to the prototype or volume submitter plan sponsor; (iv) copies of all required annual nondiscrimination or other testing for the prior three plan years; and (v) any other documents or information related to each Company Employee Program as reasonably requested by Parent.

(c) With respect to each Company Employee Program that is intended to be qualified within the meaning of Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which the Company is entitled to rely under IRS pronouncements, that such plan is qualified under Section 401(a) of the Code, and to the knowledge of the Company, no act or omission has occurred since the date of the most recent determination, opinion or advisory letter which could reasonably be expected to adversely affect such program’s qualification.

(d)

(i) Each Company Employee Program is, and has been established, operated, and administered in all material respects in compliance with applicable Laws and regulations, any applicable collectively bargained agreements and with its terms, including without limitation ERISA, the Code, and the Affordable Care Act.

(ii) No Company Employee Program is, or within the past six (6) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program.

(iii) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Company Employee Program or any fiduciary or service provider thereof, and, to the knowledge of the Company, there is no reasonable basis for any such litigation, audit or proceeding.

(iv) All payments and/or contributions required to have been made with respect to all Company Employee Programs either have been timely made or accrued for in accordance with the terms of the applicable Company Employee Program and applicable Law. To the knowledge of the Company, there has not been any non-exempt prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code), and the Company has not received written notice that there are any matters pending or threatened in connection with any Company Employee Program before the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority.

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(v) The Company Employee Programs satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code.

(e) Neither the Company nor any ERISA Affiliate has ever maintained, contributed to or had any obligation to contribute to or had any Liability or obligation (whether contingent or otherwise), including on account of any ERISA Affiliate, with respect to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any Liability under Title IV of ERISA that has not been paid in full.

(f) None of the Company Employee Programs provides, and neither the Company nor any ERISA Affiliate provides, health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law) and the Company has never promised to provide such post-termination benefits.

(g)

(i) Subject to Section 5.11, each Company Employee Program may be amended, terminated, or otherwise modified (including cessation of participation) by the Company to the greatest extent permitted by applicable Law.

(ii) Neither the Company nor any of its ERISA Affiliates has announced, whether in writing or orally, its intention to modify or terminate any Company Employee Program or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Program.

(iii) Each asset held under each Company Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability other than ordinary administration expenses.

(iv) No Company Employee Program provides health or welfare benefits that are not fully insured through an insurance contract.

(h) No Company Employee Program is subject to the laws of any jurisdiction outside the United States.

(i) No Company Employee Program provides for any tax “gross-up” or similar “make-whole” payments, including any Taxes under Section 409A or Section 4999 of the Code.

(j) Neither the execution and delivery of this Agreement, the Stockholder Approval, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) except as set forth on Schedule 3.22(j), result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company; (ii) further restrict any rights of the Company to amend or terminate any Company Employee Program; (iii) result in the forgiveness of any indebtedness of any employee, officer, director or other service provider of the Company; or (iv) cause, directly or indirectly, any amount paid or payable by the Company being classified as an excess parachute payment under Section 280G of the Code.

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(k) Each Company Employee Program that is subject to Section 409A of the Code has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder.

3.23 Insurance. Schedule 3.23 sets forth a complete and correct list of all insurance policies and all fidelity bonds held by or applicable to the Company, and which sets forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium, whether such policies may be terminated upon consummation of the Contemplated Transactions and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy. The Company has Made Available true and accurate copies of all such policies or bonds. Each such policy is in full force and effect (or has been renewed in the Ordinary Course of Business) and the Company has not received written notice of a material default with respect to its obligations under, or notice of cancellation or nonrenewal of, any of such policies or bonds. The Company has not failed to give notice or present a claim under an insurance policy in a due and timely fashion that could result in a breach of such insurance policy. To the Company’s knowledge, no event relating to the Company has occurred which would reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Except as set forth on Schedule 3.23, all such insurance policies will remain in full force and effect immediately following the consummation of the Contemplated Transactions and the Company will, after the Closing, continue to have coverage under such insurance policies with respect to events occurring at, or prior to, the Closing. To the Company’s knowledge, no event has occurred, including the failure by the Company to give any notice or information or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any such insurance policies. There is no claim by the Company pending under any such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policies or bonds or in respect of which such underwriters have reserved their rights.

3.24 Environmental Matters.

(a) The Company has complied, in all material respects, with and is currently in compliance with all Environmental Requirements and has no Liabilities, including corrective, investigatory or remedial obligations arising under Environmental Requirements, and the Company has not received (i) any oral or written notice, report or information regarding any Liabilities, including corrective, investigatory or remedial obligations arising under Environmental Requirements which relate to the Company or any of their properties or facilities, or (ii) any written request for information or indication that the Company is a responsible party under CERCLA or analogous state or local Law.

(b) Without limiting the generality of the foregoing, the Company has obtained and complied with, and is currently in compliance with, all Permits and other authorizations that may be required pursuant to any Environmental Requirements for the occupancy of its properties or facilities or the operation of its business and no proceeding is pending or, to the Company’s knowledge, threated to terminate, revoke or adversely modify such Permit. A list of all such permits, licenses and other authorizations which are material to the Company is set forth on Schedule 3.24.

(c) None of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby shall impose any Liability on the Company or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental Requirements (including any so called “transaction-triggered” or “responsible property transfer” laws and regulations).

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(d) There has been no Release of any Hazardous Substances on, at, under, to or about (i) any property currently owned, operated or leased by the Company or during the time of such ownership, operation or lease, any property formerly owned, operated or leased by the Company, or (ii) any location where Hazardous Substances from the operations or activities of the Company have come to be located.

(e) The Company has not assumed, undertaken or provided an indemnity with respect to any liability of any other Person relating to Environmental Law or Hazardous Materials.

(f) The Company has Made Available all environmentally related Permits, governmental submissions, audits, studies, reports, analyses, and results of investigations that have been performed with respect to or that relate to the currently or previously owned, operated or leased properties of the Company or the operation of its business.

3.25 Names and Location. Except as set forth on Schedule 3.25, (i) during the preceding two-year period, the Company has not used any name or names under which the Company has invoiced account debtors, maintained records concerning its assets or otherwise conducted its business, other than the exact name under which it has executed this Agreement, and (ii) all of the Company’s assets are located at the premises disclosed on Schedule 3.25.

3.26 Affiliate Transactions. Except as disclosed on Schedule 3.26, no officer, director, employee, securityholder or other Affiliate of the Company or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”), is a party to any Contract or transaction with the Company or which is pertaining to the business of the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company, other than agreements with officers, directors, and employees of the Company related to matters concerning their employment by the Company or their providing services to the Company on an arms’ length basis.

3.27 Brokerage. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of the Company or any of its Affiliates who might be entitled to any fee or commission from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

3.28 Illegal Payments. Neither the Company nor any of its directors, officers, employees or, to the knowledge of the Company, agents have offered, authorized, made or received on behalf of the Company any illegal payment or contribution of any kind, including any payment in violation of any Laws of any Governmental Authority, directly or indirectly, including, without limitation, payments, gifts or gratuities, to any Person, entity, or United States or foreign national, state or local government officials, employees or agents or candidates therefor or other Persons. The Company has maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to provide reasonable assurance that all books and records accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither the Company nor any of its directors, officers, employees or, to the knowledge of the Company, agents, are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to illegal payment laws.

3.29 COVID-19. The Company has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, any COVID-19 Measures. Schedule 3.29 sets forth a true and complete list of all COVID-19 Funds that have been requested and/or received by the Company, including the name of the distribution, allocation, grant or other program under which such COVID-19 Funds were received, and the amount (if any) of such COVID-19 Funds that have been returned to, recouped or forgiven by, the applicable Governmental Authority. The Company has used, plans to use, and/or has returned COVID-19 Funds received and have prepared and/or maintained all financial and accounting records relating to such COVID-19 Funds, in each case, in compliance with applicable Law. The Company has not been made the subject of or received any notice of any audit or review by any Governmental Authority in connection with the COVID-19 Funds.

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3.30 HSR Act. As of the Closing, all of the following conditions relating to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and the ultimate parent entity (as such term is defined in 16 C.F.R. § 801.1(a)(3) and is interpreted by the Premerger Notification Office of the United States Federal Trade Commission (“PNO”)) of the Company will be true: (i) the annual net sales (as such term is defined in 16 C.F.R. § 801.11 and is interpreted by the PNO) for the most recent fiscal year prior to the Closing was below $184 million; (ii) the total assets (as such term is defined in 16 C.F.R. § 801.11 and is interpreted by the PNO) as of the Closing were below $18.4 million; and (iii) the ultimate parent entity is not engaged in manufacturing (as such term is defined in 16 C.F.R. § 801.1(j) and is interpreted by the PNO).

3.31 Healthcare Matters.

(a) The Company and each of its officers, owners, directors, and personnel is and at all times has been in material compliance with all applicable Healthcare Laws. There is no Legal Proceeding pending or, to the Company’s knowledge, threatened against the Company alleging or giving rise to any material noncompliance with any Healthcare Law or Health Care Permit requirement, and the Company has not been and is not subject to any Governmental Order with respect to its compliance with applicable Healthcare Laws or any of the Health Care Permits. The Company (i) has not received any notice from any Governmental Authority, and to the knowledge of the Company none is threatened, that the Company has failed to comply in any material respect with any applicable Healthcare Law, and (ii) has not received any notice of any Legal Proceeding by any Governmental Authority, and to the knowledge of the Company none is threatened, having jurisdiction over the Health Care Permits to revoke, suspend, withdraw or otherwise restrict any Health Care Permit. With regard to the Company, and to the Company’s knowledge, no event has occurred, and no condition exists, that with or without the lapse of time, the giving of notice or both, would constitute a material breach or violation of, or would constitute grounds for an adverse Legal Proceeding with respect to, applicable Healthcare Laws or any Health Care Permits.

(b) Neither the Company nor any of the Company’s officers, owners, directors or personnel, (A) have been (i) excluded, suspended, debarred, or otherwise restricted from participation in any Government Healthcare Program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, (iii) listed on the Office of Inspector General of the Department of Health and Human Services (the “OIG”) List of Excluded Individuals/Entities or on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs, (iv) convicted of a crime described at 42 U.S.C. §1320a-7b or any other federal or state law relating to the furnishing of, or billing for, health care goods and services, (B) nor is such is such debarment, exclusion suspension, termination, sanction or conviction pending or, to the knowledge of the Company, threatened.

(c) The Company has not: (i) been a party or subject to a corporate integrity agreement with the OIG or to a consent decree, settlement, or similar agreement with the OIG or any other Governmental Authority, (ii) had any ongoing reporting obligations pursuant to any deferred prosecution, settlement or other similar agreement with any Governmental Authority, (iii) to the knowledge of Company, been the subject of any investigation by a Governmental Authority alleging any failure to comply with any applicable Healthcare Law, (iv) been served with or received any search warrant, subpoena, or civil investigative demand from any Governmental Authority that may involve any Healthcare Laws or from any Governmental Authority that has oversight or regulatory authority over any Healthcare Laws, a Government Healthcare Program, or a Health Care Permit, (v) made a voluntary disclosure pursuant to the OIG’s “Provider Self-Disclosure Protocol”, the CMS “Self-Referral Disclosure Protocol”, (vi) made a self-disclosure to a CMS Medicare administrative contractor, or (vii) otherwise made a disclosure to a Governmental Authority relating to potential material repayment obligations arising out of any actual or potential violation of Healthcare Laws.

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(d) No Company officer, owner, director or personnel (i) has been convicted of, charged with, entered into any settlement or deferred prosecution agreement with any Governmental Authority to avoid conviction of, or, to the knowledge of the Company, has been investigated or threatened with prosecution for, a violation of any Healthcare Law, or (ii) has knowingly made a fraudulent statement, including certification, to any Governmental Authority or agent thereof or knowingly failed to disclose a material fact required to be disclosed to a Governmental Authority, in each case, related to any applicable Healthcare Law or Health Care Permit. None of the Company officers, owners, directors or personnel are or have been subject to a corporate integrity agreement, monitoring agreement, consent decree, settlement, or similar agreement with or imposed by any Governmental Authority.

(e) The Company has never participated in, prepared claims for submission to or submitted claims to, Medicare, Medicaid, or any other Third Party Payor program. The Company has timely filed all notices, reports and other documents required to be filed with respect to all Third Party Payors, and all such reports and other documents are and have been complete and accurate in all material respects and have been prepared in compliance with all applicable Healthcare Laws.

(f) Schedule 3.31(f) sets forth true and complete list of all Permits owned or possessed by the Company or used by the Company in the conduct of its business or required for the conduct of its business that are required by or in compliance with applicable Healthcare Laws (each, a “Health Care Permit”). All applications currently due for the renewal or extension of any Health Care Permit have been duly filed with the appropriate Governmental Authority. The Health Care Permits listed on Schedule 3.31(f) are in full force and effect and the Company is, and has at all times been, in material compliance with all requirements of each Health Care Permit that the Company holds. No loss, denial, rejection or expiration of any Health Care Permit is pending or, to the knowledge of the Company, threatened. The Company has made all filings with Governmental Authorities and third parties required for the conduct of the Company’s business and maintenance of the Health Care Permits.

(g) Each Licensed Provider has at all times been duly licensed or registered and otherwise holds all necessary Permits and credentials to engage in, and is in good standing to engage in, the practice of the Licensed Provider’s profession and to provide services to or on behalf the Company and such Permits have not, at any time during which the Licensed Provider provided services to or on behalf of the Company, been suspended, revoked, or restricted in any material respect, and have been and remain in good standing. To the Company’s knowledge, no Licensed Provider has been a party or subject to: (A) any disciplinary, peer review or professional review investigation or action instituted by any licensure board, hospital, professional school, health care facility or entity, professional society or association, Third Party Payor, peer review or professional review committee or body, or Governmental Authority; (B) any criminal complaint, indictment or criminal action; (C) any investigation or action, whether administrative, civil or criminal, relating to an allegation of filing false health care claims, violating anti-kickback or fee-splitting laws, or engaging in other billing improprieties; (D) any malpractice suit, claim (whether or not filed in court), settlement, settlement allocation, judgment, verdict or decree; (E) any allegation, or any investigation or action based on any allegation of violating professional ethics or standards, or engaging in illegal, immoral or other misconduct (of any nature or degree), relating to his or her profession; or (F) any denial of an application in any state for a Health Care Permit as a Licensed Provider, for participation in any third party payment program, or for malpractice insurance.

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(h) Neither the Company nor any of its officers, owners, directors, or personnel (including but not limited to any Licensed Provider) has engaged in any activities which are prohibited under the federal Anti-Kickback Statute, as codified in 42 U.S.C. §1320a-7b, the Federal Stark Law, as codified in 42 U.S.C. §1395nn and the regulations promulgated thereunder, and similar and other healthcare fraud and abuse Laws and regulations. Neither the Company nor, to the Company’s knowledge, any other Person acting on the Company’s behalf, has made, directly or indirectly, with respect to the Company’s business, any remuneration, bribes or kickbacks, payments from their funds not recorded on their books and records or payments from corporate funds to any Licensed Provider or any other Person for the purpose of obtaining or retaining business or inducing the referral of any patients. The Company has not established or participated in, directly or indirectly, any discount program, copay waiver or reduction, charitable fund, patient assistance program, or other financial incentive for the purchase or use of Products. Except as set forth on Schedule 3.31(h), no “physician” (as defined at 42 C.F.R. §411.351) or any immediate family member of a physician has a direct or indirect ownership interest in, or compensation arrangement with, the Company, and no other Person that could otherwise make or influence referrals for items or services payable by Government Healthcare Programs to the Company or its customers has any direct or indirect ownership interest in, or financial arrangement with, the Company. The Company maintains a compliance plan and program that materially addresses all of the compliance plan elements recommended by the OIG, and the Company conducts its business in all material respects in accordance with such compliance plans and programs.

(i) The Company is not a “business associate” or “covered entity” (as such terms are defined at 45 C.F.R. §160.103). The Company has complied in all material respects with all Privacy Laws. The Company is not under investigation by any Governmental Authority for a violation of HIPAA or Privacy Laws and has not received any notices, claims or complaints from the U.S. Department of Health and Human Services Office for Civil Rights, the Justice Department, the Federal Trade Commission, the Attorney General of any state, or any other Person relating to any such violations.

3.32 Disclosure. None of this Agreement, the Ancillary Agreements or any of the Schedules, attachments or Exhibits hereto, contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein, not misleading in light of the circumstances in which they were made. There is no fact that has not been disclosed to any of the Buyer Parties or their respective Affiliates of which the Company has knowledge that has had or could reasonably be expected to have a Company Material Adverse Effect. The Information Statement: (i) complies with the Charter Documents of the Company and all applicable Laws; (ii) contains all information about the Company and the Contemplated Transactions and the transactions contemplated by the Ancillary Agreements necessary for the Company Stockholders to make an informed decision with respect to whether to approve the Mergers; and (iii) does not (A) contain any information regarding the Company, the Mergers or any of the other transactions contemplated hereby or by any Ancillary Agreement or any other information that is false or misleading with respect to any material fact, or (B) omit to state any material fact necessary in order to make the information regarding the Company, the Mergers or any of the other transactions contemplated hereby or by any Ancillary Agreement or any other information contained therein, in light of the circumstances under which such information will be made or provided, not false or misleading.

3.33 No Other Representations and Warranties; Acknowledgement. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3, THE CERTIFICATES DESCRIBED IN SECTION 7, AND THE SPREADSHEET, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. The Company acknowledges and agrees that the representations and warranties made by the Buyer Parties in this Agreement, any Ancillary Agreements and any other agreements and certificates contemplated by this Agreement, as applicable, are the sole representations and warranties made by the Buyer Parties to the Company in connection with this Agreement and the Contemplated Transactions. Each of the Company and the Company Securityholders further acknowledge and agree that it is not relying on any statement, representation or warranty made by or on behalf of any Buyer Party, the First Merger Surviving Entity, the Second Merger Surviving Entity or any of their respective Affiliates, or any other information or document provided by or on behalf of any of the foregoing, except as specifically set forth in this Agreement, any Ancillary Agreements, or any other agreements and certificates contemplated by this Agreement.

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Section 4. REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES.

Subject to such exceptions as are set forth in the Disclosure Schedule and delivered herewith by the Buyer Parties to the Company or in the Parent SEC Documents (other than in any risk-factor disclosure or any other forward-looking statements set forth therein), each of the Buyer Parties hereby represent and warrant to the Company, as of the date hereof and as of the Closing Date (except to the extent such representation and warranties are made as of a specified date, in which case as though made as of such date), that:

4.1 Organization and Corporate Power. Parent is duly organized, validly existing and in good standing under the laws of the State of Texas and Buyer, Merger Sub I and Merger Sub II are each duly organized, validly existing and in good standing under the laws of the State of Delaware and each of the Buyer Parties has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Buyer is duly qualified, licensed or admitted to do business as a foreign company and is in good standing in every jurisdiction in which the operation of its respective businesses or the ownership of its respective assets requires it to be so qualified, licensed, admitted or in good standing, except where the failure to be so qualified, licensed, admitted or in good standing would not be materially adverse to the business of Parent or Buyer, as applicable. No Buyer Party is in default under or in violation of any provision of such Buyer Party’s Charter Documents.

4.2 Authorization of Transactions. Each Buyer Party has full organizational power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Buyer Party of this Agreement and any Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action on the part of each Buyer Party. No other organizational proceedings on the part of any Buyer Party are necessary to approve and authorize the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all Ancillary Agreements to which each of the Buyer Parties is a party have been duly executed and delivered by each of the Buyer Parties and constitute the valid and binding agreements of the Buyer Parties enforceable against each of the Buyer Parties in accordance with their terms.

4.3 Non-Contravention. The execution, delivery and performance by each of the Buyer Parties of this Agreement and all agreements, documents and instruments executed and delivered by it pursuant hereto and the performance of the transactions contemplated by this Agreement and such other agreements, documents and instruments do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a default or breach of any provision of, result in any acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or result in the imposition or creation of a Lien (other than a Permitted Lien) upon or with respect to any equity interests or assets of a Buyer Party under (in each case, whether after the giving of notice, lapse of time, or both), any note, bond, mortgage, indenture, deed of trust, permit, license, obligation, authorization, lease, Contract or other agreement to which a Buyer Party, or by which a Buyer Party or any of their respective assets or properties, are bound, except for such violations, conflicts, defaults, accelerations or terminations that, individually or in the aggregate, would not reasonably prevent or materially impair or delay the ability of such Buyer Party to consummate the transactions contemplated by this Agreement or the Ancillary Agreements or perform its obligations hereunder and thereunder; (ii) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of any Buyer Party’s Charter Documents; (iii) violate, conflict with, or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, or any Governmental Order of, or any restriction imposed by, any Governmental Authority or Governmental Order applicable to any of the Buyer Parties; or (iv) require from any Buyer Party any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party, except for (a) such filings as may be required under applicable requirements of the Exchange Act, and under state securities, takeover or “blue sky” laws, (b) such filings, notices, approvals or consents required under the rules and regulations of the Securities and Exchange Commission or any other applicable regulatory or self-regulatory organization, (c) the filing of the First Merger Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, and (d) such notices, consents, declarations, and filings that, if not obtained or made would not, individually or in the aggregate, reasonably prevent or materially impair or delay the ability of such Buyer Party to consummate the transactions contemplated by this Agreement or the Ancillary Agreements or perform its obligations hereunder and thereunder.

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4.4 Share Capital. The share capital of Parent, including all outstanding shares of Parent capital stock and securities convertible into outstanding shares of Parent capital stock, is as set forth on Schedule 4.4(a). There are no other classes of capital stock of Parent and no bonds, debentures, notes or other Indebtedness or securities of Parent having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of Parent may vote, authorized, issued or outstanding. Parent has and shall have at the Closing sufficient authorized but unissued shares of Parent Common Stock to enable it to consummate the Mergers, including the payment of the Participating Holder Per Share Closing Stock Consideration. The shares of Parent Common Stock subject to issuance pursuant to this Agreement, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than Permitted Liens), and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter Documents or any similar agreement to which Parent is a party or is otherwise bound.

4.5 Brokerage. Except as set forth on Schedule 4.5, there is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of any Buyer Party who might be entitled to any fee or commission from any Buyer Party in connection with the transactions contemplated by this Agreement.

4.6 [Reserved].

4.7 Parent SEC Documents; Financial Statements.

(a) Parent has filed all forms, reports, statements, schedules and other documents required to be filed by it, including, without limitation, all contracts required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, with the SEC since December 31, 2020. The Parent SEC Documents (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act or the Sarbanes-Oxley Act of 2002, as amended, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

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(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Parent SEC Documents was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial condition, results of operations, changes in stockholders’ equity and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal year-end adjustments).

(c) Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act and such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents.

(d) Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) reflected or reserved in accordance with GAAP against in the consolidated balance sheet (or the notes thereto) of Parent as of September 30, 2021, included in the Parent SEC Documents, (ii) incurred after September 30, 2021 in the ordinary course of business, (iii) incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement or the Ancillary Agreements (for clarity, any liability caused by or resulting from a breach by Parent of this Agreement shall not be deemed a liability incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement) or (iv) that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of Parent (a “Parent Material Adverse Effect”)

4.8 [Reserved].

4.9 Litigation; Compliance with Laws.

(a) There is no Legal Proceeding pending or, to the actual knowledge of Parent, threatened against any Buyer Party or any of their respective material assets or properties that would reasonably be expected to have a material adverse effect on Parent. There is no Governmental Order outstanding against Parent, its, Subsidiaries, or any of their respective material assets or properties that would reasonably be expected to have a material adverse effect on Parent. To the actual knowledge of Parent, there are no presently existing facts or circumstances that would reasonably form the basis for any such Legal Proceeding or Governmental Order.

(b) Parent has complied in all material respects with, is not in violation in any material respect of, and has not received any written (or, to the actual knowledge of Parent, oral) notices of violations with respect to, applicable Law.

4.10 Operation of Merger Subsidiaries. Each of Merger Sub I and Merger Sub II is a direct wholly owned subsidiary of Buyer and has not engaged in any business activities or conducted any operations of any kind, entered into any agreement or arrangement with any Person, or incurred, directly or indirectly, any liabilities, in each case except in connection with its incorporation and the negotiation of this Agreement.

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4.11 Due Diligence Review. Each of Parent and Buyer acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Company. Assuming that the Company has provided to Parent and Buyer access to all information about the Company as Parent and Buyer have requested, each of Parent and Buyer acknowledges and agrees that it has been furnished with or given such access. Parent and Buyer further acknowledge and agree that, (a) except for the representations and warranties of the Company and the Company Securityholders set forth in this Agreement, any certificate delivered under Section 7, the Spreadsheet and/or any Ancillary Agreement, Parent and Buyer are not relying on the Company, any Company Securityholder, any of their respective Affiliates or any of their respective employees, directors, agents, stockholders or representatives, nor will they hold the Company or any Company Securityholder or any such Persons liable for any inaccuracies, misstatements or omissions with respect to information Made Available by the Company, its Affiliates or representatives, including any information in any information memorandum, virtual or physical data rooms or in any management presentations; and (b) Buyer agrees to acquire the outstanding equity interests of the Company based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties whatsoever, whether at law or in equity, of any nature made or provided by or on behalf of or imputed to the Company, any of its Subsidiaries or any other Person, except for the representations and warranties of the Company and the Company Securityholders set forth in this Agreement, any certificate delivered under Section 7, the Spreadsheet and/or any Ancillary Agreement.

4.12 No Other Representations and Warranties. The representations and warranties made by any Buyer Party in this Section 4 are the exclusive representations and warranties made by the Buyer Parties. Each Buyer Party hereby disclaims any other express or implied representations or warranties with respect to itself.

Section 5. ADDITIONAL AGREEMENTS.

5.1 Maintenance of Business. Except as expressly permitted by this Agreement, required by any applicable Law (including, without limitation, COVID-19 Measures) or Contract, or with the Parent’s prior written consent (which consent may not be unreasonably withheld, conditioned, or delayed), during the time period from the date of this Agreement until the earlier to occur of (i) the First Merger Effective Time and (ii) the valid termination of this Agreement in accordance with Section 9, the Company shall:

(a) conduct the Company’s businesses in the Ordinary Course of Business;

(b) use commercially reasonable efforts to preserve intact the Company’s existing business organizations and relations with its employees, customers, suppliers and others with whom the Company had a business relationship in the Ordinary Course of Business; and

(c) use commercially reasonable efforts to preserve intact and protect its programs and properties and conduct its business in material compliance with applicable Law.

Without limiting the generality of the foregoing, during the time period from the date of this Agreement until the earlier to occur of (i) the First Merger Effective Time and (ii) the valid termination of this Agreement in accordance with Section 9, the Company shall not, without Parent’s prior written consent (which consent may not be unreasonably withheld, conditioned, or delayed), or except as specifically set forth on Schedule 5.1 hereto, take any action that, had it been taken after the date of the Reference Balance Sheet but before the execution of this Agreement, would have been required to be disclosed in the Disclosure Schedules pursuant to Section 3.10; provided, that, to the extent any provision of Section 3.10 refers to a Company Contract or Company Employee Program, such provision shall be deemed to apply to any Company Contract or Company Employee Program as well as any contract, plan, policy or other instrument that would have been a Company Contract or Company Employee Program had it been entered into or adopted by the Company as of the date hereof.

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5.2 No Solicitation. Until the earlier of (i) the Closing, or (ii) the date of the valid termination of this Agreement pursuant to the provisions of Section 9 hereof, the Company shall not, and shall not authorize or permit any of its Representatives to, directly or indirectly, take any of the following actions with any Person other than the Buyer Parties and their designees: (A) solicit, initiate or knowingly encourage any inquiry, proposal, request or offer, directly or indirectly, relating to an Alternative Transaction (each, a “Proposal”), (B) participate in any discussions or negotiations relating to, assist or cooperate with any Person to make, or furnish any Person with information in connection with, or take any other action to knowingly facilitate, any Proposal or Alternative Transaction, (C) disclose any information to any Person concerning the business, technologies or properties of the Company, or afford to any Person access to the Company’s properties, technologies, books or records, other than in the Ordinary Course of Business in connection with ongoing commercial transactions, or (D) propose, authorize or enter into any agreement or understanding (whether binding or nonbinding, written or oral) relating to, or engage in or consummate, any Alternative Transaction or requiring the Company to abandon, terminate or fail to consummate the Contemplated Transactions or breach its obligations hereunder. If the Company or any Company Representative receives or has received, prior to the Closing or the valid termination of this Agreement in accordance with Section 9 hereof, any Proposal, or any request for disclosure or access as referenced in clause (C) above, the Company shall, or shall cause such Company Representative to, (x) immediately suspend any discussions with regard to such Proposal and (y) promptly (and in any event within twenty-four (24) hours) notify Parent in writing thereof, and, subject to the terms of any confidentiality agreements in place as of the date hereof, furnish to Parent any information it may reasonably request, including information as to the identity of the Person making any such inquiry, offer or proposal and the specific terms of such inquiry, offer or proposal, and all written documentation relating thereto. The Board of Directors of the Company shall unanimously recommend that the Company Stockholders vote in favor of, and adopt and approve, this Agreement and the Mergers.

5.3 Access to Information. Subject to restrictions imposed by applicable Law (including, without limitation, COVID-19 Measures), and upon reasonable advance notice to the Company, the Company shall afford Buyer and its accountants, counsel and other representatives, reasonable access during normal business hours during the period from the date hereof and prior to the Closing to (a) the Company’s properties, personnel, books, Contracts and records and (b) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3 or otherwise shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein. The Company shall use its reasonable best efforts to keep Parent promptly informed of any material development related to the suppliers listed on Schedule 3.9(b). Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that (a) it would require the Company to disclose information (i) subject to attorney-client privilege, (ii) which would conflict with any confidentiality obligations to which the Company is bound and pursuant to a Contract Made Available, or (iii) in violation of applicable Law, or (b) such access would unreasonably interfere with the conduct of the Company’s business or impose undue hardship on the Company. Further, the Company must approve in writing in advance (which approval may not be unreasonably withheld, conditioned or delayed), and an officer of the Company must be present and included in, any communications between the Buyer Parties and any employees or personnel of the Company.

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5.4 Notification of Certain Matters. The Company or Parent, as the case may be, shall give prompt notice to the other Party of: (a) the occurrence of any event that is likely to cause any representation or warranty of the Company or the Buyer Parties, respectively and as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Closing as if such representation or warranty was made at the Closing (except for representations and warranties that speak as of an earlier date) such that any of the conditions set forth in Section 7 hereof, as applicable, would not be satisfied, (b) any failure of the Company or Buyer Parties, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that any of the conditions set forth in Section 7 hereof, as applicable, would not be satisfied, (c) the receipt of any notice or other communication received by the notifying party from any Governmental Authority or other Person with respect to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, and (d) any event, condition, fact or circumstance of which the notifying Party has knowledge that would make the timely satisfaction of any condition to Closing set forth in Section 7 that the notifying Party is required to satisfy impossible or unlikely; provided, that the delivery of any notice or the making of any disclosure pursuant to this Section 5.4 shall not (i) limit or otherwise affect any rights or remedies available to the Party receiving such notice or (ii) be deemed to amend or supplement the Disclosure Schedules or prevent or cure any misrepresentation, breach of warranty or breach of covenant. Each Party may, as it deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material,” and also may reasonably redact the material as necessary to (A) remove personally sensitive information, (B) prevent the loss of a legal privilege or (C) comply with applicable Law.

5.5 Consents; Other Actions. Before the Closing, the Company will use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any third parties to any Required Contract Consent, as are required thereunder in connection with the transactions contemplated by this Agreement, or for any of these Contracts or Permits to remain in full force and effect to preserve all rights of, and benefits to, the Company under these Contracts or Permits from and after the Closing. These consents, waivers and approvals will be in a form and substance reasonably acceptable to Parent. The Company will send each of the notices described on Schedule 7.1(f) promptly following the execution of this Agreement. Each Party shall promptly deliver to the other a copy of each filing made, each notice given, and each Required Contract Consent obtained by such Party in connection with the Mergers. Each Buyer Party and the Company shall use commercially reasonable efforts: (i) to cause the conditions set forth in Section 7, as applicable, to be satisfied as soon as practicable after the date hereof; and (ii) to otherwise take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the Mergers and make effective the other Contemplated Transactions as soon as practicable after the date hereof. Without limiting the generality of the foregoing, each Party to this Agreement shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Mergers; provided, that neither Buyer Party, the Company nor any of their respective Affiliates shall be required to take any action, agree to any restriction or condition or enter into any agreement that relates to or affects in any manner any business or assets of any Buyer Party, the Company or their respective Affiliates (as applicable), including any obligation (whether before or after the Closing Date): (A) to dispose of any assets; (B) discontinue offering any product; (C) to license or otherwise make available to any Person, any Intellectual Property Assets; (D) to hold separate any assets or operations; or (E) to make any commitment (to any Governmental Authority or otherwise) regarding its future operations.

5.6 Termination of Certain Agreements. Before the Closing, the Company will terminate as of the Closing, effective as of the Effective Time, the Contracts listed on Schedule 5.6, in each case without any further Liability to the Company, the First Merger Surviving Entity or the Second Merger Surviving Entity.

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5.7 Approval of Company Stockholders.

(a) From and after the date of this Agreement and prior to the Closing (or the earlier termination of this Agreement), the Company shall take all action reasonably necessary to obtain duly executed Securityholder Joinder Agreements and (with respect to Company Stockholders) duly executed Written Consents from the Company Stockholders representing the Stockholder Approval as expeditiously as possible after the due execution and delivery hereof (whether any such holder holds Company Capital Stock and Company Options as of the date hereof or acquires Company Capital Stock and Company Options between the date hereof and the First Merger Effective Time), and the Company shall promptly deliver such executed documents to Parent. The Company shall, through its Board of Directors, recommend to the Company Stockholders that such holders approve and consent to the Mergers, this Agreement, each Ancillary Agreement and the transactions contemplated hereby and thereby, and the Company shall use its reasonable best efforts to obtain the Stockholder Approval. Immediately following the execution of this Agreement (but in no event later than 24 hours thereafter), the Company shall deliver to Parent a complete and correct copy of (i) the Written Consents that have been duly executed and delivered by the Company Stockholders constituting the Stockholder Approval, and (ii) Securityholder Joinder Agreements that have been executed and delivered by each such consenting holder, including the Company Stockholders constituting the Stockholder Approval.

(b) If any Company Stockholder does not sign the Written Consent and Securityholder Joinder Agreement, as applicable, within twenty-four (24) hours of the date hereof, then promptly thereafter (but in any event no later than ten (10) days after the receipt by the Company of the Stockholder Approval), the Company shall prepare and deliver to each such Company Stockholder an information statement, in the form and substance attached hereto as Exhibit D, in compliance with all applicable Laws and the Charter Documents of the Company for the purpose of, among other things, soliciting entry into Securityholder Joinder Agreements and containing (i) notice of the receipt of the Stockholder Approval, (ii) notice of the Contemplated Transactions, and (iii) such other information as may be required to be included therein by applicable Law and the Charter Documents of the Company (the “Information Statement”). The Company shall solicit the execution and delivery of the Securityholder Joinder Agreements and all other consents contemplated by the Information Statement in compliance with applicable Laws and the Charter Documents of the Company and shall take all other actions reasonably necessary to secure each such consent from each Company Stockholder, as applicable. Buyer Parties and their counsel shall be given a reasonable opportunity to review and comment on the Information Statement and any amendment or supplement thereto before they are mailed to the Company Stockholders, and the Company shall consider in good faith all comments of Buyer Parties and their counsel in connection therewith; provided, however, that Buyer Parties shall in no way be responsible for any of the content of the Information Statement except for information supplied in writing by Buyer Parties expressly for inclusion therein.

5.8 Confidentiality. Each Buyer Party will treat, and will cause their respective Affiliates, counsel, accountants and other advisors and Representatives to treat, all Confidential Information obtained in connection with this Agreement and the Contemplated Transactions as confidential, subject to, and in accordance with, the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated by reference and will continue in full force and effect until the Closing, at which time such Confidentiality Agreement will terminate. From and after the Closing, each Company Securityholder shall not and shall cause its, his or her Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Buyer Parties or the Company or use or otherwise exploit for such Company Securityholder’s own benefit or for the benefit of anyone other than the Company and Buyer Parties, any Confidential Information. Each Company Securityholder shall not have any obligation to keep confidential (or cause its, his or her Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, that in the event disclosure is required by applicable Law, such Company Securityholder shall, to the extent reasonably possible, (i) provide Parent with prompt notice of such requirement prior to making any disclosure so that the Buyer Parties may seek an appropriate protective order, and (ii) cooperate with the Buyer Parties concerning any such protective order sought. The Securityholders’ Representative, on behalf of each Company Securityholder, acknowledges that (A) following the Closing, each Buyer Party and its Affiliates will be vested with the goodwill of, and will carry on, the business of the Company, and (B) this Section 5.8 and the other agreements contained herein constitute a material inducement to the Buyer Parties to consummate the Contemplated Transactions, and the Buyer Parties will rely on the enforceability of the restrictive covenants contained herein in consummating the Contemplated Transactions. The Securityholders’ Representative, on behalf of each Company Securityholder, acknowledges that the restrictions contained in this Section 5.8, in view of the nature of the Company’s business and the investment Parent is making pursuant to this Agreement, are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of this Section 5.8 would result in irreparable injury to the Buyer Parties, the Company or their Affiliates. In the event of a breach by any Company Securityholder of this Section 5.8, then Buyer Parties or the Company, as the case may be, shall be entitled to (1) seek an injunction, restraining order or other equitable relief from any court of competent jurisdiction from the commission of any breach, without the necessity of proving actual damages or posting any bond whatsoever, (2) recover reasonable attorneys’ fees, expenses and costs Buyer Parties or the Company or their Affiliate incur in such action, and/or (3) recover any and all other damages to which Buyer Parties or the Company or their Affiliates may be entitled at law or in equity as a result of a breach of this Section 5.8. Notwithstanding their agreement that such limitations are reasonable, the Parties acknowledge that it is possible that a court of competent jurisdiction could differ on the limitations for any restrictive covenant. Accordingly, if any Governmental Authority determines that any of the limitations herein shall exceed the maximum permitted by applicable Law, then such Governmental Authority shall reform such provision to be enforceable to the maximum extent permitted by applicable Law. The Securityholders’ Representative, on behalf of each Company Securityholder, covenants and acknowledges that the restrictions in this Section 5.8 are reasonable in scope and duration and are necessary to protect Buyer Parties, the Company and their Affiliates, including but not limited to Buyer Parties’, the Company’s and their Affiliates’ confidential information. Each Company Securityholder further covenants and acknowledges that the restrictions in this Agreement do not create an undue hardship on such Company Securityholder and are not injurious to the public.

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5.9 Tax Matters.

(a) Transfer Taxes. The Buyer Parties and Company Securityholders shall each be liable for half of and shall hold each other harmless against any transfer, documentary, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes and fees, including any penalties and interest thereon, that become payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). The applicable Parties shall cooperate in filing such forms, Tax Returns, and documents as may be necessary, including to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.

(b) Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns, and any audit, litigation or other proceeding with respect to Taxes and in connection with minimizing withholding Taxes and Transfer Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party shall provide to the others, within ten (10) Business Days of the receipt thereof, any tax related communications and notices it receives which may impact the other Party’s Tax Liability or filing responsibilities.

(c) Responsibility for Filing Tax Returns.

(i) Parent shall prepare and file, or cause the Company to prepare and timely file, all Tax Returns of the Company required to be filed after the Closing Date. To the extent such Tax Returns relate to Pre-Closing Tax Periods, such Tax Returns shall be prepared on a basis consistent with existing procedures, practices and accounting methods of the Company unless otherwise required by applicable Law or this Agreement. Such Tax Returns that are Income Tax Returns or with respect to which the Company Securityholders are reasonably expected to be liable under this Agreement (including in connection with Indebtedness and Company Transaction Expenses, as finally determined) shall be submitted to the Securityholders’ Representative for review and approval (not to be unreasonably withheld, conditioned or delayed). Each such Tax Return that is an Income Tax Return shall be submitted for the Securityholders’ Representative’s review at least twenty (20) days prior to the due date of such Tax Return (taking into account extensions), and if the due date of any such Income Tax Return is within 20 days following the Closing Date, as promptly as reasonably practicable following the Closing Date.

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(ii) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, sales, use or payroll of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time); provided, that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall instead be apportioned on a per diem basis, provided, further, that any Transaction Tax Deductions shall be treated as deductions of the Company and its Subsidiaries in Pre-Closing Tax Periods to the greatest extent permitted under applicable Law, and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(iii) For the avoidance of doubt, (i) the Buyer Parties and the Securityholders’ Representative shall treat the Closing Date as the last day of the taxable period of the Company for all U.S. federal and applicable state, local and non-U.S. Income Tax purposes, allocating all items accruing on the Closing Date to the Company’s taxable period ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and not pursuant to the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or pursuant to the ratable allocation method under Treasury Regulations Section 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)), and Parent shall cause the Company to join Parent’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-76(h)) as of the beginning of the date following the Closing Date and (ii) any Transaction Tax Deductions shall be reported as deductions of the Company and its Subsidiaries in Pre-Closing Tax Periods in connection with the filing of any Tax Return pursuant to this Section 5.9(c) to the greatest extent permitted by Law.

(d) Tax Claims. Notwithstanding anything herein to the contrary, from and after the Closing, Parent shall control the conduct and resolution of any Tax-related claim which involves the assertion of any claim or the commencement of any action, in respect of which an indemnity may be sought pursuant to Section 8.2 or with respect to which the Company Securityholders are otherwise reasonably expected to be liable under this Agreement (including in connection with Indebtedness and Company Transaction Expenses, as finally determined) (a “Tax Claim”); provided, that the Securityholders’ Representative will be entitled to participate fully in the defense of such Tax Claim at its own expense, and to employ counsel of its choice for such purpose at its own expense and Parent shall not settle or compromise any Tax Claim without the Securityholder’s Representative consent (which shall not be unreasonably withheld, conditioned or delayed). Buyer Parties, the Company, and the Securityholders’ Representative agree to give prompt written notice to each other of the receipt of any written notice by any of them which involves a Tax Claim; provided, that the failure to give such notice shall not affect the indemnification provided hereunder, unless the party who was supposed to receive such notice has been materially prejudiced by such failure.

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(e) Except with the prior written approval of the Securityholders’ Representative (not to be unreasonably withheld, delayed or conditioned), Parent shall not, and shall not permit any of its Affiliates (including the Company and its Subsidiaries) to, (i) file, refile or amend any Tax Return of or with respect to the Company or any of its Subsidiaries for any Pre-Closing Tax Period or Straddle Period, (ii) enter or permit the Company or any of its Subsidiaries to enter into any discussions or initiate any contact with any Governmental Authority regarding any voluntary disclosure or similar procedures involving, or grant an extension of any applicable statute of limitations that relates to, Taxes for any Pre-Closing Tax Period or Straddle Period, (iii) make, change or revoke any Tax election that has retroactive effect to any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period, (iv) make any election under Sections 338 or 336 of the Code with respect to the Company or any of its Subsidiaries in respect of the transactions contemplated by this Agreement, or (v) take any action on the Closing Date after the Closing that is outside the Ordinary Course of Business of the Company or any of its Subsidiaries that is expected to give rise to a Tax allocable to a Pre-Closing Tax Period.

(f) Parent and the Company shall promptly notify the other party if, at any time before the First Merger Effective Time, Parent or the Company becomes aware of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(g) To the extent that the provisions of this Section 5.9 conflict with the provisions of Section 8.2, this Section 5.9 shall control.

5.10 [Reserved].

5.11 Officers and Directors Indemnification. Prior to the Closing Date, the Company shall obtain a prepaid extended reporting period or “tail” policy insuring the current and former officers and directors of the Company (the “D&O Indemnified Persons”) under the current program of directors’ and officers’ liability insurance maintained by the Company which shall be effective commencing with the Closing Date and ending on the sixth (6th) anniversary of the Closing Date and which shall afford coverage customary for such policy for actual or alleged acts or omissions occurring at, during, or prior to the Closing Date including, without limitation, with respect to the Contemplated Transactions (including the Mergers) (the “D&O Tail Insurance”). Parent and Buyer shall cause the First Merger Surviving Entity and the Second Merger Surviving Entity, as applicable, to enforce the D&O Tail Insurance upon request of the D&O Indemnified Parties and will not allow the First Merger Surviving Entity or the Second Merger Surviving Entity, as applicable, to cancel the D&O Tail Insurance during the term thereof. For a period of six (6) years following the Closing Date, Buyer, the First Merger Surviving Entity and the Second Merger Surviving Entity agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each D&O Indemnified Person as provided in the Company Charter Documents or written agreement providing for indemnification of such individual and Made Available, in each case as in effect on the date of this Agreement, shall be assumed by the First Merger Surviving Entity in the First Merger and by the Second Merger Surviving Entity in the Second Merger, without further action, and shall remain in full force and effect in accordance with their terms other than in connection with any amendment, replacement or modification that would not materially and adversely affect the rights of the D&O Indemnified Persons thereunder or an amendment, replacement or modification which is required by applicable Law, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim. The provisions of this Section 5.11 are intended for the benefit of, and shall be enforceable by, each D&O Indemnified Person. The obligations of the Buyer Parties and their respective successors under this Section 5.11 shall not be terminated, amended or otherwise modified in such a manner as to materially and adversely affect any D&O Indemnified Person (or his or her heirs, personal representatives, successors or assigns) without the prior written consent of such D&O Indemnified Person (or his or her heirs, personal representatives, successors or assigns, as applicable), except to the extent required to comply with applicable Law. For clarity, Buyer shall assume, and be jointly and severally liable for, and shall cause the First Merger Surviving Entity and the Second Merger Surviving Entity to honor, each of the covenants and obligations in this Section 5.11.

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5.12 Parachute Payments. As soon as reasonably practicable following the date of this Agreement, but in no event later than five (5) Business Days prior to the Closing Date, the Company shall, to the extent necessary, use its reasonable best efforts to (a) solicit and obtain, prior to the initiation of the requisite stockholder approval procedure described in this Section 5.12, a waiver (in such form as prepared by the Company and approved by Parent, which approval shall not be unreasonably withheld, conditioned, or delayed) from each individual who is or would reasonably be expected to be, as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code) and (b) following the Company’s receipt of such waivers, solicit the approval of the Company Stockholders (in compliance with Section 280G(b)(5)(B) of the Code and the regulations issued thereunder) of the right of each such individual who has executed a waiver to receive payments and benefits that could be deemed a “parachute payment” (as defined in Section 280G(b)(2) of the Code), so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments or other benefits pursuant to Contracts or arrangements that have been waived in accordance with this Section 5.12 that might otherwise result, whether separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, which determination shall be made by the Company and shall be subject to review and approval by Buyer, which such approval shall not be unreasonably withheld, conditioned, or delayed (such payments and/or benefits being referred to herein as, the “Waived 280G Benefits”). If any of the Waived 280G Benefits fail to be approved by the Company Stockholders as contemplated above, such Waived 280G Benefits shall not be made or provided to the applicable individuals. At least one (1) Business Day prior to the Closing Date, the Company shall deliver to Buyer, evidence reasonably satisfactory to Buyer that a vote of the Company’s Stockholders was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and that either (x) the requisite number of votes of the Company Stockholders was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (y) the 280G Approval was not obtained and, as a consequence, the Waived 280G Benefits shall not be paid or provided to the applicable individuals.

5.13 Further Assurances. Each of the Parties covenants and agrees to use its best efforts to effectuate the transactions contemplated by this Agreement and to do all acts and things as may be required to carry out their obligations hereunder and to consummate this Agreement, including executing, sealing and delivering all such other instruments and other documents, and take all such other actions, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements and consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

5.14 Employee and Related Matters.

(a) Each employee of the Company who is employed as of immediately prior to the First Merger Effective Time (each, a “Continuing Employee”) shall become an at-will employee of Parent or one of its Affiliates as of the First Merger Effective Time, in each case, subject to the terms of any Contract between Parent or one of its Affiliates and a Continuing Employee (each such Contract, a “Continuing Employee Agreement”). With respect to each Continuing Employee, Parent or one of its Affiliates shall take all commercially reasonable actions necessary to provide or cause to be provided, as of the First Merger Effective Time, (i) the same wage rate or base salary, as applicable, in effect for each such Continuing Employee as in effect immediately prior to the First Merger Effective Time, and (ii) such other employee benefits and compensation arrangements as Parent (or, if applicable, one of its Affiliates) provides to its other similarly situated employees generally, as such benefits or arrangements may be modified, amended, or terminated by Parent or, if applicable, the applicable Affiliate from time to time.

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(b) Subject to Section 5.14(a), nothing in this Agreement shall limit Parent’s or its Affiliates’ ability to determine the compensation and benefit structure of the Company following the Closing or limit Parent’s or one of its Affiliates’ ability to amend, modify or terminate any Company Employee Program (or any employee benefit plan or program sponsored by Parent) at any time following the Closing, in each case subject to the terms of any Continuing Employee Agreement. Except as provided in this Section 5.14, nothing in this Agreement shall limit the Parent’s or one of its Affiliates’ ability to (i) modify terms and conditions of a Continuing Employee’s employment, including a Continuing Employee’s salary or wage level, or (ii) terminate the employment of any Continuing Employee at any time and for any reason, including, without cause.

(c) Notwithstanding anything in this Agreement to the contrary, no Continuing Employee, and no other employee or contractor of the Company, shall be deemed to be a third-party beneficiary of this Agreement except as expressly contemplated by Section 10.15.

5.15 Conduct of Business of Parent. (i) Except as contemplated or expressly permitted by this Agreement, (ii) with the prior written consent of the Company (which consent may not be unreasonably withheld, conditioned or delayed), or (iii) as required by applicable Law (including COVID-19 Measures), from the date of this Agreement until the earlier to occur of the termination of this Agreement in accordance with its terms and the First Merger Effective Time, Parent shall use commercially reasonable efforts to (A) conduct its business in compliance with all applicable Laws, (B) maintain and preserve intact its business organization and the goodwill of those having business relationships with it (including by using commercially reasonable efforts to maintain the value of its assets and technology and preserve its relationships with employees, customers, suppliers, strategic partners, licensors, licensees, regulators, landlords and others having business relationships with Parent or any Subsidiary) and (C) maintain in full force and effect all insurance policies that are material to Parent as in effect on the date of this Agreement. In addition, without limiting the generality of the foregoing, from the date hereof until the earlier to occur of the termination of this Agreement in accordance with its terms and the First Merger Effective Date, except (i) as contemplated or expressly permitted by this Agreement, (ii) with the prior written consent of the Company (which consent may not be unreasonably withheld, conditioned or delayed), or (iii) as required by applicable Law (including COVID-19 Measures), neither Parent nor any other Buyer Party shall:

(a) split, combine, subdivide, reclassify or take any similar action with respect to any shares of capital stock of Parent in a manner that has a material adverse effect on Parent’s ability to consummate the Contemplated Transactions;

(b) adopt a plan or agreement for, or carry out, (i) any complete or partial liquidation, dissolution, restructuring or recapitalization or, (ii) to the extent it would reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Contemplated Transactions, any merger, consolidation or other reorganization;

(c) acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof, to the extent it would reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Contemplated Transactions;

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(d) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance funds to, any Person to the extent it would reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Contemplated Transactions; or

(e) amend the Charter Documents of Parent or any Buyer Party in a manner that has an adverse effect on Parent’s ability to consummate the Contemplated Transactions.

Section 6. AGREEMENTS RELATING TO PARENT COMMON STOCK

6.1 Private Placement. Parent intends to issue the shares of Parent Common Stock as provided in this Agreement pursuant to a “private placement” exemption or exemptions from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder and other applicable state securities laws. The Company agrees to fully cooperate with Parent in its efforts to ensure that such shares of Parent Common Stock may be issued pursuant to such exemptions.

6.2 Restrictions on Transfer. The Parent Common Stock shall be subject to any restrictions on Transfer set forth in this Section 6 and the Securityholders Joinder Agreement. The Parent Common Stock constitutes “restricted securities” under the Securities Act and may not be Transferred absent registration under the Securities Act or an exemption therefrom, and any such Transfer shall also be conditioned on compliance with applicable state and foreign securities Laws. Each Company Securityholder who receives Parent Common Stock and every transferee or assignee of any Parent Common Stock from any Company Securityholder shall be bound by and subject to the terms and conditions of this Section 6, and Parent may require, as a condition precedent to the assignment or Transfer of any Parent Common Stock, that any transferee or assignee must enter into an agreement with Parent, whereby such transferee or assignee agrees in writing to be bound by, and subject to, all the terms and conditions of this Section 6. To ensure compliance with the restrictions imposed by this Agreement, Parent may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if Parent acts as its own transfer agent, it may make appropriate notations to the same effect in its own records. Parent shall not be required (a) to transfer on its books any Parent Common Stock that have been Transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Parent Common Stock, or to accord the right to vote or pay dividends, to any transferee or assignee to whom such shares have been purportedly so transferred.

6.3 Current Public Information. With a view to making available to the Company Securityholders the benefits of SEC Rule 144, for a period of two (2) years following the First Merger Effective Time, the Parent covenants to maintain the registration of the Parent Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Parent after the date hereof pursuant to the Exchange Act even if the Parent is not then subject to the reporting requirements of the Exchange Act.

6.4 Legends. Each certificate or book-entry notation representing any Parent Common Stock issued hereunder shall bear the following legends (in addition to any other legends required by law, Parent’s Charter Documents or any other agreement to which any such Company Securityholder is a party):

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THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO LIMITATIONS ON TRANSFER SET FORTH IN THAT CERTAIN SECURITYHOLDERS JOINDER AGREEMENT, DATED ON OR AROUND April 1, 2022, BETWEEN THE UNDERSIGNED THERETO UNTIL THE FIRST ANNIVERSARY OF THE FIRST MERGER EFFECTIVE TIME. A COPY OF THE SECURITYHOLDERS JOINDER AGREEMENT IS AVAILABLE FROM THE ISSUER UPON REQUEST.

Section 7. CONDITIONS TO CLOSING.

7.1 Conditions to Obligations of the Buyer Parties. The obligations of the Buyer Parties to effect the Mergers and otherwise consummate the Contemplated Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived by the Buyer Parties in writing (to the extent permitted by applicable Law) at or prior to the First Merger Effective Time:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Section 3 shall be true and correct in all material respects on the date hereof and as of the Closing Date as though made on and as of each such date (other than the representations and warranties which by their express terms are as of a specified date, which shall be true and correct as of such date, and other than each of the Company Fundamental Representations which shall be true and correct in all respects), except that those representations and warranties that are qualified by materiality, Company Material Adverse Effect, or similar phrases shall be true and correct in all respects as written on the date hereof and on and as of the Closing Date as if such representations and warranties were made on and as of each such date;

(b) Covenants. The Company shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by them under this Agreement before or on the Closing Date;

(c) Officer’s Certificate. Buyer Parties shall have received a certificate, validly executed by the Chief Executive Officer of the Company for and on its behalf, to the effect that, as of the Closing, the condition to the obligations of Buyer Parties set forth in Section 7.1(a), Section 7.1(b) and Section 7.1(l) have been satisfied;

(d) Secretary’s Certificate. The Company shall have delivered to Buyer Parties a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) the incumbency, signature and authority of the officers of the Company executing, delivering or performing this Agreement, the Ancillary Agreements and any other documents executed and delivered in connection herewith, (ii) the copies of the Certificate of Incorporation and Bylaws, and any amendments thereto, each as in effect as of the Closing and (iii) a copy of the votes of the Board of Directors of the Company unanimously authorizing and approving the execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the Mergers and the other transactions contemplated hereby and thereby;

(e) Regulatory Approvals. All actions by or in respect of or filings with any Governmental Authority or official that are required for the consummation of the transactions contemplated hereby and by the Ancillary Agreements shall have been taken or made and all authorizations, consents, orders and approvals from such entities shall have been obtained, each in form and substance reasonably satisfactory to Parent, and shall be in full force and effect;

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(f) Third Party Consents. The Company and Buyer Parties shall have received, each in form and substance reasonably satisfactory to Parent, all third-party consents set forth on Schedule 7.1(f) (the “Required Contract Consents”);

(g) Key Employees. Each of the Key Employees shall have accepted employment with Parent or one of its Affiliates and shall have accepted and delivered to Parent or one of its Affiliates (i) an employment offer letter, (ii) a form of non-competition, non-disclosure and non-solicitation agreement, and (iii) such other agreements and documents as Parent or one of its Affiliates requires generally of its employees, including a Continuing Employee Agreement (“New Hire Documents”). The New Hire Documents shall supersede any prior employment agreements and other arrangements with any Key Employee in effect at or prior to the Closing, other than proprietary rights, confidentiality, noncompetition, no solicitation and assignment of inventions agreements, which agreements shall remain in effect and shall supplement, and not limit or be limited by, the New Hire Documents;

(h) Resignation of Company Board and Officers. Buyer Parties shall have received the written resignations of the officers of the Company and the members of the Company’s board of directors, as requested by Parent;

(i) Payoff Letters. The Company shall have obtained from each Person who, on or following the date of this Agreement, holds any Indebtedness of the Company, a Payoff Letter and such other evidence as Parent may reasonably request to the effect that all such Indebtedness of the Company has been paid in full and any and all Liens have been fully and finally released, with no continuing liability to any of the Buyer Parties, the Company, the First Merger Surviving Entity, the Second Merger Surviving Entity and any of their Affiliates.

(j) No Litigation. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, provincial, local or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby, cause such transactions to be rescinded, enjoined, restrained or materially and adversely affect the right of Buyer to own or operate the Company, and no Law, judgment, decree, injunction, order or ruling (preliminary or otherwise) shall have been entered that has any of the foregoing effects;

(k) Good Standing Certificates. The Company shall have delivered good standing certificates for the Company from the Secretary of State of the State of Delaware and from the Secretary of State in each other jurisdiction in which the operation of its business in such jurisdiction, requires the Company to qualify to do business as a foreign corporation, in each case dated as of a date not earlier than five (5) Business Days prior to the Closing;

(l) FIRPTA Officer’s Certificate. The Company shall deliver the FIRPTA Officer’s Certificate, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations; provided, that if the Company has not delivered such certificate and notice to Parent as of the Closing, Parent shall be permitted to withhold any Taxes required to be deducted and withheld pursuant to Section 1445 of the Code;

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(m) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect;

(n) Dissenter Shares. Company Stockholders holding more than 5% of the Company Capital Stock shall not have demanded in writing appraisal for his, her or its Company Capital Stock in accordance with Section 262 of the DGCL;

(o) Securityholder Joinder Agreement. Each Company Securityholder listed on Schedule 7.1(o) shall have duly executed and delivered to Buyer a Securityholder Joinder Agreement;

(p) Stockholder Approval. The Stockholder Approval shall have been obtained and shall remain valid and in full force and effect. Parent and Buyer shall irrevocably vote, or cause to be so voted, all shares of Company Capital Stock held by the Buyer Parties in favor of this Agreement and the Contemplated Transactions and otherwise in furtherance of the Stockholder Approval to the extent permitted by applicable Law and the Company Charter Documents.

(q) Spreadsheet. Not less than five (5) Business Days prior to the Closing Date, the Company shall have delivered to Buyer Parties the Spreadsheet, which shall have been certified as true, complete, correct and in accordance with this Agreement; and

(r) Termination of Certain Agreements. Buyer Parties shall have received documentation satisfactory to Parent evidencing the cancellation and termination of all voting agreements, investor rights agreements, right of first refusal and co-sale agreements, capital stock purchase agreements and similar agreements providing rights to any Company Securityholders;

(s) First Merger Certificate of Merger. The Company shall have duly executed and delivered the First Merger Certificate of Merger to Buyer;

(t) Share Registration Exemption. Parent shall be reasonably satisfied that no more than 90% of the aggregate Company Capital Stock, Option Exercise Shares and Warrant Exercise Shares will fail to be, at the Closing, held by an “accredited” investor as defined in Rule 501 promulgated under Regulation D of the Securities Act and the issuance of all shares of Parent Common Stock in the First Merger shall validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue-sky” Laws; and

(u) Release—Promised Options. The Company shall have delivered to Buyer Parties, each in form and substance reasonably satisfactory to Parent, a general release of claims from each of Robert Brik, Mel McCurrie, and Michael DeLuca with respect to the Promised Options and any rights or obligations relating thereto.

7.2 Conditions to the Company’s Obligations. The obligation of the Company to effect the Mergers and otherwise consummate the Contemplated Transactions is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Company (to the extent permitted by applicable Law) at or prior to the First Merger Effective Time:

(a) Representations and Warranties. As of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date), (i) each of the representations and warranties of the Buyer Parties that are qualified by materiality or material adverse effect shall be true and correct in all respects, and (ii) each of the representations and warranties of the Buyer Parties that are not so qualified shall be true and correct in all material respects;

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(b) Covenants. Each of the Buyer Parties shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement before or on the Closing Date;

(c) Officer’s Certificate. The Company shall have received a certificate, validly executed by the Chief Executive Officer of Parent for and on its behalf, to the effect that, as of the Closing, the condition to the obligations of Company set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(d) Secretary’s Certificate. Buyer Parties shall have delivered to the Company a certificate of the Secretary of the Parent, dated as of the Closing Date, certifying as to (i) the incumbency of officers of each Buyer Party executing documents executed and delivered in connection herewith, (ii) the copies of the Charter Documents of each Buyer Party, each as in effect as of the Closing, and (iii) a copy of the votes of the board of directors (or its equivalent) of each Buyer Party authorizing and approving the applicable matters contemplated hereunder;

(e) Regulatory Approvals. All actions by or in respect of or filings with any Governmental Authority or official that are required for the consummation of the transactions contemplated hereby and by the Ancillary Agreements shall have been taken or made and all authorizations, consents, orders and approvals from such entities shall have been obtained, each in form and substance reasonably satisfactory to Company, and shall be in full force and effect;

(f) Good Standing Certificate. Parent shall have delivered to the Company a certificate of good standing regarding each of the Merger Subs from the appropriate Governmental Authority of the jurisdiction in which they are incorporated, dated as of a date not earlier than five (5) Business Days prior to the Closing;

(g) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Authority, court, or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby, cause such transactions to be rescinded, enjoined, or restrained, and no Law, judgment, decree, injunction, order or ruling (preliminary or otherwise) shall have been entered that has any of the foregoing effects;

(h) D&O Tail Insurance. The Company shall have obtained the D&O Tail Insurance, which shall be in full force and effect in accordance with the terms thereof as of the Closing Date;

(i) New Hire Documents. The New Hire Documents shall have been executed by the Key Employees and Parent (or its Affiliate, as applicable);

(j) [Reserved].

(k) Replacement Warrants. Parent shall have executed and delivered to the Exchange Agent the Replacement Warrants, effective as of the First Merger Effective Time; and

(l) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

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Section 8. INDEMNIFICATION AND RELATED MATTERS.

8.1 Survival. The representations and warranties set forth in Section 3 (as qualified by the Disclosure Schedules) and Section 4 of this Agreement and the other covenants and agreements set forth herein or in any certificate or instrument delivered in connection herewith shall survive the Closing Date until the Applicable Limitation Date, at which time such representations and warranties will expire and terminate and be of no further force and effect. For purposes of this Agreement, the term “Applicable Limitation Date” means: (i) with respect to the representations and warranties set forth in Section 3 and Section 4 (other than the representations and warranties set forth in Section 3.20 (Taxes) (the “Tax Representations”), the representations and warranties set forth in Section 3.31 (Healthcare Matters) (the “Healthcare Representations”), the Company Fundamental Representations, and the Buyer Fundamental Representations), the Base Indemnity Period; (ii) with respect to the Healthcare Representations, the Company Fundamental Representations and the Buyer Fundamental Representations, the sixth (6th) anniversary of the Closing Date; (iii) with respect to the Tax Representations, sixty (60) days following the expiration of the applicable statute of limitations with respect to a particular matter that is the subject matter thereof; (iv) with respect to the covenants, agreements and obligations that contemplate performance on or before the Closing, the Base Indemnity Period; (v) with respect to the covenants, agreements and obligations that contemplate performance after the Closing, the respective term specified in such covenant, agreement or obligation or, if not specified, until the expiration of the applicable statute of limitations; and (vi) with respect to any Company Fraud, Securityholder Fraud, Securityholders’ Representative Fraud or Buyer Parties’ Fraud, indefinitely. The Parties acknowledge that the time periods set forth in this Section 8.1 for the assertion of claims under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties without regard to the applicable statute of limitations with respect to such matters (except where the applicable statute of limitations is specified in this Agreement).

8.2 Indemnification.

(a) Indemnification for Company Breaches. Subject to each of the limitations set forth in this Section 8, from and after the Closing and until the Applicable Limitation Date, each Company Securityholder (the “Indemnifying Securityholders”) shall, severally (based on each such Indemnifying Securityholder’s Pro Rata Share), and not jointly, indemnify and hold harmless each of the Buyer Parties and, effective at the Closing, without duplication, the First Merger Surviving Entity and the Second Merger Surviving Entity, their ultimate parent entity, their Affiliates and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (collectively with the Buyer Parties, each, a “Buyer Indemnified Party”) from and against any Losses which a Buyer Indemnified Party actually suffers, sustains or becomes subject to as a result of, arising out of or in connection with:

(i) any inaccuracy in or breach of any representation or warranty made by the Company in Section 3 of this Agreement (as modified by the Disclosure Schedule) or in any Ancillary Agreement or in any certificate delivered pursuant hereto;

(ii) a breach of any covenant or agreement made or to be performed by the Company or the Securityholders’ Representative contained in this Agreement or in any Ancillary Agreement;

(iii) all Indemnified Taxes (or the non-payment thereof) of the Company to the extent not otherwise included in the calculation of Closing Indebtedness or Company Transaction Expenses, and any reasonable costs or reasonable expenses relating to any audit, contest or proceeding relating to Indemnified Taxes;

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(iv) Dissenting Shares, including any demands by Company Stockholders under the DGCL and any successor provision thereto (which shall include amounts paid to such holders with respect to such demands in excess of such holders’ portion of the amount that otherwise would have been payable pursuant to Section 2.6 upon exchange of such Dissenting Shares, as well as reasonable attorneys’ fees and expenses incurred, and any interest payable, in connection with such demands);

(v) any inaccuracy, error or omission in the Spreadsheet, including any amounts set forth therein that are paid to a Person in excess of the amounts such Person is entitled to receive pursuant to the terms of this Agreement or any claim or demand for amounts a Person was entitled to receive pursuant to the terms of this Agreement that were omitted from the Spreadsheet;

(vi) indemnification, exculpation or advancement/reimbursement of expenses obligations owing by the First Merger Surviving Entity or the Second Merger Surviving Entity or any of its Subsidiaries to any past or present officers, directors or employees of the First Merger Surviving Entity or the Second Merger Surviving Entity or any of its Subsidiaries (whether under the DGCL, the Charter Documents of the Company, any current indemnification agreement, this Agreement or otherwise) with respect to claims made against such past or present officers, directors or employees related to actions or omissions prior to or on the Closing Date (in each case, in their capacity as officers, directors, or employees of the Company);

(vii) Legal Proceeding, demand or claim by or on behalf of any current or former holder of Company Capital Stock, Company Options, Company Warrants, SAFEs or Convertible Notes as of immediately prior to the Effective Time, or any other Person related to direct or indirect equity interests in the Company (or any of his, her or its respective Affiliates, successors or assignees, but, for the avoidance of doubt, in no case including Buyer Parties and their Affiliates) regarding this Agreement, the Contemplated Transactions, the Mergers or any direct or indirect ownership interest in the Company, including with respect to any claims alleging any violation of applicable Law or breach of fiduciary duty, other than, for the avoidance of doubt, any claim a Company Securityholder has against any Buyer Party pursuant to this Agreement for payment of such Company Securityholder’s portion of the amount that otherwise would have been payable pursuant to Section 2.6 and the Spreadsheet or for indemnity pursuant to this Section 8; and

(viii) all Liabilities related to the Company’s failure to adopt, maintain, and distribute a summary plan description, as well as any corresponding summaries of material modifications, for the applicable Company Employee Programs that are required pursuant to ERISA and the corresponding regulations and that relate to any time on or prior to the Closing Date.

THIS INDEMNITY OBLIGATION IS INTENDED TO ALLOCATE LIABILITY IN ACCORDANCE WITH TERMS FOR, WITHOUT LIMITATION, (I) ANY CLAIMS RESULTING FROM THE NEGLIGENCE OR ALLEGED NEGLIGENCE OF ANY BUYER INDEMNIFIED PARTY AND (II) STATUTORY AND COMMON LAW STRICT LIABILITY CLAIMS AS WELL AS OTHER CLAIMS ARISING UNDER ENVIRONMENTAL LAWS, INCLUDING WITHOUT LIMITATION CERCLA.

(b) Indemnification for Buyer Breaches. Subject to each of the limitations set forth in this Section 8, from and after the Closing, each Buyer Party shall indemnify and hold harmless the Company Securityholders, their ultimate parent entity, their Affiliates and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (each, a “Company Indemnified Party”, together with the Buyer Indemnified Parties, as applicable, the “Indemnified Parties”) from and against any Losses which a Company Indemnified Party actually suffers, sustains or becomes subject to as a result of, arising out of or in connection with:

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(i) any inaccuracy or breach of any representation or warranty made by the Buyer Parties contained in Section 4 of this Agreement (as modified by the Disclosure Schedule) or in any Ancillary Agreement (including in any certificate delivered by or on behalf of the Buyer Parties in connection therewith); and

(ii) a breach of any covenant or agreement by any of the Buyer Parties contained in this Agreement or in any Ancillary Agreement.

(c) Indemnification for Company Securityholder Breaches. Subject to each of the limitations set forth in this Section 8, from and after the Closing, each Indemnifying Securityholder shall, individually and not jointly, indemnify and hold harmless the Buyer Indemnified Parties from and against any Losses which a Buyer Indemnified Party actually suffers, sustains or becomes subject to as a result of, arising out of or in connection with:

(i) any inaccuracy or breach of any representation or warranty made by such Company Securityholder in such Company Securityholder’s Securityholder Joinder Agreement or Letter of Transmittal (it being understood that such representations and warranties shall survive the Closing Date until the end of the sixth (6th) anniversary of the Closing Date, at which time such representations and warranties will expire and terminate and be of no further force and effect); or

(ii) a breach of any covenant or agreement by such Company Securityholder in this Agreement or such Company Securityholder’s Securityholder Joinder Agreement or Letter of Transmittal (it being understood that such covenants and agreements shall survive the Closing Date until (a) with respect to covenants or agreements that contemplate performance on or before the Closing, the end of the Base Indemnity Period, or (b) with respect to covenants or agreements that contemplate performance after the Closing, the respective term specified in such covenant or agreement or, if not specified, until the expiration of the applicable statute of limitations).

(d) Limitations on Indemnity. The indemnification provided for in Section 8.2(a), Section 8.2(b) and Section 8.2(c) above is subject to the following limitations:

(i) If notice of any claim for indemnification is given in accordance with this Agreement on or prior to the Applicable Limitation Date and such claim has not been finally resolved by the expiration of such Applicable Limitation Date, the representations and warranties, covenants or agreements that are the subject of such claim shall survive for solely purposes of resolving such claim until such matters are finally resolved.

(ii) For purposes of Section 8.2(a)(i) and Section 8.2(b)(i), all representations and warranties set forth herein in Section 3 and Section 4 that are qualified by reference to “material,” “materially,” “Material Adverse Effect” or any similar term (collectively, “Materiality Qualifiers”) shall be deemed to have been made without giving effect to such Materiality Qualifiers for purposes of calculating Losses.

(iii) Each Indemnifying Securityholder’s maximum aggregate Liability with respect to any Non-Offset Claims shall be limited to such Indemnifying Securityholder’s Pro Rata Share of the Non-Offset Claim Retention Amount. Buyer Parties’ maximum aggregate Liability with respect to the matters described in Section 8.2(b)(i) that constitute a breach of the Buyer Fundamental Representations shall be limited to the Aggregate Consideration, as finally determined.

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(iv) Each Indemnifying Securityholder’s maximum aggregate Liability with respect to any Offset Claims shall be limited to such Indemnifying Securityholder’s Pro Rata Share of the Offset Reserve. Each Indemnifying Securityholder’s maximum aggregate Liability with respect to any Company Securityholder Claims against such Indemnifying Securityholder shall be limited to the Company Securityholder Retention Amount for such Indemnifying Securityholder as determined pursuant to Section 2.9(d). Buyer Parties’ maximum aggregate Liability with respect to the matters described in Section 8.2(b)(i) that constitute a breach of representations and warranties other than Buyer Fundamental Representations shall be limited to an amount equal to the Offset Reserve.

(v) The Indemnifying Securityholders shall not be required to indemnify any Buyer Indemnified Party under Section 8.2(a)(i) unless the aggregate amount of Losses the Buyer Indemnified Parties are entitled to recover under this Section 8 exceeds $100,000 (the “Deductible”), and then the Indemnifying Securityholders shall, subject to each of the limitations set forth in this Section 8, be required to indemnify the applicable Buyer Indemnified Parties for the full amount of Losses in excess of the Deductible; provided, that this Section 8.2(d)(v) shall not limit any recovery for Losses related to the failure to be true and correct of any of the Company Fundamental Representations.

(vi) Buyer Parties shall not be required to indemnify any Company Indemnified Party under Section 8.2(b)(i) unless the aggregate amount of Losses the Company Indemnified Parties are entitled to recover under this Section 8 exceeds the Deductible and then Buyer Parties shall be required to indemnify the applicable Company Indemnified Parties, subject to this Section 8.2(d), for the full amount of Losses in excess of the Deductible; provided, that this Section 8.2(d)(vi) shall not limit any recovery for Losses related to the failure to be true and correct of any of the Buyer Fundamental Representations.

(vii) Without prejudice to any of the other limitations set forth in this Section 8.2(d), no Indemnifying Securityholder shall have any Liability for Losses under Section 8 in excess of such Indemnifying Securityholder’s Pro Rata Share of the Additional Per Share Consideration due and payable to such Indemnifying Securityholder under this Agreement, as finally determined. The Buyer Parties shall not be required to indemnify any Company Indemnified Party under Section 8.2(b) for Losses under this Section 8 in excess of the Aggregate Consideration actually paid by the Buyer Parties under this Agreement, as finally determined.

(viii) Notwithstanding the fact that any Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnifying Party shall be liable to pay the same Loss to the Indemnified Parties more than once, regardless of whether such Loss may be as a result of a breach of more than one representation or warranty or covenant or whether such Loss may be recoverable hereunder by more than one Indemnified Party (it being understood that this Section 8.2(d)(viii) is only included to prevent a duplicative recovery of the same Loss and not to prevent recovery of additional Losses arising from the same or similar or overlapping facts, events, circumstances or conditions).

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(ix) Notwithstanding anything in this Section 8 to the contrary, the limitations set forth in this Section 8.2(d) will not apply to: (i) any Buyer Parties’ Fraud (in the case of claims brought by the Company Indemnified Parties); provided, however, that, notwithstanding any provision of this Agreement to the contrary, in no event shall the maximum aggregate Liability of such Buyer Party with respect to any Buyer Parties’ Fraud exceed the aggregate amount of consideration actually paid to the Company Securityholders pursuant to the terms of this Agreement; (ii) any Company Fraud or Securityholders’ Representative Fraud, provided, however, that, notwithstanding any provision of this Agreement to the contrary, a Company Securityholder shall not have any Liability to the Buyer Indemnified Parties for any Company Fraud or Securityholders’ Representative Fraud unless such Company Securityholder had actual knowledge of such Company Fraud or Securityholders’ Representative Fraud (as applicable), in which case the Liability of such Company Securityholder to the Buyer Indemnified Parties in respect of such Company Fraud or Securityholders’ Representative Fraud (as applicable) shall be several but not joint; and (iii) any Securityholder Fraud, provided, however, that, notwithstanding any provision of this Agreement to the contrary, an Indemnifying Securityholder shall not have any Liability to the Buyer Indemnified Parties for any Securityholder Fraud unless such Securityholder Fraud was committed by such Indemnifying Securityholder. Notwithstanding any provision of this Agreement to the contrary, in no event shall the maximum aggregate Liability of any Indemnifying Securityholder with respect to any Company Fraud, Securityholders’ Representative Fraud, and/or Securityholder Fraud exceed, in total, the aggregate amount of consideration actually paid to such Indemnifying Securityholder pursuant to the terms of this Agreement.

(x) No Company Indemnified Party in its capacity as an Indemnifying Party or otherwise shall have, and no such Person shall exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the First Merger Surviving Entity, the Second Merger Surviving Entity or their respective directors, managers, officers, employees, Affiliates, agents, attorneys, shareholders, members, representatives, assigns or successors (a) for any third-party claims asserted by any Buyer Indemnified Party, it being acknowledged and agreed that any representations, warranties and covenants of the Company are solely for the benefit of the Buyer Indemnified Parties, or (b) in connection with any other indemnification obligation or any other liability to which such Person may become subject or which may be payable in connection with this Agreement.

(xi) The amount of any Losses for which indemnification would otherwise be payable pursuant to this Section 8 shall be reduced by (i) the amount of any insurance proceeds actually paid to the Indemnified Party in connection with such Loss under applicable insurance policies (net of any increase in premiums, retroactive premiums, premium adjustments or any deductible or retention amounts, in each case, incurred in recovering the applicable insurance proceeds) (it being acknowledged and agreed that the Buyer Indemnified Parties shall first use commercially reasonable efforts to satisfy any claims for Losses arising pursuant to Section 8.2(a)(vi) by recourse to the D&O Tail Insurance prior to bringing any claims against the Company Securityholders in respect thereof, but, for the avoidance of doubt, the Buyer Indemnified Parties shall not be required to exhaust their remedies or expend such efforts prior to, or as a condition to, asserting claims for Losses or recovering Losses from the Company Securityholders), and (ii) any amounts actually received by the Indemnified Party from a third party under any indemnification rights (other than pursuant to this Section 8) (net of any costs and expenses incurred in recovering from same), in each case of the foregoing clauses (i) and (ii), to the extent in effect for the benefit of the Company immediately prior to the Closing. If an Indemnified Party receives any amounts under applicable insurance policies or applicable indemnification arrangements as contemplated by this Section 8.2(d)(xi) subsequent to its receipt of an indemnification payment by an Indemnifying Party, then such Indemnified Party will, without duplication, promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party up to the amount received by the Indemnified Party (net of the total cost of any recovery of such insurance proceeds or indemnity payments); provided, that the aggregate amount of reimbursement payments to the Indemnifying Party in respect of any such Losses will not in any event exceed the aggregate indemnification payment received by the Indemnified Party from the Indemnifying Party with respect to such Losses; provided, further that, no Indemnified Party shall be required to notify the provider(s) or payor(s) of, or seek recovery for such Losses under, any such insurance policies or indemnification arrangements prior to seeking and obtaining recovery for such Losses from an Indemnifying Party pursuant to, and subject to, the limitations of Section 8.2(d). Without limiting the foregoing, each Indemnified Party agrees to use commercially reasonable efforts to mitigate any Losses for which indemnification may be sought pursuant to this Section 8.

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(xii) With respect to any claim for Losses with respect to Taxes pursuant to Section 8.2(a) or Section 8.2(c)(i), Losses shall not include Taxes of Parent and its Affiliates (including the Company and its Subsidiaries) to the extent such Taxes are actually reduced by deductions, losses and credits (including, without limitation, net operating loss carryforwards) generated in the Pre-Closing Tax Periods, but only to the extent not been taken into account as a reduction in the calculation of the Aggregate Consideration (including the determination of Pre-Closing Tax Amount).

(e) Purchase Price Adjustments. For all U.S. federal and applicable state and local income Tax purposes, (i) amounts paid, and shares of Parent Common Stock issued, under this Agreement to (or to another on behalf of) any holder of Company Capital Stock by reason of holding such Company Capital Stock, including such amounts paid as indemnification, shall be treated as adjustments to the purchase price, and (ii) cash amounts paid under this Agreement by any holder of Company Capital Stock to a Buyer Party, including such amounts paid as indemnification, shall be treated as contributions by such holder of Company Capital Stock to Parent treated as tax-deferred transactions, in each case, unless otherwise required by applicable Law.

(f) [Reserved].

(g) Buyer Parties and First Merger Surviving Entity and Second Merger Surviving Entity. In the event that the First Merger Surviving Entity and/or the Second Merger Surviving Entity suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any breach of Section 8.2(a), then (without limiting any of the rights of the First Merger Surviving Entity and/or the Second Merger Surviving Entity as a Buyer Indemnified Party), Buyer Parties shall also be deemed, by virtue of its ownership of the stock of the First Merger Surviving Entity and/or the Second Merger Surviving Entity, to have incurred Losses as a result of and in connection with such breach of Section 8.2(a), but in either case the total amount both Buyer Parties, the First Merger Surviving Entity and/or the Second Merger Surviving Entity may recover shall not exceed the amount of such Losses.

(h) Use of Offset Reserve; Exclusive Source of Recovery. Other than in the case of Company Fraud, Securityholder Fraud or Securityholders’ Representative Fraud (in which case the limitations set forth in Section 8.2(d)(ix) shall apply but the limitations set forth in this Section 8.2(h) will not apply), the sole and exclusive source for recovery of the Buyer Indemnified Parties for any: (i) Offset Claims shall be the Offset Reserve (for sake of clarity, this means that the sole and exclusive source of recovery of the Buyer Indemnified Parties for any Offset Claims shall be for the Parent to retain all or some portion (as the case may be) of the Offset Reserve in accordance with Section 2.9(b)); (ii) Non-Offset Claims shall be for the Parent to retain, in accordance with Section 2.9(b) and Section 2.9(c), all or some portion (as the case may be) of the Contingent Payment amounts (if any) or Accelerated Amount due and payable to the Company Securityholders pursuant to Section 2.9(a), including, at Parent’s sole discretion, the Offset Reserve; and (iii) Company Securityholder Claims shall be for the Parent to retain, in accordance with Section 2.9(d), all or some portion (as the case may be) of the Contingent Payment amounts (if any) or Accelerated Amount due and payable to the relevant Company Securityholder pursuant to Section 2.9(a).

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(i) Method of Recovery. Any amounts due to the Buyer Indemnified Parties pursuant to Section 8.2(a) shall be satisfied, subject to the limitations set forth in this Section 8 (A) in respect of Offset Claims and Non-Offset Claims, by recourse to the Offset Reserve, subject to the limitations set forth in Section 2.9(b), and (B) in respect of any Non-Offset Claims, by recourse to any Contingent Payments or Accelerated Amount, subject to the limitations set forth in Section 2.9(c). Any amounts due to the Buyer Indemnified Parties pursuant to Section 8.2(c) shall be satisfied, subject to the limitations set forth in this Section 8, by recourse to any Contingent Payments or the Accelerated Amount to the relevant Company Securityholder, subject to the limitations set forth in Section 2.9(d). Without limiting any other rights or remedies available to the Buyer Parties, the Buyer Parties shall be entitled to offset any claim for Losses by a Buyer Indemnified Party pursuant to this Section 8 or any payments due and payable by any Indemnifying Securityholder to Buyer Parties pursuant to this Agreement against payments due and payable by any Buyer Indemnified Party to any Company Indemnified Party under this Agreement.

(j) Defense of Third-Party Claims. In the event that an Indemnified Party becomes aware of a third-party claim (any such claim, a “Third Party Claim”) pursuant to which such Indemnified Party believes it may be entitled to indemnification pursuant to this Section 8, the Indemnified Party will promptly notify the Indemnifying Party of such Third Party Claim. Notwithstanding the foregoing, no delay in providing such notice will affect an Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Indemnifying Party is actually and materially prejudiced thereby. Such notice must contain a reasonably detailed description of the facts and circumstances giving rise to the claim to the extent then known and the nature and amount, if then reasonably ascertainable, of such Losses that may be indemnifiable. The obligations of the Indemnifying Party under this Section 8 with respect to Losses arising from any Third Party Claim will be governed by the following additional terms and conditions:

(i) The Indemnifying Party, at its option and at the expense of the Indemnifying Party, will be entitled to assume control of the defense of any Third Party Claim (except as described in clauses (A) through (C) below, an “Assumable Claim”), at any time within 10 Business Days of receiving written notice of the Third Party Claim from the Indemnified Party (or sooner, if the nature of the Third Party Claim so requires) and may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, that the Indemnifying Party shall have acknowledged in writing to the Indemnified Party that, subject to the terms and conditions of this Section 8, it would be liable for the Losses alleged in such Third Party Claim to the extent provided under this Section 8 if the material facts alleged in such Third Party Claim are ultimately determined to be accurate; provided, further, that the Indemnifying Party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; provided, further, that the Indemnifying Party will not be entitled to assume control of the defense of any Third Party Claim without the Indemnified Party’s express written consent in the event (A) the named parties to any such Third Party Claim (including any impleaded parties) include both the Indemnifying Party and one or more Indemnified Parties and, in the opinion of counsel to the Indemnified Party, there is an actual conflict of interest between the Indemnifying Party and the Indemnified Parties, (B) such Third Party Claim seeks material non-monetary relief against the Indemnified Party, or (C) the claim relates to or arises in connection with any potential criminal liability or regulatory violation. In the event that the Indemnifying Party assumes control of the defense of any Third Party Claim, the Indemnifying Party will keep the Indemnified Party informed of all material events and developments, including promptly providing copies of any correspondence and court filings, with respect to such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party will be entitled, at its own expense, to participate in the defense of such claim and to employ counsel of its choice for such purpose.

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(ii) If the Indemnifying Party elects to not defend against, negotiate, settle or otherwise deal with the Third Party Claim, fails to timely notify the Indemnified Party of its election to do so as herein provided, or is not permitted hereunder to assume such defense, the Indemnified Party shall have the exclusive right (subject to paragraph (iv) of this Section 8.2(j)) to contest, settle, or pay the amount claimed.

(iii) In connection with a Third Party Claim, the Indemnified Parties shall reasonably cooperate with the Indemnifying Party and make available to the Indemnifying Party all pertinent information under its control, except to the extent not permitted by applicable Law or required to preserve attorney-client privilege.

(iv) Neither the Indemnifying Party nor any Indemnified Party may enter into any settlement or compromise with respect to any Third Party Claim without the prior written consent of the other, such consent not to be unreasonably withheld, conditioned or delayed.

(k) Exclusive Remedy. From and after the Closing, the indemnification provided pursuant to this Section 8 shall be the sole and exclusive remedy for any Losses resulting from or arising out of any breach or claim in connection with this Agreement, the Disclosure Schedules, the Ancillary Agreements, or any certificate delivered in connection with this Agreement (and, with respect to any particular Company Securityholder, under such Company Securityholder’s Securityholder Joinder Agreement or Letter of Transmittal). For clarity, this means (a) that the survival periods and liability limits set forth in this Section 8 shall control notwithstanding any statutory or common law provisions or principles to the contrary, (b) all applicable statutes of limitations or other claims periods with respect to claims shall be shortened or lengthened to the applicable claims periods and survival periods set forth herein, unless provided otherwise, and (c) the Buyer Indemnified Parties irrevocably waive any and all rights they may have to make claims against any Company Securityholder under statutory and common law as a result of any Losses and any and all other damages incurred by them with respect to this Agreement (and with respect to any particular Company Securityholder, under such Company Securityholder’s Securityholder Joinder Agreement or Letter of Transmittal) whether or not in excess of the maximum amounts permitted to be recovered pursuant to this Section 8; provided, however, that neither the foregoing nor anything else contained in this Agreement shall limit any Indemnified Party’s right to seek and obtain specific performance or injunctive relief to which any Party may be entitled, or in respect of any rights to enforce any New Hire Documents in accordance with their respective terms.

Section 9. TERMINATION OF AGREEMENT

9.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing, whether before or after receipt of the Stockholder Approval, by the mutual written consent of Parent and the Company.

9.2 Unilateral Termination.

(a) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if (i) a court of competent jurisdiction or other Governmental Authority shall have issued a final judgment or taken any action (and the final appeal of such judgment or action has been denied) having the effect of permanently restraining, preventing or enjoining or otherwise prohibiting any of the Mergers or any other material Contemplated Transaction, or (ii) there has been adopted an applicable Law that makes the consummation of any of the Mergers on the terms and conditions contemplated by this Agreement illegal; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 9.2(a) must have used all reasonable efforts to remove any such final judgment or action in order to terminate this Agreement under this Section 9.2(a);

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(b) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if the Closing has not taken place on or before the date that is ninety (90) days following the date of this Agreement, if the conditions to the terminating party’s obligations to Closing under Section 7 (other than conditions pertaining to covenants to be performed as part of effectuating the Closing) have not been satisfied and the terminating party has not waived such unsatisfied conditions by such time; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any Party who is at that time in material breach of this Agreement or whose breach of a representation or warranty or covenant made under this Agreement by such Party results in the failure of any condition set forth in Section 7 to be fulfilled or satisfied as of such date;

(c) The Company, by giving written notice to Parent, may terminate this Agreement at any time prior to the First Merger Effective Time if any Buyer Party has committed a breach of (i) any of their representations or warranties under Section 4, or (ii) any of their covenants under this Agreement, and (A) has not cured such breach within ten (10) Business Days after the Company has given Parent written notice of such breach and its intention to terminate this Agreement pursuant to this Section 9.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (B) if not cured on or prior to the Closing Date, or if not curable, such breach would result in the failure of any of the conditions set forth in Section 7 to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 9.2(c) shall not be available to the Company if the Company is at that time in material breach of this Agreement;

(d) Parent, by giving written notice to the Company, may terminate this Agreement at any time prior to the First Merger Effective Time if the Company has committed a breach of (i) any of its representations or warranties under Section 3 (as modified by the Disclosure Schedule), or (ii) any of its covenants under this Agreement, and (A) has not cured such breach within ten (10) Business Days after Parent has given the Company written notice of such breach and its intention to terminate this Agreement pursuant to this Section 9.2(d) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (B) if not cured on or prior to the Closing Date, or if not curable, such breach would result in the failure of any of the conditions set forth in Section 7 to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 9.2(d) shall not be available to Parent if any Buyer Party are at that time in material breach of this Agreement; and

(e) Parent, by giving written notice to the Company, may terminate this Agreement at any time prior to the First Merger Effective Time if executed Written Consents evidencing the Stockholder Approval are not delivered to Parent within twenty-four (24) hours after the execution and delivery of this Agreement by any of the Buyer Parties, the Company and the Securityholders’ Representative.

9.3 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 or Section 9.2, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of any Buyer Party, the Company, any Company Securityholder or their respective officers, directors, stockholders or Affiliates; provided, however, that (a) the provisions of this Section 9.3 (Effect of Termination), Section 5.8 (Confidentiality) and Section 10 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement, and (b) nothing herein shall relieve any Party from Liability in connection with any fraud, willful breach, or intentional misrepresentation prior to such termination.

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Section 10. MISCELLANEOUS.

10.1 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by or on behalf of Parent, the Securityholders Representative, and the Company or (b) by a waiver in accordance with Section 10.3.

10.2 Securityholders’ Representative.

(a) Effective upon and by virtue of the Stockholder Approval approving and adopting this Agreement and the Mergers, and without any further act of any of the Company Securityholders, the Securityholders’ Representative will be hereby irrevocably appointed as the representative of the Company Securityholders and as the attorney-in-fact and agent for and on behalf of each such Company Securityholder for purposes of this Agreement and will be empowered to take such actions contemplated to be taken by the Securityholders’ Representative under this Agreement, the Ancillary Agreements and such other actions on behalf of such Company Securityholders as it may deem necessary or appropriate in connection with or to consummate the transactions contemplated hereby or thereby, including, without limiting the generality of the foregoing, (i) taking all actions and making all filings on behalf of such Company Securityholders with any Governmental Authority or other Person necessary to effect the consummation of the Contemplated Transactions, (ii) agreeing to, negotiating, entering into settlements and compromises of, complying with orders of courts with respect to, and otherwise administering and handling any claims under this Agreement and the Ancillary Agreements on behalf of such Company Securityholders, including indemnifications claims, (iii) negotiating and executing any waivers or amendments of this Agreement and the Ancillary Agreements, and (iv) taking all other actions that are either necessary or appropriate in its judgment for the accomplishment of the foregoing or contemplated by the terms of this Agreement and the Ancillary Agreements. The Securityholders’ Representative hereby accepts such appointment. No bond shall be required of the Securityholders’ Representative.

(b) Buyer Parties shall be entitled to deal exclusively with the Person(s) serving as the Securityholders’ Representative on all such matters relating to this Agreement (including Section 8) or any of the other Ancillary Agreements to which Buyer Parties and the Securityholders’ Representative are parties. A decision, act, consent or instruction of the Securityholders’ Representative hereunder will constitute a decision, act, consent or instruction of all Company Securityholders and will be final, binding and conclusive upon each of such Company Securityholders and Buyer Parties may rely conclusively (without further evidence of any kind whatsoever) upon any such decision, act, consent or instruction of the Securityholders’ Representative as being the decision, act, consent or instruction of each and every such Company Securityholder. No Company Securityholder will have the right to object to, dissent from, protest or otherwise contest the same. Buyer Parties will be relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholders’ Representative.

(c) The Securityholders’ Representative will incur no liability with respect to any action taken or suffered by any party in reliance upon any notice, direction, instruction, consent, statement or other document believed by such Securityholders’ Representative to be genuine and to have been signed by the proper person (and the Securityholders’ Representative will have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except its own gross negligence, bad faith or willful misconduct. In all questions arising under this Agreement, the Securityholders’ Representative may rely on the advice of outside counsel, and the Securityholders’ Representative will not be liable to any Company Securityholder for anything done, omitted or suffered in good faith by the Securityholders’ Representative based on such advice.

(d) The Company Securityholders will severally (each based on and limited to its Pro Rata Share) but not jointly indemnify the Securityholders’ Representative and hold the Securityholders’ Representative harmless against any loss, Liability or expense incurred without gross negligence, bad faith or willful misconduct, on the part of the Securityholders’ Representative and arising out of or in connection with the acceptance or administration of the Securityholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other agents retained by the Securityholders’ Representative (collectively, “Representative Expenses”).

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(e) At any time after the Closing Date, a majority-in-interest of Company Securityholders may, by written consent, appoint a new representative as the Securityholders’ Representative. Notice together with a copy of the written consent appointing such new representative and bearing the signatures of Company Securityholders of a majority-in-interest of those Company Securityholders must be delivered to Buyer not less than ten (10) days prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent. For the purposes of this Section 10.2, a “majority-in-interest of the Company Securityholders” shall mean Company Securityholders having the right to receive, in the aggregate, a majority of Aggregate Consideration payable to the Company Securityholders pursuant to the terms of this Agreement.

(f) In the event that the Securityholders’ Representative becomes unable or unwilling to continue in its capacity as Securityholders’ Representative, or if the Securityholders’ Representative resigns as a Securityholders’ Representative, a majority-in-interest of the Company Securityholders may, by written consent, appoint a new representative as the Securityholders’ Representative. Notice and a copy of the written consent appointing such new representative and bearing the signatures of a majority-in-interest of the Company Securityholders must be delivered to Parent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent.

(g) Expense Fund. At the Closing, Parent shall wire to the Securityholders’ Representative the Expense Fund Amount. The Expense Fund Amount shall be held by the Securityholders’ Representative in a segregated account (the “Expense Fund”) and shall be used solely for (i) the purposes of paying directly or reimbursing the Securityholders’ Representative for any Representative Expenses incurred pursuant to this Agreement or (ii) paying directly, or reimbursing the Securityholders’ Representative for, any third party expenses pursuant to this Agreement and the Ancillary Agreements. The Securityholders’ Representative is not providing any investment supervision, recommendations or advice to any Company Securityholder and shall have no responsibility or liability to any Company Securityholder for any loss of principal of the Expense Fund other than as a result of the Securityholders’ Representative’s gross negligence or willful misconduct. The Securityholders’ Representative will hold these funds separate from its person funds, will not use these funds for any personal purposes, and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Securityholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. The Company Securityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Securityholders’ Representative any such interest or earnings. As soon as reasonably determined by the Securityholders’ Representative that the Expense Fund is no longer required to be withheld, the Securityholders’ Representative shall distribute any amount remaining in the Expense Fund (the “Expense Fund Proceeds”) to Parent and, promptly following Parent’s receipt of the Expense Fund Proceeds, Parent shall, in its sole discretion, cause the Exchange Agent to pay to (i) each Participating Holder an amount in cash or in Parent Shares, or a combination thereof, equal to their respective Expense Fund Payment Amount, and (ii) each Non-Participating Holder, an amount in cash equal to such Non-Participating Holder’s Expense Fund Payment Amount (provided, that Parent must grant Parent Common Stock if necessary to preserve the tax-free nature of the Mergers under Section 368(a)(1)(A)), and provided, further, that Parent may only make payments in Parent Common Stock if, at the time the payment is made, (i) the Parent Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act and (ii) Parent has made all filings it is required to make under the Exchange Act during the prior twelve months). For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Company Securityholders at the time of Closing.

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10.3 Waiver. Any Party to this Agreement may waive compliance or performance of any provision of this Agreement that is intended for the benefit of such waiving Party. Any such extension or waiver shall be valid only if set forth in a writing executed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition or as a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights under this Agreement shall not constitute a waiver of any of such rights. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

10.4 Specific Performance. Each Party agrees that the other Parties shall have the right, in addition to any other rights and remedies existing in its favor, to seek to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for equitable relief, including injunction and specific performance. If any such action is brought by a Party to enforce this Agreement, the other Party hereby waives the defense that there is an adequate remedy at law or the requirement for the posting of any bond or similar security.

10.5 Expenses. Except as otherwise expressly provided herein, each of the Parties hereto shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby; provided, that, Buyer Parties shall pay all of the Closing Transaction Expenses in an amount of up to $100,000.

10.6 Notices. Any notices or other communications required or permitted hereunder will be deemed to have been properly given and delivered if in writing by such party or its legal representative and delivered personally or sent by e-mail transmission of a signed document or by nationally recognized overnight courier service guaranteeing overnight delivery, addressed as follows:

If, prior to the Effective Time, to the Company: Precision Healing Inc. 275 Washington Street, Suite 200 Newton, MA 02458 Email: dlee@dxwound.com Attention: W. David Lee	with a copy (which will not constitute notice) to: Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Email: mbison@goodwinlaw.com Attention: Michael H. Bison

If to Buyer Parties or, after the First Merger Effective Time, the First Merger Surviving Entity or, after the Second Merger Effective Time, the Second Merger Surviving Entity:

Sanara MedTech, Inc.

1200 Summit Avenue, Suite 414

Fort Worth, Texas 76102

Phone: 817-529-2300

Email: mmcneil@sanaramedtech.com

Attention: Michael D. McNeil

with a copy (which will not constitute notice) to: Haynes and Boone, LLP 2323 Victory Avenue, Suite 700 Dallas, Texas 75219 Attn: Matthew Fry Email: matt.fry@haynesboone.com

If to the Securityholders’ Representative:

Furneaux Capital Holdco, LLC (d/b/a BlueIO)

c/o Goodwin Partners

200 Summit Street, Suite 201

Burlington, MA 01803

Email: Dave@blueio.co

Attention: Dave Furneaux

with a copy (which will not constitute notice) to: Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Email: mbison@goodwinlaw.com Attention: Michael H. Bison

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Unless otherwise specified herein, such notices or other communications will be deemed given (a) on the date delivered, if delivered personally, (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery, and (c) on the date delivered, if delivered by e-mail (with confirmation of transmission) during business hours (or one (1) Business Day after the date of delivery if delivered after 5:00 pm in the place of receipt). Notwithstanding the foregoing, if such notices or other communications would otherwise be deemed given on a day which is not a Business Day, the delivery shall be deemed given the first Business Day following such day. Each of the Parties will be entitled to specify a different address by delivering notice as aforesaid to each of the other Parties.

10.7 Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by operation of law or otherwise without the prior written consent of Parent and Securityholders’ Representative; provided, however, that notwithstanding the foregoing, Parent may at any time in its sole discretion and without the consent of any other Party assign, in whole or in part, (a) its rights under this Agreement and the Ancillary Agreements for collateral security purposes to any lender providing financing to any Buyer Party, such permitted assign or any of their Affiliates, and any such lender may exercise all of the rights and remedies of such assignee hereunder and thereunder; and (b) its rights under this Agreement and the Ancillary Agreements to any subsequent purchaser of any Buyer Party, their respective Affiliates, or any of their divisions or any material portion of their assets (whether such sale is structured as a sale of equity, sale of assets, merger, recapitalization or otherwise).

10.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, and all other terms of this Agreement shall remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

10.9 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. The word “including” shall mean “including without limitation” regardless of whether such words are included in some contexts but not others. The use in this Agreement of the masculine pronoun in reference to a Party shall be deemed to include the feminine or neuter, as the context may require. The headings, if any, of the individual sections of each of the Schedules are inserted for convenience only and will not be deemed to constitute a part thereof or a part of the Agreement.

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10.10 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

10.11 Entire Agreement. Except as otherwise provided in this Agreement, this Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

10.12 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.13 Choice of Law; Consent to Jurisdiction.

(a) The law of the State of Delaware shall govern this Agreement, the interpretation and enforcement of its terms and any claim or cause of action (in law or equity), controversy or dispute arising out of or related to it or its negotiation, execution or performance, whether based on contract, tort, statutory or other law, in each case without giving effect to any conflicts-of-law or other principle requiring the application of the law of any other jurisdiction.

(b) Each of the Parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware, in each case, located in the State of Delaware (the “Chosen Courts”) for any litigation arising out of or relating to the this Agreement and the Ancillary Agreements, or the negotiation, validity or performance of the this Agreement and the Ancillary Agreements, or the transactions contemplated hereby and thereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the Parties hereto agrees that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to the preceding sentence above shall have the same legal force and effect as if served upon such party personally within the Delaware.

10.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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10.15 Parties in Interest. No provision of this Agreement is intended to confer upon any Person other than the Parties any rights or remedies hereunder; provided however, that the following Persons are expressly intended as third party beneficiaries with respect to the following specified sections of this Agreement and will have the right to enforce such specified sections against the parties to this Agreement: with respect to Section 2, the Company Securityholders and, with respect to Additional Per Share Consideration only, the holders of the Promised Options; with respect to Section 5.11, the D&O Indemnified Persons; and with respect to Section 8, the Persons who are the beneficiaries of rights and limitations under such Section.

10.16 Press Releases and Announcements; Confidentiality. The Parties shall agree upon a mutually acceptable press release or other public announcement (including in any trade journal or other publication) of or related to the Contemplated Transactions. No Party shall make any other press release or public announcement of this Agreement, the Ancillary Agreements, or the Contemplated Transactions without the prior written consent of the Securityholders’ Representative (in case of disclosure by the Buyer Parties at any time or by the Company on or after the Closing) or by Parent (in case of disclosure by any Company Securityholder at any time or by the Company on or prior to the Closing), except for any SEC filings or other filings required by applicable Law (provided, that the Party required to make any such filing will have afforded the other parties, for a reasonable period prior to the making of such filing, a reasonable opportunity to review and comment upon the intended form and substance of such filing). No public disclosure of the identities of the Company Securityholders will be made by the Company or any Buyer Party or any of their respective Subsidiaries prior to, at or after the Closing, without the consent of the Securityholders’ Representative, except to the extent required by applicable Law (provided, the party required to make any such disclosure will have afforded the Securityholders’ Representative, for a reasonable period prior to the making of such disclosure, a reasonable opportunity to review and comment upon the intended form and substance of such disclosure).

10.17 Consent to Representation.

(a) Effective as of the Closing, Parent and Buyer hereby waive and agree not to assert, and Parent and Buyer agree to cause the First Merger Surviving Entity, the Second Merger Surviving Entity, and each their respective Subsidiaries to waive and not to assert, any conflict of interest arising out of or relating to any representation after the Closing of the Securityholders’ Representative, any Company Securityholder, any of their respective Affiliates, any officer, employee or director of the Securityholders’ Representative, the Company, or any of its subsidiaries, or any Company Securityholder (any such Person, a “Designated Person”) in any matter involving this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement, the Ancillary Agreements, or any transaction contemplated hereby or thereby (including any litigation, arbitration, mediation or other proceeding and including any matter regarding the negotiation, execution, performance or enforceability hereof or thereof) (each such matter, an “Applicable Matter”) by Goodwin Procter LLP and any other legal counsel currently representing any Designated Person in connection with this Agreement, any Ancillary Agreement, any agreement, certificate, instrument or other document executed or delivered pursuant thereto, or any transaction contemplated hereby or thereby (including the negotiation, execution or performance hereof or thereof) (the “Current Representation”).

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(b) Effective as of the Closing, Parent and Buyer hereby agree not to control or assert, and Parent and Buyer agree to cause the First Merger Surviving Entity, the Second Merger Surviving Entity, and each their respective Subsidiaries not to control or assert, any attorney-client privilege, work product protection or other similar privilege or protection applicable to any communication between any legal counsel and any Designated Person during the Current Representation in connection with any Applicable Matter (“Privileged Deal Communications”), and agrees not to use or rely on, and to cause the First Merger Surviving Entity, the Second Merger Surviving Entity, and each their respective Subsidiaries not to use or rely on, any such communications, in each case in connection with any Applicable Matter, including in connection with a dispute with Parent, the First Merger Surviving Entity, the Second Merger Surviving Entity, or any of their respective Affiliates (including, after the Closing, the Company and each of its Subsidiaries), it being the intention of the parties hereto that, notwithstanding anything to the contrary in this Agreement or Section 259 of the DGCL, all rights of any Person under or with respect to such attorney-client privilege, work product protection or other similar privilege or protection applicable to such Privileged Deal Communications, including the right to waive, assert and otherwise control such attorney-client privilege, work product protection or other similar privilege or protection, shall be (and are hereby) transferred to or retained by (as applicable), and vested solely in, such Designated Person; provided, however, that any such privilege or protection applicable to such Privileged Deal Communications that would be transferred to or retained by (as applicable), or vested solely in, the Company and its Subsidiaries in accordance with the foregoing shall, upon the Closing, be transferred to or retained by (as applicable) and vested solely in the Securityholders’ Representative. Parent agrees to the take the steps necessary, and to cause Buyer, the First Merger Surviving Entity, the Second Merger Surviving Entity, and each their respective Subsidiaries to the take the steps necessary, to ensure that any such attorney-client privilege, work product protection or similar privilege or protection applicable to such Privileged Deal Communications shall survive the Closing, remain in effect and be afforded the treatment described in the immediately preceding sentence. Further, Parent and Buyer agree that they will not, and that they will cause the First Merger Surviving Entity, the Second Merger Surviving Entity, and each their respective Subsidiaries not to, knowingly and purposefully, (i) access or use the Privileged Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Securityholders’ Representative or any Seller waive the attorney-client or other privilege applicable to such Privileged Deal Communications, or by otherwise asserting that Parent or any Surviving Entity has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Privileged Deal Communications from Goodwin Procter LLP. In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if prior to the Closing the Company, the Securityholders’ Representative and/or any Company Securityholder, or any of their respective directors, officers employees or other representatives, takes any action to protect from access or remove from the premises of the Company (or any offsite back-up or other facilities) any Privileged Deal Communications, including by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Privileged Deal Communications.

10.18 Further Assurances. Upon the request of Parent or the Securityholders’ Representative, each of the parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances, and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.

10.19 Release. Effective as of the First Merger Effective Time, provided that the applicable Company Securityholder has been paid the applicable amounts contemplated by Section 2.6, if any, payable to such Company Securityholder, each such Company Securityholder, on behalf of himself, herself or itself and his, her or its Affiliates:

(a) Forever waives, releases, remises and discharges the First Merger Surviving Entity, the Second Merger Surviving Entity and their predecessors, successors, Affiliates, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans (the “Released Buyer Parties”) from any claim or Liability with respect to any event occurring at or prior to the First Merger Effective Time, except for any Liability, rights, or claims (i) arising under this Agreement, any of the Ancillary Agreements, or any New Hire Documents, or (ii) unrelated to the Company, the business of the Company or any Contemplated Transaction (collectively, the “Released Holder Claims”);

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(b) Acknowledges that it may hereafter discover facts other than or different from those that it knows or believes to be true with respect to the subject matter of the Released Holder Claims, but it hereby expressly agrees that, on and as of the First Merger Effective Time, such Company Securityholder shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claims with respect to the Released Holder Claims, without regard to the subsequent discovery or existence of such different or additional facts;

(c) Acknowledges and agrees that if it should hereafter make any claim or demand or commence or threaten to commence any Legal Proceeding against any Released Buyer Party with respect to any Released Holder Claim, this Section 10.19 may be raised as a complete bar to any such Legal Proceeding, and the applicable Released Buyer Party may recover from such Company Securityholder all costs incurred in connection with such Legal Proceeding, including attorneys’ fees; and

(d) Waives any rights such Company Securityholder may have as a holder of Company Capital Stock, Company Options or Company Warrants or other direct or indirect ownership interests in the Company or any of its Subsidiaries or arising from or relating to the transfers or transactions contemplated hereby (including any voting rights, preemptive rights, rights to repurchase, registration rights, rights of first refusal or similar rights or restrictions on transfer and any rights to receive notices, opinions or similar documentation in advance of or in connection with such transfers or transactions, except as expressly contemplated in this Agreement or in any Ancillary Agreement), whether such rights arise under or pursuant to the Charter Documents of the Company, any Contracts or applicable Law.

10.20 Lock-Up.

(a) In connection with, and as an inducement to, the Buyer Parties entering into this Agreement and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, each Company Securityholder agrees with the Buyer Parties that, without the prior written consent of Parent, during the period commencing at the First Merger Effective Time and continuing until the end of the Lock-Up Period (as hereinafter defined), such Company Securityholder will not: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of or lend, directly or indirectly, any shares of Parent Common Stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Parent Common Stock by such Company Securityholder (including without limitation, Parent Common Stock which may be deemed to be beneficially owned by such Company Securityholder in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) (the “Securities”); (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to, the registration of any Parent Common Stock or any security convertible into or exercisable or exchangeable for Parent Common Stock; (4) grant any proxies or powers of attorney with respect to any Securities, deposit any Securities into a voting trust or enter into a voting agreement or similar arrangement or commitment with respect to any Securities; or (5) publicly disclose the intention to do any of the foregoing (each of the foregoing restrictions, the “Lock-Up Restrictions”).

(b) The Lock-Up Restrictions shall automatically terminate and cease to be effective on the date that is the one (1) year anniversary of the First Merger Effective Time. The period during which the Lock-Up Restrictions apply to the Securities shall be deemed the “Lock-Up Period” with respect thereto.

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(c) Such Company Securityholder agrees that the Lock-Up Restrictions preclude such Company Securityholder from engaging in any hedging or other transaction with respect to any then-subject Securities which is designed to, or which reasonably could be expected to lead to or result in, a sale or disposition of such Securities even if such Securities would be disposed of by someone other than such Company Securityholder. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Securities or with respect to any security that includes, relates to, or derives any significant part of its value from such Securities.

(d) Notwithstanding anything to the contrary in this Section 10.20, to the extent permitted by the terms of the Securities, such Company Securityholder may transfer any of the Securities (i) as a bona fide gift or gifts or charitable contribution(s), (ii) to any trust for the direct or indirect benefit of such Company Securityholder or the immediate family of such Company Securityholder, (iii) if such Company Securityholder is a corporation, partnership, limited liability company, trust or other business entity (1) to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act) of such Company Securityholder or (2) as distributions of shares of Parent Common Stock or any security convertible into or exercisable for Parent Common Stock to limited partners, limited liability company members or stockholders of such Company Securityholder or holders of similar equity interests in such Company Securityholder, (iv) if such Company Securityholder is a trust, to the beneficiary of such trust, (v) by testate succession or intestate succession, (vi) to any immediate family member, any investment fund, family partnership, family limited liability company or other entity controlled or managed by such Company Securityholder, (vii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (vi), (viii) to Parent in a transaction exempt from Section 16(b) of the Exchange Act upon a vesting event of the Securities or upon the exercise of options or warrants to purchase Parent Common Stock on a “cashless” or “net exercise” basis or to cover tax withholding obligations of such Company Securityholder in connection with such vesting or exercise (but for the avoidance of doubt, excluding all manners of exercise that would involve a sale in the open market of any securities relating to such options or warrants, whether to cover the applicable aggregate exercise price, withholding tax obligations or otherwise), (ix) acquired by such Company Securityholder in open market transactions after the First Merger Effective Time, (x) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Parent’s capital stock involving a change of control of Parent, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Securities shall remain subject to the restrictions contained in this Agreement, or (xi) pursuant to an order of a court or regulatory agency; provided, in the case of clauses (i)-(vii), that (A) such transfer shall not involve a disposition for value and (B) the transferee agrees in writing with Parent to be bound by the terms of this Section 10.20; and provided, further, in the case of clauses (i)-(x), no filing by any party under Section 16(a) of the Exchange Act shall be required or shall be made voluntarily in connection with such transfer. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

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(e) In addition, the foregoing restrictions shall not apply to (i) the exercise of stock options granted pursuant to equity incentive plans existing immediately following the First Merger Effective Time, including the “net” exercise of such options in accordance with their terms and the surrender of Parent Common Stock in lieu of payment in cash of the exercise price and any tax withholding obligations due as a result of such exercise (but for the avoidance of doubt, excluding all manners of exercise that would involve a sale in the open market of any securities relating to such options, whether to cover the applicable aggregate exercise price, withholding tax obligations or otherwise); provided, that it shall apply to any of the Securities issued upon such exercise, (ii) conversion or exercise of warrants into Parent Common Stock or into any other security convertible into or exercisable for Parent Common Stock that are outstanding as of the First Merger Effective Time (but for the avoidance of doubt, excluding all manners of conversion or exercise that would involve a sale in the open market of any securities relating to such warrants, whether to cover the applicable aggregate exercise price, withholding tax obligations or otherwise); provided, that it shall apply to any of the Securities issued upon such conversion or exercise; (iii) the establishment of any contract, instruction or plan (a “Plan”) that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act; provided, that no sales of the Securities shall be made pursuant to such a Plan prior to the expiration of the Lock-Up Period, and such a Plan may only be established if no public announcement of the establishment or existence thereof and no filing with the Securities and Exchange Commission or other regulatory authority in respect thereof or transactions thereunder or contemplated thereby, by such Company Securityholder, Parent or any other person, shall be required, and no such announcement or filing is made voluntarily, by such Company Securityholder or any other person, prior to the expiration of the applicable Lock-Up Period, or (iv) to a bona fide pledge of Securities that creates a mere security interest in the pledged Securities, provided, that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were the Company Securityholder making such pledge and no filing by any party under Section 16(a) of the Exchange Act shall be required or shall be made voluntarily in connection with such pledge. In furtherance of the foregoing, Parent and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Parent Common Stock if such transfer would constitute a violation or breach of this Agreement.

(f) For the avoidance of doubt, notwithstanding anything herein to the contrary, in the event of any conflict or inconsistency between the terms and provisions of this Section 10.20 and the terms and provisions of any Continuing Employee Agreement, the terms and provisions of the Continuing Employee Agreement shall control.

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

COMPANY:

PRECISION HEALING INC.

By:	/s/ W. David Lee
Name:	W. David Lee
Title:	Chief Executive Officer

PARENT:

SANARA MEDTECH INC.

By:	/s/ Michael D. McNeil
Name:	Michael D. McNeil
Title:	Chief Financial Officer

BUYER:

UNITED WOUND AND SKIN SOLUTIONS, LLC

By:	/s/ Michael D. McNeil
Name:	Michael D. McNeil
Title:	Chief Financial Officer

MERGER SUB I:

PH MERGER SUB I, INC.

By:	/s/ Michael D. McNeil
Name:	Michael D. McNeil
Title:	Chief Financial Officer

MERGER SUB II:

PH MERGER SUB II, LLC

By:	/s/ Michael D. McNeil
Name:	Michael D. McNeil
Title:	Chief Financial Officer

SECURITYHOLDERS’ REPRESENTATIVE:

FURNEAUX CAPITAL HOLDCO, LLC (DBA BLUEIO)

By:	/s/ Dave Furneaux
Name:	Dave Furneaux
Title:	Chief Executive Officer